  As filed with the Securities and Exchange Commission on March 26, 1996

                                                     REGISTRATION NO. 333-00147
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                            AMENDMENT NO. 3 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           HOST MARRIOTT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
       DELAWARE                      7011                    53-0085950
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
   INCORPORATION OR
     ORGANIZATION)


                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         CHRISTOPHER G. TOWNSEND, ESQ.
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000
             (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                   PLEASE SEND COPIES OF COMMUNICATIONS TO:
      BRUCE E. ROSENBLUM, ESQ.             NICHOLAS P. SAGGESE, ESQ.
          LATHAM & WATKINS           SKADDEN, ARPS, SLATE, MEAGHER & FLOM
   1001 PENNSYLVANIA AVENUE, N.W.,    300 SOUTH GRAND AVENUE, SUITE 3400
             SUITE 1300                      LOS ANGELES, CA 90071
     WASHINGTON, D.C. 20004-2505                (213) 687-5000
           (202) 637-2200

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           HOST MARRIOTT CORPORATION

                             CROSS REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

                                                 LOCATION OR HEADING IN THE PROSPECTUS
          FORM S-1 ITEM NUMBER AND CAPTION             OR REGISTRATION STATEMENT
          --------------------------------       -------------------------------------
  1. Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages    Inside Front and Outside Back Cover
      of Prospectus.............................  Page
  3. Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges..............  Prospectus Summary; Risk Factors;
                                                   Ratio of Earnings to Fixed Charges
                                                   (Inapplicable)
  4. Use of Proceeds............................  Use of Proceeds
  5. Determination of Offering Price............  *
  6. Dilution...................................  *
  7. Selling Security Holders...................  *
  8. Plan of Distribution.......................  Underwriting
  9. Description of Securities to be
      Registered................................  Description of Capital Stock
 10. Interests of Named Experts and Counsel.....  Legal Matters; Experts
 11. Information With Respect to the              Business and Properties; Legal
      Registrant................................   Proceedings; Price Range of Common
                                                   Stock and Dividends; Selected
                                                   Historical Financial Data;
                                                   Management's Discussion and
                                                   Analysis of Results of Operations
                                                   and Financial Condition; Pro Forma
                                                   Condensed Consolidated Financial
                                                   Data; Index to Financial
                                                   Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  *

--------
* Inapplicable

                               EXPLANATORY NOTE

  This Registration Statement is being filed with respect to the offering of 25,000,000 shares of common stock, $1.00 par value per share ("Common Stock"), of Host Marriott Corporation (the "Company") (and an additional 3,750,000 shares of Common Stock issuable upon exercise of the U.S. Underwriters' over-allotment option) in an underwritten public offering.

  The Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the U.S. and Canada of an aggregate of 20,000,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the U.S. and Canada of an aggregate of 5,000,000 shares of Common Stock (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical except for alternate front and back cover pages for the International Offering, which alternate pages appear immediately after the prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 26, 1996

PROSPECTUS
MARCH  , 1996

                               25,000,000 SHARES

               [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

  All of the shares of common stock, $1.00 par value per share (the "Common Stock"), offered hereby are being sold by Host Marriott Corporation (the "Company"). Of the 25,000,000 shares of Common Stock offered by the Company, 20,000,000 shares are being offered for sale in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 5,000,000 shares are being offered for sale outside the United States and Canada in a concurrent offering by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers. See "Underwriting."

  The Common Stock of the Company is traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "HMT." On March 25, 1996, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $12 7/8 per share. See "Price Range of the Common Stock and Dividends."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
                                              PRICE   UNDERWRITING    PROCEEDS
                                              TO THE  DISCOUNTS AND    TO THE
                                              PUBLIC COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share....................................  $           $             $
Total (3).................................... $          $             $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several U.S. Underwriters and International Managers (collectively, the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters an option exercisable within 30 days after the date hereof to purchase up to 3,750,000 additional shares of Common Stock, on the same terms and conditions as set forth above, at the Price to the Public, less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and
    Commissions, and Proceeds to the Company will be $    , $     and $    ,
    respectively. See "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in New York, New York on or about        , 1996.

DONALDSON, LUFKIN & JENRETTE
    SECURITIES CORPORATION
        GOLDMAN, SACHS & CO.

             SALOMON BROTHERS INC

                  SMITH BARNEY INC.

                        MONTGOMERY SECURITIES

                               BT SECURITIES CORPORATION

                                    SCHRODER WERTHEIM & CO.

[PHOTO]

The Marina Beach Marriott, featuring 372 rooms, was acquired through foreclosure and converted to a Marriott hotel in 1995.

[PHOTO]

The Washington Metro Center Marriott, featuring 456 rooms, was acquired and converted to a Marriott hotel in 1994.

[PHOTO]

The New York Marriott Marquis has 1,911 guestrooms and over 80,000 square feet of meeting space.

[PHOTO]

Located in the heart of New York's financial district, the 820-room Marriott World Trade Center hotel was acquired and converted to the Marriott brand in December 1995.

[PHOTO]

The San Francisco Marriott has 1,500 guestrooms and is directly adjacent to the Moscone Convention Center.

[PHOTO]

The Company recently acquired a controlling interest in the 1,355 room two tower San Diego Marriott Hotel and Marina.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE CHICAGO STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE, THE PHILADELPHIA STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, or the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and exhibits thereto. The Registration Statement, together with the exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" refers to Host Marriott Corporation and its subsidiaries and their combined operations. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the over-allotment option described in "Underwriting." References herein to "Smith Travel Research" are to industry data provided by Smith Travel Research. References herein to "Coopers & Lybrand" refer to the January 1996 Hospitality Directions Quarterly Research Journal published by Coopers & Lybrand LLP.

                                  THE COMPANY

  The Company is one of the largest owners of hotels in the world with 90 lodging properties as of December 29, 1995, primarily located in the United States. These properties generally are operated under Marriott brands and managed by Marriott International, Inc. ("Marriott International"), formerly a wholly owned subsidiary of the Company. The Marriott brand name is among the most respected and widely recognized brand names in the lodging industry. The Company's primary focus is on the acquisition of full-service lodging properties. During 1994 and 1995, the Company added 27 full-service hotels with approximately 11,300 rooms for an aggregate of approximately $915 million, bringing the Company's total full-service hotels to 55 at December 29, 1995. Based on data provided by Smith Travel Research, the Company believes that its full-service hotels consistently outperform the industry's average occupancy rate by a significant margin and averaged 75.5% occupancy for 1995 compared to 68.2% average occupancy for the upscale full-service segment of the lodging industry (the segment which is most representative of the Company's full-service hotels).

  The lodging industry as a whole, and the full-service hotel segment in particular, is benefiting from an improved supply and demand relationship in the United States. Management believes that recent demand increases have resulted primarily from an improved economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has greatly diminished. Management believes that this decrease in the supply growth rate in the full-service segment is attributable to many factors including the limited availability of attractive building sites for full-service hotels, the lack of available financing for new full-service hotel construction and the availability of existing full-service properties for sale at a discount to their replacement value. Due to the relatively high occupancy rates of the Company's hotels, the limited supply of new rooms and the recent increase in business travel, the managers of the Company's hotels have increased average daily room rates by primarily replacing certain discounted group business with higher-rated group and transient business and by selectively increasing room rates. As a result, on a comparable basis, room revenues per available room ("REVPAR") for full-service properties increased approximately 7% for 1995 over the comparable period for the prior year. Furthermore, because lodging property operations have a high fixed cost component, increases in REVPAR generally yield greater percentage increases in operating profit. Accordingly, the approximate 7% increase in REVPAR resulted in a 25% increase in comparable full-service hotel operating profit for 1995. The Company expects this supply/demand imbalance, particularly in the upscale full-service segment, to continue, which should result in improved REVPAR and operating profits at its hotel properties in the near term.

                               BUSINESS STRATEGY

  The Company's business strategy continues to focus on opportunistic acquisitions of full-service urban, convention and resort hotels primarily in the United States. The Company believes that the full-service segment of the market offers numerous opportunities to acquire assets at attractive multiples of cash flow and at substantial discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott brand. The Company believes this segment is very promising because:

  . There is virtually no new supply of upscale full-service hotel rooms currently under construction. According to Smith Travel Research, from 1988 to 1990, upscale full-service room supply increased an average of approximately 5% annually, which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1.7% from 1990 to 1995. Management believes that the lead time from conception to completion of a full-service hotel is generally five years or more in the types of markets the Company is principally pursuing, which will contribute to the continued low growth of supply. According to Coopers & Lybrand, hotel supply in the upscale full-service segment is expected to grow annually at 1.8% to 1.9% through 1998. Furthermore, because of the prolonged lead time for construction of new full-service hotels, management believes that growth in the full-service segment will continue to be limited at least through 2000.
  . Many desirable hotel properties are held by inadvertent owners such as banks, insurance companies and other financial institutions which are motivated and willing sellers. The Company has acquired several properties from these inadvertent owners at significant discounts to replacement cost.
  . Management believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotels to the Marriott brand. Nine of the 27 full-service hotels added in 1994 and 1995 were converted to the Marriott brand following their acquisition. These conversion properties (excluding the Marriott World Trade Center which was only partially open during 1995) experienced a 66.5% average occupancy rate during 1995 compared to an average occupancy rate of 75.5% for all of the Company's full-service hotels. The Company believes these nine conversion properties will experience improved operations as a result of increases in occupancy and room rates as the properties begin to benefit from Marriott's brand recognition, reservation system and group sales organization. The Company intends to pursue additional full-service hotel acquisitions, some of which may be conversion opportunities.

  The Company holds minority interests and serves as general partner in various partnerships that own, as of December 29, 1995, an aggregate of 262 additional properties, 42 of which are full-service properties, managed by Marriott International. Four of the properties added by the Company in the last two years were held by a partnership in which the Company holds a minority interest. As opportunities arise, the Company intends to pursue the acquisition of additional full-service hotels currently held by such partnerships and/or additional interests in such partnerships.

  The Company believes it is well qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to evaluating and acquiring hotel assets. In addition, the Company is well positioned to convert acquired properties to the high-quality Marriott brand name due to its relationship with Marriott International. For a description of the Company's relationship with Marriott International, see "Relationship Between the Company and Marriott International."

           RECENT ACQUISITIONS, PENDING ACQUISITIONS AND DIVESTITURES

  During 1994, the Company added 18 full-service hotels with approximately 7,400 rooms (including the Springfield Radisson Hotel, a 199-room hotel subsequently sold in 1995) for approximately $525 million. In 1995, the Company acquired nine full-service hotels with approximately 3,900 rooms in separate transactions for approximately $390 million. In 1996, through the date hereof, the Company has acquired one full-service hotel (374 rooms), controlling interests in three additional properties (2,269 rooms), one of which is currently under construction and is scheduled to be completed during the third quarter of 1996, and an 83% interest in the mortgage loans secured by a 250-room full-service property. See "Business and Properties--1996 Acquisitions." The Company has also entered into agreements to purchase two full-service properties (608 rooms) for approximately $51 million and a controlling interest in one full-service property (400 rooms) for approximately $18 million (together, the "Pending Acquisitions"). See "Business and Properties--Pending Acquisitions."

  Consistent with its strategy of focusing on the full-service segment of the lodging industry, the Company sold 26 of its 30 Fairfield Inns and all of its 14 senior living communities in 1994. In addition, the Company sold (subject to a leaseback) 37 Courtyard by Marriott ("Courtyard") properties to an unrelated real estate investment trust (the "REIT") in 1995. In 1995, the Company also sold its remaining four Fairfield Inns and the 199-room Springfield Radisson Hotel (which was acquired as part of a portfolio of lodging properties by the Company in 1994). Management believes that all of these sales were made at valuations that were attractive to the Company. In February 1996, the Company entered into an agreement with the REIT to sell and lease back 16 Courtyard properties and 18 Residence Inns (the "Pending Dispositions") for $349 million (10% of which would be deferred). The Pending Dispositions should be completed in the first and second quarters of 1996 and the Company intends to reinvest the proceeds in the acquisition of full-service lodging properties. See "Business and Properties--Pending Dispositions."

                                SPECIAL DIVIDEND

  The Company previously operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions (the "Operating Group"). On December 29, 1995, the Company distributed to its shareholders through a special dividend (the "Special Dividend") all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a wholly owned subsidiary of the Company, which, as of the date of the Special Dividend, owned and operated the Operating Group business. The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company Common Stock held by such shareholders on the record date of December 22, 1995.

  The Special Dividend was designed to separate two types of businesses with distinct financial, investment and operating characteristics and to allow each business to adopt strategies and pursue objectives appropriate to its specific needs. The Special Dividend (i) facilitates the development of employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business, (ii) enables the management of each company to concentrate its attention and financial resources on the core businesses of such company, and (iii) permits investors to make more focused investment decisions based on the specific attributes of each of the two businesses.

                                 THE OFFERINGS

Common Stock Offered
  U.S. Offering..........................  20.0 million shares
  International Offering.................   5.0 million shares
    Total................................  25.0 million shares(1)
Common Stock to be Outstanding after the
 Offerings............................... 184.7 million shares(1)(2)
NYSE Trading Symbol...................... HMT
Use of Proceeds.......................... For the acquisition of lodging properties and for general corporate
                                          purposes

--------
(1) Assumes no exercise of the over-allotment option granted to the Underwriters by the Company.
(2) Based on the number of shares of Common Stock outstanding on December 29, 1995. Does not include (i) up to 10.0 million shares of Common Stock subject to options held by current and former executive officers and certain employees of the Company, having a weighted average exercise price of $3.92 per share (certain of which options are subject to vesting requirements), (ii) up to 2.0 million shares of Common Stock held by current and former executive officers and certain employees under deferred stock incentive plans (certain of which shares are subject to vesting requirements), (iii) up to 7.5 million shares of Common Stock, issuable upon exercise of warrants having a current exercise price of $8.00 per share, issued or reserved for issuance by the Company to certain plaintiffs as part of a settlement of a class action suit, and (iv) up to 2.1 million restricted stock plan shares under the Comprehensive Stock Incentive Plan, approved by the Board of Directors in February 1996. See "Description of Capital Stock--Warrants" and "Management--Executive Officer Compensation."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents summary consolidated historical and pro forma financial data of the Company for the fiscal years ended December 29, 1995 and December 30, 1994. The historical financial data provided herein is derived from the Consolidated Financial Statements of the Company included in this Prospectus and the unaudited pro forma financial data provided herein is derived from the Pro Forma Condensed Consolidated Financial Data of the Company included in this Prospectus and includes the effect of the acquisitions, dispositions, bond offerings and Special Dividend discussed in this Prospectus. The pro forma financial data set forth below may not necessarily be indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The information presented below should be read in conjunction with the Company's audited Consolidated Financial Statements and Notes thereto, the "Selected Historical Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and the "Pro Forma Condensed Consolidated Financial Data" included elsewhere herein. The Company's fiscal year ends on the Friday closest to December 31.

                                       HISTORICAL           PRO FORMA(1)
                                      -------------  --------------------------
                                      FISCAL YEAR           FISCAL YEAR
                                      1995    1994     1995         1994
                                      -----  ------  --------      ------
                                                   (IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues........................... $ 484  $  380     $565         $504
  Operating profit before minority
   interest, corporate expenses and
   interest..........................   114     152      114          152
  Minority interest..................     2       1        2            1
  Corporate expenses.................    36      31       36           31
  Interest expense...................   178     165      209          180
  Interest income....................    27      29       28           25
  Loss from continuing operations....   (62)    (13)     (82)         (25)
  Net loss(2)........................  (143)    (25)     N/A          N/A
OTHER DATA:
  EBITDA(3)..........................  $311  $  269     $306         $258
  Depreciation and amortization......   122     113      120          111
  Cash from continuing operations....   110      75      N/A          N/A
  Cash used in investing activities
   from continuing operations .......  (156)   (135)     N/A          N/A
  Cash from financing activities from
   continuing operations.............   204      24      N/A          N/A
  Ratio of earnings to fixed
   charges(4)........................   --      --       N/A          N/A
  Deficiency of earnings to fixed
   charges...........................    70      12      N/A          N/A

                                                  AS OF DECEMBER 29, 1995
                                             ----------------------------------
                                                       PRO        PRO FORMA
                                             ACTUAL  FORMA(5) AS ADJUSTED(5)(6)
                                             ------  -------- -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents..........        $  201   $  387       $  694
  Total assets.......................         3,557    3,805        4,112
  Total debt.........................         2,178    2,384        2,384
  Shareholders' equity...............           675      675          982


                                                   (footnotes on following page)

                               HOTEL PERFORMANCE

  The following table sets forth key performance statistics of the Company's properties:

                                                         FISCAL YEAR
                                                     --------------------------
                                                      1995       1994
                                                     -------    -------
COMPARABLE FULL-SERVICE HOTELS(7)
 Number of properties...............................      25         25
 Number of rooms....................................  12,881     12,869
 Average daily rate................................. $113.08    $103.53
 Occupancy %........................................   76.6%      77.9%
 REVPAR(8)..........................................  $86.56     $80.69
 REVPAR % change....................................    7.3%        --
TOTAL FULL-SERVICE HOTELS
 Number of properties...............................      55         41
 Number of rooms....................................  25,932     19,492
 Average daily rate................................. $110.30(9) $102.82(10)
 Occupancy %........................................   75.5%(9)   77.4%(10)
 REVPAR(8)..........................................  $83.32(9)  $79.61(10)
 REVPAR % change....................................    4.7%(9)     --
COURTYARD HOTELS (54 properties with 7,940
 rooms)(11)
 Average daily rate.................................  $73.99     $68.86
 Occupancy %........................................   80.5%      80.4%
 REVPAR(8)..........................................  $59.54     $55.37
 REVPAR % change....................................    7.5%        --
RESIDENCE INNS (18 properties with 2,178 rooms)
 Average daily rate.................................  $85.07     $79.58
 Occupancy %........................................   86.6%      85.6%
 REVPAR(8)..........................................  $73.69     $68.12
 REVPAR % change....................................    8.2%        --

--------
 (1) Pro forma for the 1994 addition of 18 full-service properties (one of which was sold in December 1995), the 1994 sale of 14 senior living communities, the 1994 sale of 26 Fairfield Inns, the 1995 acquisition of eight full-service properties (excluding the Marriott World Trade Center), the 1995 sale/leaseback of 37 Courtyard properties, the 1995 sale of the four remaining Fairfield Inns, the May 1995 Debt Offering (as defined herein), the December 1995 Debt Offering (as defined herein), the 1996 acquisition of a controlling interest in the San Diego Marriott Hotel and Marina, the 1996 acquisition of the Toronto Delta Meadowvale, the 1996 purchase of an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites, the Pending Acquisitions and the Pending Dispositions. See "Pro Forma Condensed Consolidated Financial Data."
 (2) For fiscal years 1995 and 1994, the Company recorded extraordinary losses on the extinguishment of debt of $20 million and $6 million, respectively, after taxes. For fiscal years 1995 and 1994, the Company recorded a loss from discontinued operations of $61 million and $6 million, respectively, after taxes.
 (3) EBITDA consists of the sum of consolidated net income (loss) from continuing operations, interest expense, income taxes, depreciation and amortization and certain other noncash charges (principally noncash write-downs of lodging properties and equity in earnings of affiliates, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.
 (4) The ratio of earnings to fixed charges is computed by dividing income
     (loss) from continuing operations before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $122 million for fiscal year 1995, and $113 million for fiscal year 1994.
 (5) Pro forma for the 1996 acquisition of a controlling interest in the San Diego Marriott Hotel and Marina, the 1996 acquisition of the Toronto Delta Meadowvale, the 1996 purchase of an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites, the Pending Acquisitions and the Pending Dispositions. See "Pro Forma Condensed Consolidated Financial Data."
 (6) As further adjusted to give effect to the Offerings.
 (7) Consists of the 25 properties owned by the Company for all of 1995 and 1994, except for the 255-room Elk Grove Suites hotel, which is leased to a national hotel chain through 1997 and the Sacramento property, which is operated as an independent hotel.
 (8) REVPAR represents room revenues generated per available room and excludes food and beverage and other ancillary revenues generated by the property.
 (9) Excludes the 820-room Marriott World Trade Center acquired in the last week of 1995.
(10) Excludes six properties acquired in the last two weeks of fiscal year 1994 and the Detroit Airport Marriott included in the Special Dividend.
(11) Includes the 37 properties which the Company sold (subject to a leaseback) to the REIT in 1995.

                              CORPORATE STRUCTURE

  The chart below presents the organizational corporate structure of Host Marriott and certain of its subsidiaries, after giving effect to the Special Dividend (including the Company's properties and other material investments as of March 15, 1996).

                          [FLOW CHART APPEARS HERE]


(1) Excludes one full-service property under construction located in Mexico City, Mexico.

(2) During February 1996, the Company entered into an agreement to sell and lease back 16 of the 17 Courtyard properties and 18 Residence Inns. See "Business and Properties--Pending Dispositions."
(3) Excludes one Residence Inn under construction in Arlington (Pentagon City), Virginia, which the Company will retain.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY

  The Company has substantial indebtedness. As of December 29, 1995, on a pro forma basis as adjusted to give effect to the Offerings, the Company had consolidated debt of $2.4 billion, representing 71% of its total capitalization on a pro forma basis. The Company's business is capital intensive, and the Company will have significant capital requirements in the future. The Company's leverage could affect its ability to obtain financing in the future or to undertake refinancings on terms and subject to conditions deemed acceptable by the Company.

  In the event that the Company's cash flow and working capital are not sufficient to fund the Company's expenditures or to service its indebtedness, the Company would be required to raise additional funds through the sale of additional equity securities, the refinancing of all or part of its indebtedness, the incurrence of additional permitted indebtedness, or the sale of assets. There can be no assurance that any of these sources of funds would be available in amounts sufficient for the Company to meet its obligations. Moreover, even if the Company were able to meet its obligations, its leveraged capital structure could significantly limit its ability to finance its acquisition program and other capital expenditures, to compete effectively or to operate successfully under adverse economic conditions.

POTENTIAL ADVERSE CONSEQUENCES OF DEBT FINANCING

  The indentures relating to senior notes issued by certain of the Company's subsidiaries contain financial and operating covenants, including, but not limited to, restrictions on the ability of such subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions to the Company, create liens, sell assets, enter into certain transactions with affiliates, and enter into certain mergers and consolidations. In addition, the new $225 million revolving line of credit with Marriott International (the "New Line of Credit") imposes certain restrictions on the ability of the Company and certain other subsidiaries to incur additional debt, create liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends and repurchase their common stock. The above restrictions may limit the Company's ability to secure additional financing, and may prevent the Company from engaging in transactions that might otherwise be beneficial to the Company and to holders of Common Stock.

RISKS OF ACQUISITION STRATEGY

  The Company intends to pursue a strategy of growth through the opportunistic acquisition of full-service urban, convention and resort hotels primarily in the United States. There can be no assurance that the Company will find suitable properties for acquisition. The Company incurs certain costs in connection with the acquisition of new properties and may be required to provide significant capital expenditures for conversions and upgrades when acquiring a property operating as other than a Marriott-brand property. See "Business and Properties--Hotel Lodging Properties--Hotels, Resorts and Suites." There can be no assurance that any of the properties the Company may acquire will be profitable following such acquisition. The acquisition of a property that is not profitable, or the acquisition of a property that results in significant unanticipated conversion costs, could adversely affect the Company's profitability. The Company expects to finance new acquisitions from a combination of the proceeds of the Offerings and, to the extent available, funds from operations, other indebtedness and proceeds from the sale of limited-service properties. Depending on the number, size and timing of such transactions, the Company may in the future require additional financing in order to continue to make acquisitions. There is no assurance that such additional financing, if any, will be available to the Company on acceptable terms.

COMPETITION AND RISKS OF THE LODGING INDUSTRY

  The Company's hotels generally operate in areas that contain numerous other competitors. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the location of the Company's hotels. Furthermore, there can be no assurance that, in the markets in which the Company's hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not enter such markets.

  During the 1980s, construction of lodging facilities in the United States resulted in an excess supply of available rooms. This over-supply had an adverse effect on occupancy levels and room rates in the industry. Although the current outlook for the industry has improved, there can be no assurance that in the future, the lodging industry, including the Company and its hotels, will not be adversely affected by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) seasonality of the hotel business, (iv) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (v) the availability of credit. Hotel investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to respond to changes in economic or other conditions.

POTENTIAL CONFLICTS WITH MARRIOTT INTERNATIONAL

  The interests of the Company and Marriott International may potentially conflict due to the ongoing relationships between the companies. In addition, the Company and Marriott International share two common directors--J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and also serves as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as certain other officers and directors of Marriott International and the Company, also own shares (and/or options or other rights to acquire shares) in both companies. With respect to the various contractual arrangements between the two companies, the potential exists for disagreement as to the quality of services provided by Marriott International and as to contract compliance. Any such disagreements between the Company and Marriott International could adversely affect the performance of one or more of the Company's hotels. Additionally, the possible desire of the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreement with Marriott International with respect to such property. Any such modification proposed by the Company may not be acceptable to Marriott International, and the lack of consent from Marriott International could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company. Any such actions by Marriott International could adversely impact one or more of the Company's hotels. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and Marriott International to result in a mutually productive relationship. Moreover, appropriate policies and procedures are followed by the Board of Directors of each of the companies to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Marriott International (or as directors of any of their subsidiaries) on certain matters which present a conflict between the companies. For a description of the Company's relationship with Marriott International, see "Relationship Between the Company and Marriott International."

RISKS INVOLVED IN INVESTMENTS THROUGH PARTNERSHIPS OR JOINT VENTURES

  Historically, the Company has served as a general or limited partner in hotel partnerships, which typically owned a number of hotel properties and involved numerous limited partners. More recently, the Company's joint venture arrangements have been focused on one or a small number of properties, and have involved only a few partners, which could include the manager or former owners of such hotels. In the future, the Company intends selectively to use joint venture arrangements to acquire properties and may consider acquiring full or controlling interests in partnerships in which it currently holds general or limited partner interests. Joint venturers may have certain rights over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company, or be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotel properties owned by the joint venture to additional risk. Although the Company will seek to maintain sufficient control of any joint venture to permit the Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Company's consent. Additionally, should a joint venture partner become bankrupt, the Company could, in certain circumstances, become liable for such partner's share of joint venture liabilities.

POTENTIAL ANTITAKEOVER EFFECT OF PROVISIONS IN COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  The Company's Restated Certificate of Incorporation and Bylaws each contain provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight, or otherwise, that is not approved by the Board of Directors. Provisions that may have an antitakeover effect include (i) a staggered board of directors with three separate classes, (ii) a super-majority vote requirement for removal or filling of vacancies on the Board of Directors and for amendment to the Company's Restated Certificate of Incorporation and Bylaws, (iii) a prohibition on shareholder action by written consent and (iv) super-majority voting requirements for approval of mergers and other business combinations involving the Company and interested shareholders. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law requiring super-majority approval for certain business combinations. The Company has also adopted a shareholder rights plan which may discourage or delay a change in control of the Company. Certain indebtedness issued by subsidiaries of the Company also have change of control provisions that would require such indebtedness to be repurchased in the event of a change of control which also may have the effect of discouraging or delaying a change in control of the Company. Finally, the Company has granted Marriott International, for a period expiring in October 2003, the right to purchase up to 20% of each class of the then outstanding voting stock of the Company at the fair market value thereof upon the occurrence of certain specified events, generally involving changes in control of the Company (the "Marriott International Purchase Right"). The Marriott International Purchase Right may have certain antitakeover effects with respect to the Company. Any person considering acquiring a substantial or controlling block of Common Stock would face the possibility that its ability to exercise control would be impaired by Marriott International's 20% ownership resulting from exercise of the Marriott International Purchase Right. It is also possible that the exercise price of the Marriott International Purchase Right would be lower than the price at which a potential acquirer might be willing to purchase a 20% block of shares of Common Stock because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of the takeover event. This potential price difference may have a further antitakeover effect of discouraging potential acquirers of the Company. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right" and "Description of Capital Stock--Rights and Junior Preferred Stock."

UNCERTAINTY AS TO MARKET PRICE OF THE COMMON STOCK

  Because the market price of Common Stock is subject to fluctuation, the market value of the shares of Common Stock may increase or decrease prior to and following the consummation of the Offering. There can be no assurance that at or after the consummation of the Offering the shares of Common Stock will trade at the prices at which such shares have traded in the past. The prices at which the Common Stock trades after the consummation of the Offering may be influenced by many factors, including the liquidity of the Common Stock, investor perceptions of the Company and the real estate industry, the operating results of the Company and its subsidiaries, the Company's dividend policy, and general economic and market conditions.

HISTORY OF LOSSES

  The Company has sustained losses from continuing operations of $13 million and $62 million during 1994 and 1995, respectively. The Company's losses have resulted principally from depreciation, interest expense and write downs of the carrying values of certain assets to their estimated sales values. There can be no assurance that the Company will not continue to experience losses from operations in the future. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                  THE COMPANY

  The Company is one of the largest owners of lodging properties in the world. The Company's lodging properties (90 as of December 29, 1995) are generally operated under Marriott brands and managed by Marriott International, formerly a wholly owned subsidiary of the Company. The Company is the largest owner of hotels operated under Marriott brands. The Company also holds minority interests in various partnerships that own in the aggregate as of December 29, 1995, 262 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (primarily Marriott Hotels, Resorts and Suites), moderate-priced (Courtyard by Marriott), and extended-stay (Residence Inn). These Marriott brands are among the most respected and widely recognized in the lodging industry.

  The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland, 20817, and its telephone number is (301) 380-9000. The Company was incorporated under the laws of the State of Delaware in 1929.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated
expenses of the Offerings, are estimated to be approximately $   million
(approximately $   million if the Underwriters' over-allotment option is
exercised in full) based on the last reported sale price per share of Common Stock on the NYSE Composite Tape on March 25, 1996. The Company expects to use the net proceeds from the Offerings to fund future acquisitions of primarily full-service lodging properties or related assets and for general corporate purposes.

                                DIVIDEND POLICY

  The Company intends to retain future earnings, if any, for use in its business and does not currently anticipate paying any regular cash dividends on Common Stock. In addition, the New Line of Credit contains restrictions on the payment of dividends on Common Stock and the Company's subsidiaries are subject to certain agreements that limit their ability to pay dividends to the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company as of December 29, 1995, (ii) the pro forma capitalization of the Company as of December 29, 1995, after giving effect to the transactions described in the "Pro Forma Condensed Consolidated Financial Data" and (iii) pro forma capitalization of the Company as of December 29, 1995 further adjusted to reflect the effects of the Offerings, after deduction of estimated expenses and underwriting discounts and commissions, at an assumed public offering price of $12 7/8 per share. The capitalization of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, the "Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition," each contained elsewhere herein.

                                                   AS OF DECEMBER 29, 1995
                                              ----------------------------------
                                                                    PRO FORMA
                                              ACTUAL PRO FORMA(1) AS ADJUSTED(2)
                                              ------ ------------ --------------
                                                   (UNAUDITED, IN MILLIONS)
Cash and cash equivalents.................... $  201    $  387        $  694
                                              ======    ======        ======
Debt......................................... $2,178    $2,384        $2,384
Shareholders' equity.........................    675       675           982
                                              ------    ------        ------
  Total capitalization....................... $2,853    $3,059        $3,366
                                              ======    ======        ======

--------
(1) Pro Forma for 1996 acquisition of a controlling interest in the San Diego Marriott Hotel and Marina, the 1996 acquisition of the Toronto Delta Meadowvale, the 1996 purchase of an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites, the Pending Acquisitions and the Pending Dispositions. See "Pro Forma Condensed Consolidated Financial Data."
(2) As further adjusted to give effect to the Offerings.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company reflect the following transactions for the fiscal year ended December 29, 1995 and the fiscal year ended December 30, 1994, as if such transactions had been completed at the beginning of each period:

  . 1996 acquisition of a controlling interest in the San Diego Marriott
    Hotel and Marina
  . 1996 acquisition of the Toronto Delta Meadowvale
  . 1996 acquisition of an 83% interest in the mortgage loans secured by the
    Newport Beach Marriott Suites
  . Consummation of the Pending Acquisitions
  . Consummation of the Pending Dispositions
  . 1995 acquisition of eight full-service hotel properties (see discussion below)
  . 1995 sale/leaseback of 37 Courtyard properties
  . 1995 sale of the Company's remaining four Fairfield Inns
  . May 1995 Debt Offering
  . December 1995 Debt Offering
  . 1994 addition of 18 full-service hotel properties
  . 1994 sale of 14 senior living communities
  . 1994 sale of 26 Fairfield Inns

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company reflects the first quarter 1996 acquisition of a controlling interest in the San Diego Marriott Hotel and Marina, the first quarter 1996 acquisition of the Toronto Delta Meadowvale, the first quarter 1996 purchase of an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites, the consummation of the Pending Acquisitions and the Pending Dispositions, as if such transactions had been completed on December 29, 1995.

  During the first quarter of 1996, the Company acquired the Toronto Delta Meadowvale, a controlling interest in the San Diego Marriott Hotel and Marina and an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites. In February 1996, the Company entered into an agreement with the REIT to sell and lease back 16 Courtyard properties and 18 Residence Inns, the Pending Dispositions. See "Business and Properties--Pending Dispositions."

  The Company has also entered into agreements to purchase two full-service hotel properties and a controlling interest in one full-service hotel property. These transactions comprise the Pending Acquisitions.

  During 1995, the Company acquired nine full-service hotel properties. The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any pro forma adjustments related to the New York Vista Hotel (renamed the Marriott World Trade Center) due to the suspension of hotel operations and the renovation of the hotel as a result of extensive damage from an explosion on February 26, 1993. Because the hotel did not resume full operations until mid-1995, the historical operations of the hotel during the periods presented are not meaningful.

  During 1994, the Company added 18 full-service hotels to its lodging portfolio (one of which was subsequently sold in 1995), including two hotels for which a subsidiary of the Company provided 100% nonrecourse financing to an affiliate of the Company for the acquisition of the hotels (which the Company treats as owned for accounting purposes).

  During 1994, the Company sold all 14 of its senior living communities and 26 of its 30 Fairfield Inns. During 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT, and the Company sold its four remaining Fairfield Inns.

  HMH Properties, Inc. ("HMH Properties"), an indirect wholly owned subsidiary of the Company, issued $600 million of debt (the "Properties Notes") in May 1995 (the "May 1995 Debt Offering"). The Properties Notes were issued at par and carry a 9.5% interest rate with a final maturity of May 2005. The net proceeds to the Company were used to defease, and subsequently redeem, bonds which carried a weighted average interest rate of 10.4%, and to pay down a portion of the line of credit with Marriott International. Additionally, the Company replaced its $630 million line of credit with Marriott International with the New Line of Credit.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers (the "December 1995 Debt Offering"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. The proceeds were utilized to repay in full the $210 million of outstanding borrowings under, and terminate, Acquisitions' $230 million revolving credit facility (the "Revolver"), to acquire one full-service hotel in the fourth quarter of 1995 and the Toronto Delta Meadowvale in the first quarter of 1996, and to finance future acquisitions of full-service hotel properties, including one of the Pending Acquisitions.

  During 1995, the Company sold the 199-room Springfield Radisson Hotel which was acquired as part of a portfolio of lodging properties by the Company in 1994. No adjustment has been reflected in the accompanying Pro Forma Condensed Consolidated Statements of Operations due to the immateriality of the operating results for this property.

  The "Historical" column in the accompanying Pro Forma Condensed Consolidated Statements of Operations excludes the results of the Operating Group, which are considered discontinued operations.

  The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited Pro Forma Condensed Consolidated Financial Data and Notes thereto should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere herein.

                           HOST MARRIOTT CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                   AS OF DECEMBER 29, 1995
                                               ---------------------------------
                                               HISTORICAL ADJUSTMENTS  PRO FORMA
                                               ---------- -----------  ---------
ASSETS
Property and Equipment........................   $2,882      $245 (A)   $2,894
                                                               69 (B)
                                                             (302)(C)
Notes and Other Receivables...................      210        18 (A)      228
Due from Hotel Managers.......................       72       --            72
Investments in Affiliates.....................       26       (12)(A)       14
Other Assets..................................      166         9 (A)      210
                                                               35 (C)
Cash and Cash Equivalents.....................      201       (54)(A)      387
                                                              (68)(B)
                                                              308 (C)
                                                 ------      ----       ------
                                                 $3,557      $248       $3,805
                                                 ======      ====       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a parent company guarantee of
   repayment..................................   $  262      $--        $  262
  Debt not carrying a parent company guarantee    1,916
   of repayment...............................                206 (A)    2,122
                                                 ------      ----       ------
                                                  2,178       206        2,384
Accounts Payable and Accrued Expenses.........       52       --            52
Deferred Income Taxes.........................      504       --           504
Other Liabilities.............................      148         1 (B)      190
                                                               41 (C)
                                                 ------      ----       ------
    Total Liabilities.........................    2,882       248        3,130
                                                 ------      ----       ------
Shareholders' Equity
  Common Stock................................      160       --           160
  Additional Paid-in Capital..................      499       --           499
  Retained Earnings...........................       16       --            16
                                                 ------      ----       ------
    Total Shareholders' Equity................      675       --           675
                                                 ------      ----       ------
                                                 $3,557      $248       $3,805
                                                 ======      ====       ======


    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                FISCAL YEAR 1995
                                  ---------------------------------------------
                                                          ACQUISITION
                                             DISPOSITION    & OTHER
                                  HISTORICAL ADJUSTMENTS  ADJUSTMENTS PRO FORMA
                                  ---------- -----------  ----------- ---------
Revenues
  Hotels........................    $ 474       $  (1)(D)     $30 (E)   $ 553
                                                               11 (F)
                                                               39 (G)
  Other.........................       10         --            2 (G)      12
                                    -----       -----         ---       -----
                                      484          (1)         82         565
                                    -----       -----         ---       -----
Operating costs and expenses
  Hotels........................      281          (1)(D)      17 (E)     362
                                                   10 (H)       6 (F)
                                                   26 (I)      23 (G)
  Other.........................       89          --          --          89
                                    -----       -----         ---       -----
                                      370          35          46         451
                                    -----       -----         ---       -----
Operating profit................      114         (36)         36         114
Minority interest...............       (2)         --          --          (2)
Corporate expenses..............      (36)         --          --         (36)
Interest expense................     (178)          4 (J)      (3)(E)    (209)
                                                              (18)(G)
                                                                3 (K)
                                                              (17)(L)
Interest income.................       27          --           1 (G)      28
                                    -----       -----         ---       -----
Income (loss) from continuing
 operations before income taxes
 and extraordinary item.........      (75)        (32)          2        (105)
(Provision) benefit for income
 taxes..........................       13          11 (M)      (1)(M)      23
                                    -----       -----         ---       -----
Income (loss) from continuing
 operations before extraordinary
 item...........................    $ (62)      $ (21)        $ 1       $ (82)
                                    =====       =====         ===       =====
Loss per common share from con-
 tinuing operations.............    $(.39)                              $(.52)
                                    =====                               =====
Weighted average shares out-
 standing.......................    158.3                               158.3
                                    =====                               =====
EBITDA(R).......................    $ 311                               $ 306
Depreciation and amortization...      122                                 120

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                FISCAL YEAR 1994
                                  ---------------------------------------------
                                                          ACQUISITION
                                             DISPOSITION    & OTHER
                                  HISTORICAL ADJUSTMENTS  ADJUSTMENTS PRO FORMA
                                  ---------- -----------  ----------- ---------
Revenues
  Hotels........................    $ 338       $ (2)(D)      $41 (E)  $  474
                                                 (10)(N)       11 (F)
                                                               35 (G)
                                                               61 (O)
  Other.........................       42        (14)(P)        2 (G)      30
                                    -----       ----          ---      ------
                                      380        (26)         150         504
                                    -----       ----          ---      ------
Operating costs and expenses
  Hotels........................      198         (1)(D)       24 (E)     327
                                                  27 (H)        7 (F)
                                                  25 (I)       21 (G)
                                                  (3)(N)       29 (O)
  Other.........................       30         (5)(P)      --           25
                                    -----       ----          ---      ------
                                      228         43           81         352
                                    -----       ----          ---      ------
Operating profit................      152        (69)          69         152
Minority interest...............       (1)       --           --           (1)
Corporate expenses..............      (31)       --           --          (31)
Interest expense................     (165)        34 (J)       (5)(E)    (180)
                                                   1 (P)      (15)(G)
                                                                5 (K)
                                                              (32)(L)
                                                               (3)(O)
Interest income.................       29        --            (5)(O)      25
                                                                1 (G)
                                    -----       ----          ---      ------
Income (loss) from continuing
 operations before income taxes
 and extraordinary item.........      (16)       (34)          15         (35)
(Provision) benefit for income
 taxes..........................        3         12 (M)       (5)(M)      10
                                    -----       ----          ---      ------
Income (loss) from continuing
 operations before extraordinary
 item...........................    $ (13)      $(22)         $10      $  (25)
                                    =====       ====          ===      ======
Income (loss) per common share
 from continuing operations.....    $(.09)                             $ (.16)
                                    =====                              ======
Weighted average shares
 outstanding....................    151.5                     1.0 (Q)   152.5
                                    =====                     ===      ======
EBITDA(R).......................    $ 269                              $  258
Depreciation and amortization...      113                                 111

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                FINANCIAL DATA

A. Represents the adjustment to record the 1996 acquisition of the San Diego Marriott Hotel and Marina, the Toronto Delta Meadowvale and an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites as follows:

   --Record property and equipment of $245 million
   --Record the purchase of a mortgage loan securing one full-service property for $18 million
   --Record the mortgage debt of $206 million for one full-service property --Record the use of cash of $54 million for the acquisition cost
   --Record the elimination of the prior investment of $12 million in a partnership
   --Record the property improvement and debt service escrow funds of $9 million for one full-service property

B. Represents the adjustment to record the Pending Acquisitions as follows:

   --Record property and equipment of $69 million

   --Record the use of cash of $68 million for the acquisition cost
   --Record the minority interest of $1 million for the partner of the joint venture acquiring one full-service property

   See "Business and Properties--Pending Acquisitions."

C. Represents the adjustment to record the Pending Dispositions as follows:

   --Reduce property and equipment by the net book value of assets sold of
     $302 million
   --Record the net cash proceeds of $308 million
   --Record the deferred proceeds of $35 million
   --Record the deferred gain of $41 million

   See "Business and Properties--Pending Dispositions."

D. Represents the adjustment to eliminate the revenues and the operating costs for the 1995 sale of the four remaining Fairfield Inns.

E. Represents the adjustment to reflect the incremental increase in revenue, operating costs and secured debt interest expense for the 1995 acquisition of eight full-service properties, as if they were added at the beginning of the applicable period. On February 26, 1993, an explosion caused damage to the structure and interior of the New York Vista Hotel, as well as the adjoining World Trade Center complex. As a result of the damage, all hotel operations were suspended and the hotel underwent extensive renovation. Because the hotel did not resume full operations until mid-1995, the historical operations of the hotel during the periods presented are not meaningful and the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any adjustments related to the hotel.

F. Represents the adjustment to record the revenue and operating costs for the Pending Acquisitions, including depreciation expense reflecting the Company's basis in the assets and the incremental management fees as a result of the new management agreements that will be entered into in conjunction with the transactions.

G. Represents the adjustment to record the revenue, operating costs, secured debt interest expense and interest income for the first quarter 1996 acquisition of the Toronto Delta Meadowvale, the purchase of a controlling interest in the San Diego Marriott Hotel and Marina, and the purchase of an 83% interest in the mortgage loans secured by the Newport Beach Marriott Suites.

H. Represents the net adjustment to eliminate the depreciation expense and record the incremental lease expense for the 1995 sale/leaseback of the 37 Courtyard properties.

I. Represents the net adjustment to eliminate the depreciation expense and record the incremental lease expense for the Pending Dispositions.

J. Represents the adjustment to reduce interest expense for the redemption of senior notes of Host Marriott Hospitality, Inc. (the "Hospitality Notes") with the net sales proceeds from the 26 Fairfield Inns, 14 senior living communities and 21 Courtyard properties.

K. Represents the adjustment to reduce interest expense to reflect the decrease in interest rates as a result of the issuance of the Properties Notes and the decrease in commitment fees as a result of the New Line of Credit. Extraordinary losses of approximately $17 million, after taxes, related to the 1995 redemption of certain of the Hospitality Notes are not reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations.

L. Represents the adjustment to interest expense to eliminate the interest expense and related amortization of deferred financing fees for the Revolver, and to record the interest expense and related amortization of deferred financing fees as a result of the issuance of the Acquisitions Notes.

M. Represents the income tax impact of pro forma adjustments at statutory rates.

N. Represents the adjustment to eliminate the revenues and the operating costs for the 26 Fairfield Inns sold during 1994.

O. Represents the adjustment to reflect the incremental increase in revenue, operating costs and the secured debt interest expense for the 1994 addition of 18 full-service properties, mainly utilizing proceeds from the January 1994 issuance of Common Stock by the Company and the Revolver, and the related decrease in interest income.

P. Represents the adjustments to eliminate the revenues, operating costs and the secured debt interest expense for the 14 senior living communities sold during 1994.

Q. Represents the adjustment to increase the weighted average number of common shares outstanding assuming the January 1994 issuance of common stock by the Company occurred as of January 1, 1994.

R. EBITDA consists of the sum of consolidated net income (loss) from continuing operations, interest expense, income taxes, depreciation and amortization and certain other noncash charges (principally noncash write-downs of lodging properties and equity in earnings of affiliates, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table presents certain selected historical financial data of the Company which has been derived from the Company's Consolidated Financial Statements for the five most recent fiscal years ended December 29, 1995. The financial data for fiscal years 1991 and 1992 and the income statement data for fiscal year 1993 do not reflect the Marriott International Distribution (as defined herein) and related transactions and, accordingly, the table presents data for the Company that include amounts attributable to Marriott International. As a result of the Marriott International Distribution and related transactions, the assets, liabilities and businesses of the Company have changed substantially. The selected financial information for each of the five annual periods has been derived from the audited Consolidated Financial Statements of the Company. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" each included elsewhere herein.

                                                   FISCAL YEAR
                                  -----------------------------------------------
                                  1995(1)  1994(2)  1993(2)(3)(4) 1992(4) 1991(5)
                                  -------  -------  ------------- ------- -------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues........................ $  484     $380        $659     $7,778  $7,421
 Operating profit before minority
  interest, corporate expenses
  and interest...................    114      152          92        406     382
 Income (loss) from continuing
  operations.....................    (62)     (13)         56         75      70
 Net income (loss) (6)...........   (143)     (25)         50         85      82
 Earnings (loss) per common
  share: (7)
  Income (loss) from continuing
   operations ...................   (.39)    (.09)        .39        .55     .68
  Net income (loss) (6)..........   (.90)    (.17)        .35        .64     .80
 Cash dividends declared per
  common share...................    --       --          .14        .28     .28
BALANCE SHEET DATA:
 Total assets.................... $3,557   $3,366      $3,362     $5,886  $6,054
 Debt (8)........................  2,178    1,871       2,113      2,824   3,067

--------
(1) Operating results for 1995 include a $10 million pretax charge to write down the carrying value of five limited service properties to their net realizable value and a $60 million pretax charge to write down an undeveloped land parcel to its estimated sales value. In 1995, the Company recognized a $20 million extraordinary loss, net of taxes, on the extinguishment of debt.
(2) In 1994, the Company recognized a $6 million extraordinary loss, net of taxes, on the required redemption of senior notes. In 1993, the Company recognized a $4 million extraordinary loss, net of taxes, on the completion of an exchange offer for its then outstanding bonds.
(3) Certain revenues and costs and expenses for 1993 have been reclassified to conform to the Company's new income statement presentation. Operating results for 1993 include the operations of Marriott International only through the Marriott International Distribution date of October 8, 1993. These operations had a net pretax effect on income of $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on the Company's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pretax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods. Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. During 1993, the Company recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale.
(4) Operating results in 1993 and 1992 included pretax expenses related to the Marriott International Distribution totaling $13 million and $21 million, respectively.
(5) Fiscal year 1991 includes 53 weeks.
(6) The Company recorded a loss from discontinued operations, net of taxes, as a result of the Special Dividend of $61 million in 1995, $6 million in 1994, and $4 million in 1993, and income from discontinued operations, net of taxes, of $10 million in 1992, and $12 million in 1991. The 1995 loss from discontinued operations includes a pretax charge of $47 million for the adoption of SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," a pretax $15 million restructuring charge and an extraordinary loss of $10 million, net of taxes, on the extinguishment of debt.
(7) Earnings per common share is computed on a fully diluted basis by dividing net income available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding common shares for 1995 and 1994, as they are antidilutive.
(8) Includes convertible subordinated debt of $20 million at December 31, 1993, $228 million at January 1, 1993 and $210 million at January 3, 1992.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

  The following discussion and analysis includes the results of operations of the Company for 1995 and 1994 on a historical basis, and 1993 on a pro forma basis. On October 8, 1993, Marriott Corporation (as the Company was formerly known) made a special dividend consisting of the distribution (the "Marriott International Distribution") to holders of outstanding shares of common stock, on a share-for-share basis, of all outstanding shares of its wholly owned subsidiary, Marriott International, which at the time of the Marriott International Distribution held all of the assets relating to the lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business") formerly conducted by the Company. Marriott International now conducts the Management Business as a separate publicly traded company.

  Management believes that a discussion of the Company's historical results of operations for 1993 is not relevant because the significant changes as a result of the Marriott International Distribution and related transactions make the 1994 and 1993 historical results of operations not comparable and that it is more meaningful and relevant in understanding the present and ongoing Company operations to compare the Company's historical 1994 operating results to the pro forma operating results for 1993 reflecting the Marriott International Distribution and related transactions ("Distribution Pro Forma"). Accordingly, the Company's Distribution Pro Forma consolidated statement of operations for fiscal 1993 is presented below. This Distribution Pro Forma condensed consolidated statement of operations was prepared as if the Marriott International Distribution and related transactions and the implementation of the various related agreements entered into with Marriott International, including the lodging management agreements and senior living community leases, occurred at the beginning of the period and include only the operations of the businesses retained by the Company, and exclude, among other items, certain nonrecurring costs totalling $13 million relating to the Marriott International Distribution, accounting changes, extraordinary losses and discontinued operations related to the Special Dividend. See Notes 3, 6, 8, 9, 11, 15 and 16 to the Consolidated Financial Statements included elsewhere herein for discussion of the Marriott International Distribution, and the related transactions and agreements.

  The following Distribution Pro Forma consolidated statement of operations for 1993 and management's discussion and analysis related thereto are presented in the format that the Company adopted as of January 1, 1994. The historical and Distribution Pro Forma consolidated statements of operations and related analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein. The Distribution Pro Forma consolidated statement of operations does not purport to be indicative of results which may occur in the future or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The Distribution Pro Forma consolidated statement of operations only reflects the consummation of the Marriott International Distribution.

                                                                  DISTRIBUTION
                                                    HISTORICAL    PRO FORMA(1)
                                                    ------------  ------------
                                                    1995   1994       1993
                                                    -----  -----  ------------
                                                    (IN MILLIONS, EXCEPT PER
                                                         SHARE AMOUNTS)
Revenues
  Hotels........................................... $ 474  $ 338     $ 249
  Senior living communities........................   --      14        23
  Net gains (losses) on property transactions......    (3)     6        (1)
  Equity in earnings (losses) of affiliates........   --     --        (27)
  Other............................................    13     22        17
                                                    -----  -----     -----
    Total revenues.................................   484    380       261
                                                    -----  -----     -----
Operating costs and expenses
  Hotels...........................................   281    198       155
  Senior living communities........................   --       5        12
  Other............................................    89     25        14
                                                    -----  -----     -----
    Total operating costs and expenses.............   370    228       181
                                                    -----  -----     -----
Operating profit before minority interest,
 corporate expenses and interest...................   114    152        80
Minority interest..................................    (2)    (1)       (1)
Corporate expenses.................................   (36)   (31)      (23)
Interest expense...................................  (178)  (165)     (152)
Interest income....................................    27     29        26
                                                    -----  -----     -----
Loss from continuing operations before income
 taxes.............................................   (75)   (16)      (70)
Benefit for income taxes...........................    13      3        10
                                                    -----  -----     -----
Loss from continuing operations(2)(3)(4)........... $ (62) $ (13)    $ (60)
                                                    =====  =====     =====
Loss per common share from continuing operations... $(.39) $(.09)    $(.51)
Weighted average shares outstanding(5)............. 158.3  151.5     116.7

--------
(1) Significant adjustments to the 1993 historical financial statements for the Distribution Pro Forma data include:

  . the reduction of hotel revenues by $354 million to equal house profit, which the Company treats as revenue from owned hotels subsequent to the Marriott International Distribution, with a matching decrease in operating costs and expenses. See Note 3 to the Consolidated Financial Statements included elsewhere herein;

  . the reduction of operating profit by $14 million to reflect management fees paid to Marriott International under the lodging management agreements;

  . the reduction of property level revenues of $67 million to equal rental income of $23 million and the reduction of operating expenses of $46 million for senior living communities owned by the Company and leased to Marriott International. See Note 3 to the Consolidated Financial Statements included elsewhere herein;

  . the elimination of the pretax profit from operations distributed to Marriott International of $211 million;

  . the elimination of certain nonrecurring charges of $13 million directly related to the Marriott International Distribution; and

  . the net decrease to interest expense of $12 million primarily related to the assumption by Marriott International of 90% of the Liquid Yield Option Notes ("LYONs") issued by Marriott Corporation, partially offset by the increase in interest expense as a result of a debt exchange offer in 1993. See Note 9 to the Consolidated Financial Statements included elsewhere herein.

  Summary historical and Distribution Pro Forma data are presented below (in millions):

                                                     FISCAL YEAR 1993
                                            -----------------------------------
                                                        PRO FORMA  DISTRIBUTION
                                            HISTORICAL ADJUSTMENTS  PRO FORMA
                                            ---------- ----------- ------------
     Revenues.............................     $659       $(398)       $261
     Operating profit before corporate
      expenses and interest...............       92         (12)         80
     Corporate expenses and minority
      interest............................       37         (13)         24
     Interest expense.....................      164         (12)        152
     Profit from operations distributed to
      Marriott International..............      211        (211)        --
     Income (loss) from continuing
      operations..........................       56        (116)        (60)

(2) SFAS No. 109 "Accounting for Income Taxes" was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. The Company recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale in 1993. See the Notes to the Consolidated Financial Statements included elsewhere herein.
(3) In 1995, the Company recognized a $20 million extraordinary loss, net of taxes, on the extinguishment of debt. The Company recognized a $6 million extraordinary loss, net of taxes, on the required redemption of senior notes in 1994. The Company recognized a $4 million extraordinary loss, net of taxes, on the completion of a debt exchange offer in 1993. See Notes 3 and 8 to the Consolidated Financial Statements included elsewhere herein.
(4) The Company's loss from discontinued operations, net of taxes, as a result of the Special Dividend was $61 million in 1995, $6 million in 1994 and $4 million in 1993. The 1995 loss from discontinued operations includes a pretax charge of $47 million for the adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," a pretax $15 million restructuring charge and an extraordinary loss of $10 million, net of taxes, on the extinguishment of debt. See the Consolidated Financial Statements included elsewhere herein.
(5) The 1993 pro forma weighted average shares are based on weighted average common shares of the Company adjusted to reflect (i) the conversion of the Company's preferred stock into 10.6 million shares of Common Stock prior to the Marriott International Distribution, and (ii) the issuance by the Company of 1.8 million shares of its Common Stock, prior to the Marriott International Distribution, in connection with the refinancing of certain of its senior debt.

  Subsequent to the Marriott International Distribution, revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on real estate transactions, equity in the earnings of affiliates and lease rentals from the Company's senior living communities (1994 and 1993). House profit reflects the net revenues flowing to the Company as property owner and represents hotel sales less property-level expenses (excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses). The operating costs and expenses of the senior living communities consist of depreciation and amortization, while other operating costs and expenses include idle land carrying costs and certain other costs.

  For the periods discussed herein, the Company's properties have experienced substantial increases in room revenues generated per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the average daily room rate charged and the average occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The REVPAR increase primarily represents strong percentage increases in room rates, while occupancies have generally increased slightly or remained flat. Increases in room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business. This has been made possible by increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the lodging industry today, particularly in the full-service segment. The Company expects this supply/demand imbalance, particularly in the full-service segment, to continue, which should result in improved REVPAR and operating profits at its hotel properties in the near term. However, there can be no assurance that REVPAR will continue to increase in the future.

  Nine of the Company's properties were converted to the Marriott brand name following their acquisition by the Company. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems and Honored Guest Awards Program, as well as customer recognition of the Marriott brand name. In connection with the conversion of four of the nine conversion properties, the Company employed, or will employ, additional capital to upgrade these properties to the Company's and the new manager's standards. The invested capital with respect to these properties is primarily used for the improvement of common areas as well as upgrading soft and hard goods (i.e., carpets, draperies, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. Due to these disruptive periods, the time necessary for integration into the nationwide Marriott system and the Company's realization of the anticipated effect of these improvements, the operating results for 1995 do not reflect the full impact of conversion for these four properties. The Company expects to begin to realize the benefits of conversion improvements within six to 12 months of their completion. For three of the four conversion properties, the Company expects to realize the benefits during 1996. For the fourth conversion property, significant conversion improvement efforts will be completed during 1996 and the Company expects to begin to realize the benefits therefrom in 1997. The operating performance of the five properties which did not require significant renovation have begun to reflect the benefits of conversion subsequent to their conversion to the Marriott brand name.

  The Company's hotel operating costs and expenses are, to a great extent, fixed. Therefore, the Company derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels. Successful 1994 and 1995 full-service hotel performance resulted in certain of the Company's properties reaching levels which allowed the manager to share in the growth of profits in the form of higher management fees. The Company views this as a positive development because it helps to strengthen the alignment of the managers' interest with the Company's. The Company expects that this trend will continue in 1996 as the hotel industry continues to strengthen.

  The Consolidated Financial Statements of the Company have been restated to reflect the results of the Operating Group as discontinued operations for all periods discussed below.

 1995 Compared to 1994

  Revenues. Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on real estate transactions, equity in earnings of affiliates and lease rentals for the Company's senior living communities (in 1994). Revenues increased $104 million, or 27%, to $484 million in 1995. The Company's revenue and operating profit from continuing operations were impacted by:

  . improved lodging results (see discussion below);

  . the net addition of 28 full-service hotel properties during 1994 and 1995;

  . the 1995 sale and leaseback of 37 of the Company's Courtyard properties;

  . the $60 million pretax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value;

  . the $10 million pretax charge in 1995 to write down the carrying value of certain Courtyard and Residence Inn properties held for sale to their net sales values;

  . the 1994 sale of the Company's senior living communities;

  . the 1994 and 1995 sales of the Company's Fairfield Inns; and

  . the 1994 reduction in general liability and workers' compensation self-insurance program reserves related to the Company's continuing operations of $4 million.

  Hotel revenues increased $136 million, or 40%, to $474 million in 1995, as all three of the Company's lodging concepts reported growth in REVPAR. The hotels added by the Company in 1994 and 1995 provided $134 million of revenue in 1995. Excluding the impact of the addition of full-service properties, the sales of the Fairfield Inns, and the sale and leaseback of 37 Courtyards, comparable hotel revenues increased $28 million, or 11%, in 1995 over 1994.

  Revenue for nearly all of the Company's full-service hotels, resorts and suites for 1995 was improved or comparable to the results for 1994. Increases in REVPAR of 7% for comparable units led to improved results. On a comparable basis for the Company's full-service properties, average room rates increased 9%, while average occupancy decreased over one percentage point.

  The Company's moderate-price Courtyard properties reported nearly an 8% increase in REVPAR due to a 7% increase in average room rates and a small increase in occupancy.

  The Company's extended-stay Residence Inns reported an 8% increase in REVPAR due to an increase in average room rates of 7%, combined with a one percentage point increase in average occupancy. Due to the high occupancy of these properties, the Company expects future increases in REVPAR, if any, to result from room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

  In the third quarter of 1994, the Company sold 26 of its 30 Fairfield Inns for $114 million and in the second quarter of 1995, the Company sold its four remaining Fairfield Inns to the same buyer for net cash proceeds of $6 million. Revenues and operating profit in 1995 for the four remaining Fairfield Inns prior to their disposition were comparable to 1994.

  The net loss on property transactions for 1995 includes the pretax charge of $10 million to write down the carrying value of five individual Courtyard and Residence Inn properties held for sale to their estimated net sales values, partially offset by the deferred gain amortization related to the 1994 and 1993 sales of the Company's remaining limited partner interests in the Residence Inn USA partnership.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs. The Company's operating costs and expenses increased $142 million to $370 million for 1995 primarily representing increased hotel operating costs, partially offset by the impact on operating costs from the 1994 sale of the senior living communities. Hotel operating costs increased $83 million to $281 million for 1995 primarily due to the net addition of 28 full-service properties during 1994 and 1995 and increased management fees and rentals tied to improved property results, net of the impact of the sales of certain limited-service properties discussed above. As a percentage of hotel revenues, hotel operating costs and expenses remained unchanged at 59% of revenues in both 1995 and 1994. During the fourth quarter of 1995, the Company determined that a 174-acre undeveloped land site will no longer be developed into an office project over an extended time period as previously planned, but instead, the Company decided to market the site for near-term sale. As a result of this change in strategy, a pretax charge of $60 million was recorded to reduce the asset to its estimated sales value.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit decreased $38 million, or 25%, to $114 million in 1995. Hotel operating profit increased $53 million, or 38%, to $193 million, or 41% of revenues, for 1995 from $140 million, or 41% of revenues, for 1994. The hotels added by the Company in 1994 and 1995 provided $65 million of operating profit for 1995. Excluding the impact of the non-comparable items discussed earlier, hotel operating profit increased $29 million, or 31%, over 1994. Several hotels, including the New York Marriott Marquis, Santa Clara Marriott and the Newport Beach Marriott posted significant improvements in operating profit.

  Corporate Expenses. Corporate expenses increased $5 million to $36 million in 1995 primarily due to an increase in the number of employees and overall higher corporate administrative and travel costs associated with higher revenues. As a percentage of revenues, corporate expenses decreased to 7% of revenues in 1995 from 8% in 1994.

  Interest Expense. Interest expense increased by 8% to $178 million in 1995 primarily due to the additional debt incurred in connection with the 1994 and 1995 full-service hotel acquisitions, increased interest rates on the Company's variable rate debt, and the decreased benefit from the Company's interest rate swap agreements, which was partially offset by the net impact of the 1994 and 1995 redemptions of Hospitality Notes and the New Line of Credit.

  Continuing Operations. The loss from continuing operations for 1995 increased $49 million to $62 million principally due to the changes in operating profit discussed above and the increase in corporate expenses and interest expense.

  Discontinued Operations. The loss from discontinued operations for 1995 of $61 million principally was due to a $10 million extraordinary loss on the redemption and defeasance of certain debt in 1995, a charge of approximately $47 million before taxes for the adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," a $15 million pretax charge for the restructuring of HM Services' business processes and $9 million of expenses related to the Special Dividend.

  The Company wrote down 15 individual operating units in connection with the adoption of SFAS No. 121 and the change in accounting to assessment of impairment on an individual operating unit basis. Approximately 73% of the write-down related to two operating units, the Florida Turnpike (approximately $25 million) and the Orlando Airport (approximately $9 million). The Company has written off all of the assets related to these two operating units due to projected future negative cash flows at such operating units. While the Company has been aware that these two operating units have been incurring negative cash flows since the late 1980s (including negative cash flows totalling approximately $2.4 million in 1995), the effects on the Company of such negative cash flows for any period have been offset by positive cash flows from other operating units comprising the Operating Group's airport and toll road business lines. As of December 29, 1995, the total projected net cash flow deficit for the remaining terms of the leases of the 15 operating units written down was approximately $45 million. As a result of the consummation of the Special Dividend on December 29, 1995, the business operations of the Company no longer include the Operating Group and, therefore, the projected future negative cash flows from these operating units will have no affect on the Company's future financial condition or results of operations.

  Extraordinary Item. In connection with the redemption and defeasance of certain of the Company's debt in 1995, the Company recognized an extraordinary loss of $30 million ($20 million after taxes), primarily representing premiums paid on the redemption of Hospitality Notes of $13 million and the write-off of deferred financing fees and discounts on the Hospitality Notes and the Revolver.

  Net Loss. The Company's net loss for 1995 increased $118 million to $143 million. The net loss for 1995 was $.90 per share, compared to $.17 per share for 1994.

 Historical 1994 Compared to Pro Forma 1993

  Revenues. Revenues from continuing operations rose $119 million, or 46%, to $380 million for 1994 from $261 million on a pro forma basis for 1993. The Company's revenue and operating profit from continuing operations were impacted by:

  . improved lodging results (see discussion below);

  . the addition of 18 full-service hotel properties during 1994;

  . the consolidation of the partnership owning the New York Marriott Marquis on December 31, 1993;

  . the 1994 sale of the Company's senior living communities;

  . the 1994 sale of 26 of the Company's Fairfield Inns;

  . the 1994 reduction in general liability and workers' compensation self-insurance program reserves related to the Company's continuing operations of $4 million;

  . the 1993 $11 million charge to write down the carrying value of certain
    Fairfield Inn properties held for sale to their net realizable value;

  . the 1993 sale of 11 Residence Inns; and

  . the 1993 $10 million gain on the sale of the Company's interest in a hotel partnership.

  Hotel revenues increased $89 million, or 36%, to $338 million for 1994, as all of the Company's lodging concepts reported growth in REVPAR for comparable units. The hotels added by the Company in 1994 provided $27 million of revenue. Excluding the impact of the addition of full-service properties, the sales of the Fairfield Inns and Residence Inns and consolidation of the New York Marriott Marquis, comparable hotel revenues increased $31 million, or 15%, in 1994 over pro forma 1993.

  Revenue for the Company's full-service hotels, resorts, and suites was improved or comparable to 1993 results with the exception of the Miami Airport Marriott Hotel which achieved very high occupancy levels in early 1993 resulting from Hurricane Andrew in 1992. The Company's full-service hotels posted a 7% increase in REVPAR for comparable units. Average occupancy increased over one percentage point for comparable units, while average room rates increased 5%.

  The Company's moderate-priced Courtyard properties reported significant increases in revenues in 1994 due to REVPAR increases. REVPAR of the Company's Courtyard properties increased 8%, due to a 7% increase in average room rates and almost a one percentage point increase in average occupancy.

  The Company's extended-stay Residence Inns also reported significant increases in revenues in 1994 due to REVPAR increases. REVPAR of the Company's Residence Inns increased 8% for comparable units due primarily to an increase in average room rates of 7%, combined with a one percentage point increase in average occupancy.

  On August 5, 1994, the Company sold 26 of its Fairfield Inns to an unrelated party for net proceeds of approximately $114 million. Prior to their sale, year-to-date revenues and operating profit were comparable to the prior year. Year-to-date revenues and operating profit for the four remaining Fairfield Inns were comparable to the 1993 pro forma amounts.

  Senior living communities' revenues consist of rentals earned under the lease agreements with Marriott International. During the first quarter of 1994, the Company executed an agreement to sell all of its senior living communities to an unrelated party for approximately $320 million, which approximated the communities' carrying value. The sale of the communities was completed during the second and third quarters of 1994. Prior to their sales, year-to-date revenues and operating profit for senior living communities were comparable to 1993.

  The net gains (losses) on property transactions for 1994 principally included amortization of the deferred gain on the 1993 sale of Residence Inns, and for 1993 principally included the Fairfield Inn net realizable value write-down and the gain on the 1993 sale of the Company's interest in the partnership owning the Boston Copley Marriott Hotel.

  Equity in earnings (losses) of affiliates was break even for 1994, compared to $27 million of losses recorded in 1993. The significant decrease is attributable to the consolidation of the partnership owning the New York Marriott Marquis on December 31, 1993.

  Operating costs and expenses. Operating costs and expenses increased $47 million to $228 million in 1994. Hotel operating costs increased $43 million to $198 million in 1994. As a percentage of hotel revenues, hotel operating costs and expenses represented 59% of revenues in 1994 and 62% of revenues in 1993. Due to favorable claims experience for the general liability and workers' compensation self-insurance programs, the Company reduced its related actuarially estimated reserves by $4 million in 1994, which is reflected as a reduction in the Company's other operating costs and expenses.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $72 million, or 90%, to $152 million in 1994. Hotel operating profit increased $46 million, or 49%, to $140 million, or 41% of hotel revenues for 1994 from $94 million or 38% of hotel revenues for 1993 on a pro forma basis. The hotels added by the Company in 1994 provided $13 million of operating profit for 1994. Excluding the impact of the noncomparable items discussed earlier, hotel operating profit increased $24 million, or 32%, over pro forma 1993 levels.

  Corporate expenses. Corporate expenses increased $8 million to $31 million for 1994 primarily due to higher employee restricted stock award expenses and administrative costs. Corporate expenses decreased to 8% of revenues in 1994 from 9% of revenues in 1993.

  Interest expense. Interest expense increased by 9% to $165 million for 1994 due to the consolidation of the partnership owning the New York Marriott Marquis and the impact of rising interest rates on the Company's floating rate debt and interest rate swap agreements, partially offset by the impact of bond redemptions in the second half of 1994.

  Continuing Operations. The loss from continuing operations for 1994 decreased $47 million to $13 million principally due to the strong performance of the Company's lodging properties as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company funds its capital requirements with a combination of operating cash flow, debt and equity financing, and proceeds from sales of selected properties and other assets. The Company utilizes these sources of capital to acquire new properties, fund capital additions and improvements, and make principal payments on debt.

  Capital Transactions. On December 20, 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers (the "December 1995 Debt Offering"). Acquisitions owns 16 of the Company's full-service hotel properties. The Acquisitions Notes were issued at par and have a final maturity of December 2007. The net proceeds totaled $340 million and were utilized to repay in full the outstanding borrowings of $210 million under the Revolver, which was then terminated, to acquire one full-service property for $29 million in December 1995 and another full-service property for $25 million in the first quarter of 1996, and to finance future acquisitions of full-service hotel properties with the remaining $76 million of proceeds. The Acquisitions Notes are guaranteed by Acquisitions' subsidiary. The indenture governing the Acquisitions Notes contains covenants that, among other things, limit the ability of Acquisitions and its subsidiary to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Acquisitions' subsidiary, and enter into certain mergers and consolidations. In addition, under certain circumstances, Acquisitions will be required to offer to purchase the Acquisitions Notes at par value with the proceeds of certain asset sales. Acquisitions will not be required to make principal payments on the Acquisitions Notes until maturity, except in the event of certain changes in control. Distributions by Acquisitions to the Company are available through the payment of dividends only to the extent that the cumulative amount of such dividends from December 20, 1995 does not exceed $15 million plus an amount equal to the excess of Acquisitions' EBITDA over 200% of Acquisitions' interest expense, as defined in the indenture, plus the amount of capital contributions to Acquisitions subsequent to December 20, 1995. Acquisitions has the ability to enter into a revolving credit facility of up to $25 million, which would be available for Acquisitions' working capital, and other general corporate purposes, and to incur other indebtedness as specified in the indenture.

  On May 25, 1995, two wholly owned subsidiaries of Host Marriott Hospitality, Inc. ("Hospitality"), a wholly owned subsidiary of the Company, issued an aggregate of $1 billion of 9.5% senior secured notes in two concurrent offerings. HMH Properties, Inc. ("Properties"), the owner of 57 of the Company's 90 lodging properties, and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $600 million and $400 million, respectively, of senior notes secured by the stock of certain of their respective subsidiaries. The bonds were issued at par and have a final maturity of May 2005. The net proceeds of approximately $971 million were used to defease, and subsequently redeem, all of Hospitality's remaining bonds (the "Hospitality Notes") and to repay borrowings under the line of credit with Marriott International. The Properties Notes are secured by a pledge of the stock of certain of Properties' subsidiaries and are guaranteed, jointly and severally, by certain of Properties' subsidiaries. The indenture governing the Properties Notes contains covenants that, among other things, limit the ability of Properties and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Properties' subsidiaries, and enter into certain mergers and consolidations. Distributions of Properties' equity are restricted but will be available for the payment of dividends to the extent that the cumulative amount of such dividends from May 25, 1995 does not exceed $25 million plus an amount equal to the excess of Properties' EBITDA over 200% of Properties' interest expense, as defined in the indenture, plus the amount of capital contributions to Properties subsequent to May 25, 1995. Properties has the ability to enter into a revolving credit facility of up to $35 million, which would be available for Properties' working capital and other general corporate purposes, and to incur other indebtedness as specified in the indenture. The HMTP senior notes were included in the HM Services' Special Dividend.

  Under the indentures for the Acquisitions Notes and the Properties Notes, proceeds from the sale of assets within the subsidiary issuing the notes may be used for the acquisition of new properties subject to certain limitations.

  During 1995, the Company replaced its line of credit with the New Line of Credit with Marriott International pursuant to which the Company has the right to borrow up to $225 million to fund (i) obligations under certain guarantees made by the Company, (ii) payments of principal on specified recourse debt of the Company and its subsidiaries, (iii) payment of interest on amounts borrowed under the New Line of Credit and on specified recourse debt of the Company and its subsidiaries, (iv) working capital, and (v) other items approved in advance by Marriott International. Borrowings under the New Line of Credit bear interest at LIBOR plus 3% (4% when the outstanding balance exceeds $112.5 million) and mature in June 1998. Any such borrowings are guaranteed by, or secured by the pledge of the stock of, certain subsidiaries of the Company. An annual commitment fee of 5/8% is charged on the unused portion of the New Line of Credit. There was $22 million outstanding under the New Line of Credit at December 29, 1995. The New Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, create liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, and repurchase their common stock. When no advances are outstanding under the New Line of Credit and the Company and certain of its subsidiaries have adequately reserved for debt maturities over a 6-month term, such restricted payments as would otherwise be prohibited are permitted in the amount by which aggregate EBITDA of the Company and certain of its subsidiaries (as defined in the New Line of Credit) and the proceeds of specified stock issuances exceed 170% of the aggregate of certain specified charges.

  In January 1994, the Company raised $230 million of net proceeds from the sale of 20.1 million shares of common stock. Additionally, the Company obtained the Revolver for up to $230 million with a group of commercial banks for the acquisition of full-service hotels. The common stock and Revolver proceeds were utilized to fund the acquisition of full-service hotel properties. As discussed above, the Revolver was repaid in full, and terminated, with certain proceeds from the December 1995 Debt Offering.

  There are no plans to pay regular cash dividends on the Company's common stock in the near future, and the Company is prohibited from paying dividends while amounts are outstanding under its New Line of Credit with Marriott International.

  Asset Dispositions. The Company historically has and may, from time to time in the future, consider opportunities to sell certain of its real estate properties if price targets can be achieved. During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions will be amortized over the initial term of the leases. In February 1996, the Company entered into an agreement with the REIT to sell and lease back 16 of the Company's remaining Courtyard properties for approximately $176 million and 18 of the Company's Residence Inn properties for approximately $172 million (10% of the sale amount of both transactions would be deferred). The transactions are expected to close in the first and second quarters of 1996. See "Business and Properties--Pending Dispositions." In 1995, the Company also sold its four remaining Fairfield Inns for net cash proceeds of approximately $6 million, which approximated their carrying value, and the Springfield Radisson Hotel for net cash proceeds of approximately $3 million, which approximated its carrying value. During the second and third quarters of 1994, the Company sold 14 senior living communities to an unrelated party for approximately $320 million, which approximated the communities' carrying value. Additionally, during the third quarter of 1994, the Company sold 26 of its Fairfield Inns to an unrelated party. The net proceeds from the sale of the hotels was approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million, and such excess has been deferred. Approximately $27 million of the Fairfield Inn proceeds was payable in the form of a note from the purchaser.

  In cases where the Company has made a decision to dispose of particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to its fair market value. In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale. While management expects to sell these properties as part of one or more portfolios and has currently signed an agreement to do so, the Company recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net realizable values. The Company also recorded an $11 million charge in the fourth quarter of 1993 to write down 15 individual Fairfield Inn properties to their net realizable value, although the overall sales transaction generated a net gain.

  Capital Acquisitions, Additions and Improvements. The Company seeks to grow primarily through opportunistic acquisitions of full-service hotels. The Company believes that the full-service segment of the market offers opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. During 1995, the Company acquired nine hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million ($141 million of which was financed through first mortgage financing on four of the hotels). Four of the nine acquisitions, totaling $223 million, were completed in the fourth quarter of 1995. During 1994, the Company acquired 15 full-service hotels totaling approximately 6,100 rooms (including one 199-room hotel subsequently sold in 1995) for approximately $440 million. The Company also provided 100% financing totaling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totaling another 684 rooms) by the partnership. Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company considers all of these properties as owned hotels for accounting purposes.

  During the first quarter of 1996, the Company acquired one full-service hotel (374 rooms) for $25 million, controlling interests in three additional properties (2,269 rooms) for approximately $66 million and an 83% interest in the mortgage loans secured by a 250-room full-service property for $18 million. See "Business and Properties--1996 Acquisitions." The Company has also entered into agreements to purchase two full-service properties (608 rooms) for approximately $51 million and a controlling interest in one full-service property (400 rooms) for approximately $18 million. The Company is continually engaged in discussions with respect to other potential acquisition properties.

  Under the terms of its management agreements, the Company is generally required to spend approximately 5% of gross hotel sales to cover the capital needs of the properties, including major guest room and common area renovations which occur every five to six years. The Company anticipates spending approximately $75 million to $80 million annually on the renovation and refurbishment of the Company's existing lodging properties.

  The Company completed the construction of the 1,200-room Philadelphia Marriott Hotel, which opened on January 27, 1995. The construction costs of this hotel were funded 60% through a loan from Marriott International ($109 million outstanding at December 29, 1995). Construction of a second hotel in Philadelphia, the 419-room Philadelphia Airport Marriott Hotel (the "Airport Hotel"), also was completed and opened on November 1, 1995. The Airport Hotel was financed principally with $40 million of proceeds from an industrial development bond financing. The Company also is constructing a 300-room Residence Inn in Arlington, Virginia, scheduled for completion in early 1996. Capital expenditures for these three hotels totaled $64 million in 1995, $104 million in 1994 and $60 million in 1993. The Company anticipates spending approximately $7 million in 1996 to complete construction of the Pentagon City Residence Inn in Arlington, Virginia.

  Debt Payments. At December 29, 1995, the parent company is obligated on approximately $262 million of recourse debt (which has been classified as "debt carrying a parent company guarantee of repayment"), including $22 million outstanding under the New Line of Credit. Required amortization of these obligations is generally limited to $172 million over the next five years.

  The remainder of the Company's debt, approximately $1,916 million at December 29, 1995, is secured by specific hotel properties or has recourse limited to certain subsidiaries of the Company, and has been classified as "debt not carrying a parent company guarantee." Payments on a large portion of this debt generally come from the specific cash flows generated by the assets securing the debt. Maturities over the next five years total $375 million, a substantial portion ($302 million) of which represents the maturity of the mortgage on the New York Marriott Marquis in 1998.

  The Company repaid certain indebtedness (with a principal balance of $87 million) upon its maturity on May 24, 1995 with a draw on its line of credit with Marriott International. Additionally, and pursuant to the then-existing indenture, senior notes issued by Hospitality were required to be repaid to the extent of 50% to 75% of net proceeds from certain asset sales (at par) and 100% of net refinancing proceeds (generally at 103% of the principal amount). Based on net proceeds from qualifying asset sales for the first quarter of 1995, the Company redeemed $100 million of Hospitality bonds in the second quarter of 1995.

  The Company currently is party to eight interest rate exchange agreements with an aggregate notional amount of $545 million. These agreements are with Citibank, N.A., New York, Salomon Brothers and the Industrial Bank of Japan Trust Company (the "Contracting Parties"). Under certain of these agreements aggregating $400 million, the Company pays interest based on the specified floating rates of three- and six-month LIBOR (average rate of 5.6% at December 29, 1995) and collects interest at fixed rates (average rate of 7.1% at

December 29, 1995) through May 1997. Under the remaining agreements aggregating $145 million, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6.1% at December 29, 1995) and pays interest at fixed rates (average rate of 6.4% at December 29, 1995). These agreements expire in 1996 through 1998. The Company realized a net reduction of interest expense of $5 million in 1995, $11 million in 1994 and $21 million in 1993 related to interest rate exchange agreements. The Company monitors the creditworthiness of the Contracting Parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all BBB+ or better. The Company is exposed to credit loss in the event of non-performance by the Contracting Parties; however, the Company does not anticipate non-performance by the Contracting Parties.

  Cash Flows. The Company's cash flow from continuing operations in 1995, 1994 and 1993 totaled $110 million, $75 million and $335 million, respectively.

  The Company's cash used in investing activities from continuing operations in 1995, 1994 and 1993 totaled $156 million, $135 million and $201 million, respectively. Cash from investing activities primarily consists of net proceeds from the sales of certain assets, offset by the acquisition of hotel and other real estate assets and other capital expenditures previously discussed.

  The Company's cash from financing activities from continuing operations was $204 million for 1995 and $24 million in 1994 and cash used in financing activities from continuing operations was $389 million for 1993. The Company's cash from financing activities primarily consists of the proceeds from equity and debt offerings, borrowings under the line of credit with Marriott International and the Revolver, mortgage financing on certain acquired hotels, offset by redemptions and payments on senior notes, the line of credit with Marriott International, the Revolver and other scheduled principal payments.

  Lodging Properties Formerly Held For Sale. Prior to the Marriott International Distribution, the Company developed and sold lodging properties to syndicated limited partnerships, while continuing to operate the properties under long-term agreements. Those agreements provided the Company with specified percentages of sales and operating profits as compensation for operating the properties for the owners.

  Most lodging properties developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. The Company used this classification because the sale of newly developed lodging properties, subject to long-term operating agreements, was the principal method of financing the Company's lodging property development during this period. Sales of such properties also enabled the Company to transfer the risk of real estate ownership. Most of these properties were in the Company's Courtyard, Fairfield Inn and Residence Inn brands, and were sold in large groups with a balanced geographical mix of properties of the same brand.

  In April 1992, as a result of continuing unfavorable conditions in the real estate markets, the Company decided it was no longer appropriate to view such sales of lodging properties as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties as assets held for sale.

  During the period the Company classified lodging properties as assets held for sale, it determined the net realizable value of such assets on a property-by-property basis in the case of full-service hotels, resorts and suites, and on an aggregate basis, by brand, in the case of its limited service (i.e., Courtyard, Fairfield Inn and Residence Inn) lodging properties. On this basis, the carrying value of these properties was not in excess of their net realizable value based on estimated selling prices, although, as a result of deteriorating market conditions, certain individual properties within a limited service brand had carrying values in excess of their estimated selling prices. In certain cases, these unrealized losses related to properties constructed during 1990 and 1991 where total development and construction costs exceeded net realizable value. Following the reclassification of these properties, the Company assesses impairment of its owned real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value.

  Beginning in the second fiscal quarter of 1993, under a new accounting policy adopted by the Company, net realizable value of assets held for sale is determined on a property-by-property basis as to all lodging properties, whereas formerly such determination was made on an aggregate basis by hotel brand as to Courtyard properties, Fairfield Inns and Residence Inns. The after-tax cumulative effect of this change on years prior to 1993 of $32 million was recorded in the quarter ended June 18, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on 1993 results of operations.

  Partnership Activities. The Company serves as general partner or the managing general partner of numerous limited partnerships which own 262 hotels as of December 29, 1995 managed by Marriott International. Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and is generally nonrecourse to the partnership and the partners. However, the Company has committed to advance amounts to these affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to $173 million at December 29, 1995. Subsequent to year end, such maximum commitment was reduced to $128 million. Net funding under these guarantees amounted to $8 million in 1995 and $2 million for 1994.

  Leases. The Company leases certain property and equipment under noncancelable operating leases, including the long-term ground leases for certain hotels, generally with multiple renewal options. The leases related to the 37 Courtyard properties sold during 1995 contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. The Company remains contingently liable on certain leases related to divested non-lodging properties. Management considers the likelihood of any substantial funding related to these divested properties' leases to be remote.

  Inflation. The Company's lodging properties are impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

  A substantial portion of the Company's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, the Company currently is exposed to variable interest rates through four interest rate exchange agreements with an aggregate notional amount of $400 million. These agreements are with Citibank, N.A., New York and Salomon Brothers. Under these agreements, the Company pays interest based on the specified floating rates of three- and six-month LIBOR (average rate of 5.6% at December 29, 1995) and collects interest at fixed rates (average rate of 7.1% at December 29, 1995) through May 1997. In addition, outstanding borrowings under the New Line of Credit ($22 million as of December 29, 1995) bear interest based on variable rates. Accordingly, the amount of the Company's interest expense under the interest rate swap agreements and the floating rate debt will be affected by changes in short-term interest rates.

  Accounting Standards. In the first quarter of 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Adoption of SFAS No. 114 did not have a material effect on the Company's consolidated financial statements.

  Effective September 9, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 did not have any effect on the Company's continuing operations. See the discussion below for a discussion of the impact of the adoption of SFAS No. 121 on discontinued operations.

   SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. Under SFAS No. 121, the Company reviewed the impairment of its assets employed in its operating group business lines (airport, toll plaza and sports and entertainment) on an individual operating unit basis. For each individual operating unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair market value of the unit's assets was recognized. Fair market value was estimated to be the present value of expected future cash flows of the individual operating unit, as determined by management, after considering such factors as future air travel and toll-pay vehicle data and inflation. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pretax charge against earnings during the fourth quarter 1995 of $47 million, which has been reflected in discontinued operations.

                            BUSINESS AND PROPERTIES

GENERAL

  Host Marriott Corporation (the "Company") is one of the largest owners of lodging properties in the world. The Company owned 90 lodging properties as of December 29, 1995, which are generally operated under Marriott brands and managed by Marriott International, Inc. ("Marriott International"), formerly a wholly owned subsidiary of the Company. The Marriott brand name is among the most respected and widely recognized brand names in the lodging industry. The Company's primary focus is on the acquisition of full-service lodging properties. During 1994 and 1995, the Company has added 27 full-service hotels (including one 199-room hotel subsequently sold in December 1995) representing approximately 11,300 rooms for an aggregate of approximately $915 million, bringing the Company's total full-service hotels to 55 at December 29, 1995. Based on data provided by Smith Travel Research, the Company believes that its full-service hotels consistently outperform the industry's average occupancy rate by a significant margin and averaged 75.5% occupancy for 1995 compared to 68.2% average occupancy for the upscale full-service segment of the lodging industry (the segment which is most representative of the Company's full-service hotels).

  The lodging industry as a whole, and the full-service hotel segment in particular, is benefiting from an improved supply and demand relationship in the United States. Based on data provided by Smith Travel Research, the Company believes that demand for rooms in the upscale segment, as measured by annual domestic occupied room nights, increased 3.3% in 1993, 3.0% in 1994 and 2.4% in 1995. Management believes that recent demand increases have resulted primarily from an improved economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full service segment has greatly diminished. Management believes that this decrease in the supply growth rate is attributable to many factors including the limited availability of attractive building sites for full-service hotels, the lack of available financing for new full-service hotel construction and the availability of existing full-service properties for sale at a discount to their replacement value. Due to the relatively high occupancy rates of the Company's hotels, the limited supply of new rooms and the recent increase in business travel, the managers of the Company's hotels have increased its average daily room rates primarily by replacing certain discounted group business with higher-rated group and transient business and by selectively increasing room rates. As a result, on a comparable basis, room revenues per available room ("REVPAR") for full-service properties increased approximately 7% in 1995. Furthermore, because lodging property operations have a high fixed cost component, increases in REVPAR generally yield greater percentage increases in operating profit. Accordingly, the approximate 7% increase in REVPAR resulted in a 25% increase in comparable full-service hotel operating profit in 1995. The Company expects this supply/demand imbalance, particularly in the upscale full-service segment (the segment which is most representative of the Company's full-service hotels), to continue, which should result in improved REVPAR and operating profits at its hotel properties in the near term.

BUSINESS STRATEGY

  The Company's business strategy continues to focus on opportunistic acquisitions of full-service urban, convention and resort hotels primarily in the United States. The Company believes that the full-service segment of the market offers numerous opportunities to acquire assets at attractive multiples of cash flow and at substantial discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott brand. The Company believes this segment is very promising because:

  . There is virtually no new supply of upscale full-service hotel rooms currently under construction. According to Smith Travel Research, from 1988 to 1990, upscale full-service room supply increased an average of approximately 5% annually, which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1.7% from 1990 to 1995. Management believes that the lead time from conception to completion of a full-service hotel is generally five years or more in the types of markets the Company is principally pursuing, which will contribute to the continued low growth of supply. According to Coopers & Lybrand, hotel supply in the upscale full-service segment is expected to grow annually at 1.8% to 1.9% through 1998. Furthermore, because of the prolonged lead time for construction of new full-service hotels, management believes that growth in the full-service segment will continue to be limited at least through 2000.

  . Many desirable hotel properties are held by inadvertent owners such as banks, insurance companies and other financial institutions which are motivated and willing sellers. The Company has acquired several properties from these inadvertent owners at significant discounts to replacement cost.

  . Management believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotels to the Marriott brand. Nine of the 27 full-service hotels added in 1994 and 1995 were converted to the Marriott brand following their acquisition. These conversion properties (excluding the Marriott World Trade Center which was only partially open during 1995) experienced a 66.5% average occupancy rate during 1995 compared to an average occupancy rate of 75.5% for all of the Company's full-service hotels. The Company believes these nine conversion properties will experience improved operations as a result of increases in occupancy and room rates as the properties begin to benefit from Marriott's brand recognition, reservation system and group sales organization. The Company intends to pursue additional full service hotel acquisitions, some of which may be conversion opportunities.

  The Company holds minority interests and serves as general partner in various partnerships that own, as of December 29, 1995, an aggregate of 262 additional hotel properties, 42 of which are full-service properties, managed by Marriott International. Four of the properties added by the Company in the last two years were held by a partnership in which the Company holds a minority interest. As opportunities arise, the Company intends to pursue the acquisition of additional full-service hotels currently held by such partnerships and/or additional interests in such partnerships.

  The Company intends to continue actively to increase its full-service hotel portfolio. In carrying out this strategy, the Company evaluates each opportunity on an individual basis and may from time to time elect to acquire controlling interests in a hotel joint venture, rather than pursue the outright acquisition of a property, when it believes its return on investment will be maximized by so doing. The Company may make acquisitions directly or through its subsidiaries depending on a variety of factors, including the existence of debt, the form of investment, the restrictions and requirements of its bond indentures and the availability of funds.

  The Company believes it is well qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets. In addition, the Company is well positioned to convert acquired properties to high-quality lodging brand names due to its relationship with Marriott International. For a description of the Company's relationship with Marriott International, see "Relationship Between the Company and Marriott International."

  During 1994, the Company acquired 15 full-service hotels totaling approximately 6,100 rooms (including the Springfield Radisson Hotel, a 199-room hotel subsequently sold in 1995) for approximately $440 million. The Company also provided 100% financing totaling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totaling 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). In 1995, the Company acquired nine full-service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million. The Company considers all of these properties as owned hotels for accounting purposes.

  In 1996, through the date hereof, the Company has acquired one full-service hotel (374 rooms) for approximately $25 million, controlling interests in three additional properties (2,269 rooms), one of which is currently under construction and is scheduled to be completed during the third quarter of 1996, for a total investment of approximately $66 million and an 83% interest in the mortgage loans secured by a 250-room full-service property for $18 million. The Company has also entered into agreements to purchase two full-service properties (608 rooms) for approximately $51 million and a controlling interest in one full-service property (400 rooms) for approximately $18 million.

  As of December 29, 1995, the Company also owned 17 Courtyard and 18 Residence Inn properties. In February 1996, the Company entered into an agreement with the REIT (as defined herein) to sell and lease back 16 Courtyard properties and 18 Residence Inns (comprising the Pending Dispositions) for $349 million (10% of which will be deferred). The Pending Dispositions should be completed in the first and second quarters of 1996 and the Company intends to reinvest the proceeds in the acquisition of full-service lodging properties. See "Business and Properties--Pending Dispositions."

  Consistent with its strategy of focusing on the full-service segment of the lodging industry, the Company sold 26 of its 30 Fairfield Inns and all of its 14 senior living communities in 1994. In addition, the Company sold (subject to a lease back) 37 Courtyard properties for approximately $330 million to the REIT in 1995. Ten percent of the sale amount of the Courtyard transactions was deferred. In 1995, the Company also sold its remaining four Fairfield Inns for net proceeds of approximately $6 million and the Springfield Radisson Hotel (which was acquired by the Company as part of a portfolio of lodging properties in 1994) for net proceeds of approximately $3 million. Management believes that all of these sales were made at valuations that were attractive to the Company.

  Subsequent to the Special Dividend, the Company's assets principally consist of hotel lodging properties, real estate partnership investments, and undeveloped and leased land assets.

HOTEL LODGING INDUSTRY

  The lodging industry as a whole, and the full-service segment in particular, is benefiting from a cyclical recovery as well as a shift in the supply/demand relationship with supply relatively flat and demand strengthening. The lodging industry posted strong gains in revenues and profits in 1995, as demand growth continued to outpace additions to supply. Based on Coopers & Lybrand data, the Company expects hotel room supply growth to remain limited through 1998 and for the forseeable future thereafter. Accordingly, the Company believes this supply/demand imbalance will result in improving occupancy and room rates which should result in improved REVPAR and operating profit.

  Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest, largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years, and room rates recently have begun to improve. According to Coopers & Lybrand, room demand for upscale full-service properties (full-service hotels with average daily rates generally falling between the 70th and 80th percentile in their market) is expected to grow approximately 2.4% annually through 1998. Increased room demand should result in increases in hotel occupancy and room rates. According to Smith Travel Research, upscale full-service occupancy grew in 1995 to 68.2%, while room rate growth exceeded inflation for the third straight year. Based on Coopers & Lybrand data, the Company expects these recent trends to continue, with overall occupancy climbing to approximately 70% by 1998, and room rates increasing at more than one-and-one-half times the rate of inflation in each of the next three years.

  While room demand has been rising, new hotel supply growth has slowed. Smith Travel Research data shows that, from 1988 to 1990, upscale full-service room supply increased an average of approximately 5% annually. According to Smith Travel Research, this growth slowed to an approximate 1.7% average annual growth rate from 1990 through 1995. Through 1998, upscale full-service room supply growth is expected to increase to approximately 1.8% annually, according to Coopers & Lybrand. The increase in room demand and slow down in growth of new hotel supply has also led to increased room rates. According to Coopers & Lybrand, room rates for such hotels are expected to grow approximately 4% to 5% annually through 1998.

  As a result of the overbuilding in the mid-to-late 1980s, many full-service hotels built have not performed as originally planned. Cash flow has often not covered debt service requirements, causing lenders (e.g., banks, insurance companies, and savings and loans) to foreclose and become "inadvertent owners" who are motivated to sell these assets. In the Company's experience to date, these sellers have been primarily United States financial organizations. The Company believes that numerous international financial institutions are also inadvertent owners of lodging properties and expects that there will be increased opportunities to acquire lodging properties from international financial institutions. While the interest of inadvertent owners to sell has created attractive acquisition opportunities with strong current yields, the lack of supply growth and increasing room night demand should contribute to higher long-term returns on invested capital. Given the relatively long lead time to develop urban, convention and resort hotels, as well as the lack of project financing, management believes the growth in room supply in this segment will be limited for an extended period of time.

HOTEL LODGING PROPERTIES

  The Company's hotel lodging properties represent quality assets in the full-service and limited-service (moderate-price and extended-stay) lodging segments. All but three of the Company's hotel properties are operated under Marriott brand names, each of which achieved favorable operating results relative to competing hotels in their respective market segments. The three hotels (representing an aggregate of 527 rooms, or approximately 2% of the Company's total rooms) that do not carry the Marriott brand have not been converted to the Marriott brand due to their size, quality and/or contractual commitments which would not permit such conversion.

  The following table sets forth information as of December 29, 1995 regarding the hotel properties that comprise the Company's lodging portfolio.

                                                             NUMBER      NUMBER
                                                          OF FACILITIES OF ROOMS
                                                          ------------- --------
   Hotels, Resorts and Suites (full-service).............       55       25,932
   Courtyard Hotels (moderate-price).....................       17(1)     2,656
   Residence Inns (extended-stay)........................       18(2)     2,178
                                                               ---       ------
     Total...............................................       90       30,766
                                                               ===       ======

--------
(1) Excludes the 37 Courtyard Hotels (5,284 rooms) sold and leased back in March 1995 and August 1995.
(2) Excludes a Residence Inn currently under construction and scheduled for completion in early 1996.

  One commonly used indicator of market performance for hotels is revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. Each of the Company's lodging concepts reported annual increases in REVPAR from 1993 to 1995.

  To maintain the overall quality of the Company's lodging properties, each property undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. For 1995 and 1994, the Company spent $56 million and $54 million, respectively, on capital improvements to existing properties. As a result of these expenditures, the Company has been able to maintain high quality rooms at its properties.

  Hotels, Resorts and Suites. As of December 29, 1995, the Company's full-service hotels included 52 Marriott-branded hotels, resorts, and suites, and three other hotel brands offering similar amenities. The Company's full-service hotels generally contain from 300 to 600 rooms, and the Company's convention hotels are larger and contain up to 1,900 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops, and parking facilities. The Company's full-service hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort locations throughout the United States. The average age of the full-service properties is 14 years, several of which have had substantial renovations or major additions.

  The Company believes that its hotels consistently outperform the industry's average REVPAR growth rates. On a comparable basis, REVPAR increased 7.3% for 1995, as compared to a REVPAR increase of 4.9% for the upscale full-service segment of the lodging industry for 1995. Due to the relatively high occupancy rates of the Company's hotels, the limited supply of new rooms and the recent increase in business travel, the managers of the Company's hotels have increased average room rates by replacing certain discounted group business with higher-rated group and transient business and by selectively increasing room rates. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of full-service properties and the expected improvements from the conversion of nine properties to the Marriott brand in 1994 and 1995.

  The chart below sets forth performance information for the Company's comparable full-service hotels:

                                                                1995     1994
                                                               -------  -------
COMPARABLE FULL-SERVICE HOTELS (1)
Number of properties..........................................      25       25
Number of rooms...............................................  12,881   12,869
Average daily rate............................................ $113.08  $103.53
Occupancy percentage..........................................    76.6%    77.9%
REVPAR........................................................  $86.56   $80.69
REVPAR % change...............................................     7.3%     --

--------
(1) Includes 25 properties owned by the Company for all of fiscal years 1995 and 1994, except for the 255-room Elk Grove Suites hotel, which is leased to a national hotel chain through 1997 and the 85-room Sacramento property, which is operated as an independent hotel.

  The chart below sets forth performance information for the Company's full-service hotels:

                                                    1995       1994      1993(3)
                                                   -------    -------    -------
TOTAL FULL-SERVICE HOTELS
Number of properties..............................      55         41        23
Number of rooms...................................  25,932     19,492    10,400
Average daily rate................................ $110.30(1) $102.82(2) $89.52
Occupancy percentage..............................   75.5%(1)   77.4%(2)  74.9%
REVPAR............................................ $ 83.32(1) $ 79.61(2) $67.09
REVPAR % change...................................    4.7%(1)   18.7%(2)   4.4%

--------
(1) Excludes the information related to the 255-room Elk Grove Suites hotel, which is leased to a national hotel chain through 1997, the 85-room Sacramento property, which is operated as an independent hotel, the 199-room Springfield Radisson Hotel, which was sold in December 1995 and the 820-room Marriott World Trade Center acquired in the last week of 1995.
(2) Excludes the seven properties acquired in the last two weeks of 1994.
(3) Excludes the New York Marriott Marquis, which was not treated as an owned hotel until December 31, 1993.

  Revenues in 1995 for nearly all of the Company's full-service hotels, resorts and suites were improved or comparable to 1994. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the managers to maximize REVPAR on a property-by-property basis.

  A number of the Company's full-service hotel acquisitions were converted to the Marriott brand upon acquisition. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems as well as customer recognition of the Marriott brand name. In connection with the conversion of these properties, the Company employed, or will employ, additional capital to upgrade these properties to the Company's and the new managers' standards. The invested capital with respect to these properties is primarily used for the improvement of common areas as well as upgrading soft and hard goods (i.e., carpets, drapes, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. The conversion properties are already showing improvements as the benefits of Marriott International's marketing and reservation programs and customer service initiatives take hold.The Company actively manages these conversions and, in many cases, has worked closely with the manager to selectively invest in enhancements to the physical product to make the property more attractive to guests or more efficient to operate.

  The Company's and the managers' focus is on maximizing profitability throughout the portfolio by concentrating on key objectives. These key objectives include evaluating marginal restaurant operations, exiting low rate airline room contracts in strengthening markets, reducing property-level overhead by sharing management positions with other managed hotels in the vicinity and selectively making additional investments where favorable incremental returns are expected. These objectives, while principally manager-initiated, have the Company's strong support, and the Company seeks to ensure their prompt implementation wherever practical.

  The Company and its managers will continue to focus on cost control, such as the sharing of managerial and administrative functions among hotels in close proximity to each other, in an attempt to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more properties reaching financial performance levels that allow the managers to share in the growth of profits in the form of incentive management fees. The Company believes this strengthens the alignment of the Company's and the managers' interests.

  During 1995, the Company completed construction of the Philadelphia Marriott Hotel (1,200 rooms; opened in January 1995), which is the largest hotel in Pennsylvania, and recently completed the construction of the Philadelphia Airport Hotel (419 rooms; opened in November 1995). The Philadelphia Marriott Hotel was financed, in part, by a mortgage loan provided by Marriott International. The Philadelphia Airport Hotel has been largely financed through the issuance of $40 million of industrial revenue bonds.

  Courtyard Hotels. The Company's Courtyard properties are moderate-priced, limited-service hotels aimed at individual business and pleasure travelers, as well as families. Courtyard hotels typically have approximately 150 rooms at locations in suburban areas or near airports throughout the United States. The Courtyard properties include well-landscaped grounds, a courtyard with a pool and socializing areas. Each hotel features meeting rooms and a restaurant and lounge with approximately 80 seats. The Courtyard hotels owned by the Company are among the newest in the Courtyard hotel system, averaging only five years old. The Company's Courtyard properties have substantially matured and are operating at exceptionally high occupancy rates. The Company believes this competitive position will enable the manager to continue to improve profitability by adjusting the mix of business to build room rates. The chart below sets forth comparable performance information for the Company's owned and leased Courtyard properties:

                                                          1995    1994    1993
                                                         ------  ------  ------
Number of properties....................................     54      54      54
Number of rooms.........................................  7,940   7,940   7,940
Average daily rate...................................... $73.99  $68.86  $64.58
Occupancy percentage....................................   80.5%   80.4%   79.7%
REVPAR.................................................. $59.54  $55.37  $51.47
REVPAR % change.........................................    7.5%    7.6%    9.6%

  The Company's Courtyard properties benefited in 1995 from higher demand. REVPAR increased almost 8% due to increases in room rates of over 7% and a small occupancy increase. House profit margins also increased by almost two percentage points, reflecting the operating leverage inherent in properties already running at close to capacity.

  The Company's Courtyard properties were generally fully occupied during the business week and enjoyed high occupancies during the weekends. The Company believes this competitive position will enable the manager to continue to improve profitability through yield management and selective room rate increases.

  During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT. In February 1996, the Company entered into an agreement with the REIT to sell and lease back 16 of the Company's remaining Courtyard properties for approximately $176 million (10% of which would be deferred). The transaction is expected to close in the first and second quarters of 1996. See "Business and Properties--Pending Dispositions." The Company will retain its downtown Chicago, Illinois Courtyard.

  Residence Inns. The Company's Residence Inns are extended-stay, limited-service hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 80 to 130 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen, and many suites have woodburning fireplaces. The 18 Residence Inns owned by the Company are among the newest in the Residence Inn system, averaging only five years old. The table below sets forth performance information for such Inns for the periods presented. The following table excludes information with respect to the 11 Residence Inns that are no longer consolidated with the Company as of December 31, 1993.

                                                          1995    1994    1993
                                                         ------  ------  ------
Number of properties....................................     18      18      18
Number of rooms.........................................  2,178   2,178   2,178
Average daily rate...................................... $85.07  $79.58  $74.70
Occupancy %.............................................   86.6%   85.6%   84.5%
REVPAR.................................................. $73.69  $68.12  $63.12
REVPAR % change.........................................    8.2%    7.9%   11.1%

  For 1995, the Company's Residence Inns performed well with advances in room rates of 7%, while also increasing occupancy by one percentage point. Continued popularity of this product with customers combined with increasing business travel resulted in superior performance for 1995. At an average occupancy rate of 86.6% for 1995, these properties were near full occupancy during the business week and enjoyed high occupancies during the weekends. Given this strong demand, the Company's Residence Inns were able to improve room rates through managing their mix of business.

  During 1993, the Company sold the majority of its equity interest in a partnership owning 11 Residence Inns. The Company is currently constructing one additional 300-room property in Arlington (Pentagon City), Virginia, near National Airport, just outside of Washington, D.C., which is scheduled for completion in the second quarter of 1996.

  In February 1996, the Company entered into an agreement with the REIT to sell and lease back 18 of the Company's Residence Inns for approximately $172 million (10% of which would be deferred). The transaction is expected to close in the first and second quarters of 1996. See "Business and Properties-- Pending Dispositions." The Company will retain the Pentagon City Residence Inn.

MARKETING

  All but six of the Company's hotel properties, at December 29, 1995, are managed by Marriott International as Marriott-brand hotels. Three of the six remaining hotels are operated as Marriott brand hotels under franchise agreements with Marriott International. The Company believes that its lodging properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel systems. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of increasing customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Honored Guest Awards program. As other hotel chains eliminate or scale back awards for their frequent stay programs, Marriott Honored Guest Awards and its companion program, Marriott Miles, continue to expand, and now include more than 6.4 million members.

  The Marriott reservation system was upgraded significantly in 1994 giving Marriott reservation agents complete descriptions of the rooms available for sale, and more up-to-date rate information from the properties. The reservation system also features improved connectivity to airline reservation systems, providing travel agents with greater access to available rooms inventory for all Marriott lodging properties. In addition, new software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott brand property with available rooms when a caller's first choice is sold out.

PROPERTIES

  The following table sets forth certain information as of March 15, 1996 relating to each of the Company's hotels grouped by lodging concept. All of the properties are operated under Marriott brands by Marriott International, unless otherwise indicated. The land on which the hotel is built is fee owned by the Company unless otherwise indicated.

 Hotels, Resorts and Suites

LOCATION                            ROOMS
--------                            -----
Alabama
 Point Clear(1)....................   306
California
 Marina Beach (Leased)(1) .........   372
 Napa Valley(2)....................   191
 Newport Beach.....................   570
 Sacramento Airport (Leased)(3)....    85
 San Diego Marriott Hotel and Mari-
  na(4)............................ 1,355
 San Francisco Airport(2)..........   684
 San Francisco Fisherman's
  Wharf(2)(5)......................   255
 San Francisco Moscone Center
  (Leased)......................... 1,498
 Santa Clara (Leased)..............   754
Colorado
 Denver Tech Center(2).............   625
 Denver West (Leased)..............   307
 Vail Mountain Resort(2)...........   349
Connecticut
 Hartford--Rocky Hill (Leased).....   251
Florida
 Fort Lauderdale Marina(2).........   580
 Miami Airport (Leased)............   782
 Singer Island (Holiday
  Inn)(2)(3).......................   222
 Tampa Airport (Leased)............   295
 Tampa Westshore(2)(6).............   309
Georgia
 Atlanta Norcross..................   222
 Atlanta Northwest(1)..............   400
 Atlanta Perimeter (Leased)........   400
 JW Marriott Hotel at Lenox
  (Leased).........................   371
Illinois
 Chicago--Deerfield Suites.........   248
 Chicago--Elk Grove Suites (Shera-
  ton)(3)..........................   255
Indiana
 South Bend (Leased)(2)............   300
Maryland
 Bethesda (Leased).................   407
 Gaithersburg-Washingtonian Cen-
  ter..............................   284

LOCATION                            ROOMS
--------                            -----
Michigan
 Detroit Romulus...................   245
Minnesota
 Minneapolis City Center (Leased)..   583
Missouri
 Kansas City Airport (Leased)......   382
 St. Louis Pavilion (Leased).......   672
New Hampshire
 Nashua............................   251
New Jersey
 Newark Airport (Leased)...........   590
New York
 New York East Side(2).............   662
 New York Marriott Marquis
  (Leased)......................... 1,911
 Marriott World Trade Center(1)....   820
North Carolina
 Charlotte(1)(5)...................   298
 Raleigh Crabtree(2)(6)............   375
Oklahoma
 Oklahoma City (Pending Acquisi-
  tion)(7).........................   354
Oregon
 Portland(2).......................   503
Pennsylvania
 Philadelphia(8)................... 1,200
 Philadelphia Airport (Leased)(8)..   419
 Pittsburgh Hyatt
  (Pending Acquisition)
  (Leased)(9)......................   400
Texas
 Dallas/Fort Worth(1)..............   491
 Dallas Quorum (Leased)(2).........   547
 El Paso (Leased)..................   296
 Houston Airport (Leased)..........   566
 J.W. Marriott Houston(2)..........   503
 Plaza San Antonio(1)(5)...........   252
 San Antonio Riverwalk
  (Leased)(1)......................   500

LOCATION                           ROOMS
--------                           -----
Virginia
 Dulles Airport (Leased)..........  370
 Dulles Suites (Pending Acquisi-
  tion) (7).......................  254
 Westfields Conference Center(2)..  335
 Williamsburg(2)..................  295
Washington, D.C.
 Washington Metro Center(2).......  456
Barbados
 Sam Lord's Castle Resort.........  234

LOCATION                            ROOMS
--------                            -----
Bermuda
 Castle Harbour Resort (Leased)....  395
Canada
 Toronto Eaton Centre (Leased)(1)..  459
 Toronto Delta Meadowvale(3)(10)...  374
Mexico
 Mexico City Aeropuerto(11)........  600
 Mexico City Polanco(11)...........  314

 Courtyard Hotels(/1//2/)

LOCATION                  ROOMS
--------                  -----
California
 Laguna Hills............  136
 Torrance................  150
Florida
 Jacksonville (Leased)...  146
 Miami Lakes.............  151
Illinois
 Arlington Heights.......  152
 Chicago.................  334
Iowa
 Quad Cities.............  107
Maryland
 Greenbelt...............  152

LOCATION                  ROOMS
--------                  -----
New Jersey
 Hanover.................  149
 Tinton Falls............  120
New York
 Fishkill................  152
 Syracuse (Leased).......  149
Pennsylvania
 Pittsburgh Airport......  148
 Willow Grove (Leased)...  149
Rhode Island
 Middletown..............  148
Virginia
 Arlington/Rosslyn.......  162
 Williamsburg............  151

 Residence Inns(/1//2/)

LOCATION                  ROOMS
--------                  -----
Arizona
 Flagstaff...............  102
 Scottsdale..............  122
 Tempe...................  126
California
 Fountain Valley.........  122
 Rancho Bernardo.........  123
Georgia
 Atlanta Alpharetta......  103
Illinois
 Chicago.................  221
Maryland
 Annapolis...............  102
Massachusetts
 Westborough.............  109
Michigan
 Warren..................  133

LOCATION                            ROOMS
--------                            -----
New Mexico
 Albuquerque.......................  112
New York
 Syracuse..........................  102
North Carolina
 Durham............................  122
Ohio
 Columbus..........................  106
Pennsylvania
 Willow Grove......................  118
Tennessee
 Nashville.........................  110
Texas
 Dallas Northpark..................  103
 Dallas Market Center..............  142
Virginia
 Arlington (Pentagon City) (opening
  in the
  second quarter of 1996)..........  300

--------
 (1) Property was acquired by the Company in 1995.
 (2) Property was acquired by the Company in 1994.
 (3) Property is not operated as a Marriott and is not managed by Marriott International.
 (4) The Company acquired a controlling interest in the San Diego Marriott Hotel and Marina in 1996 through a limited partnership in which the Company owns a 51% interest. See "--1996 Acquisitions."
 (5) Property is currently operated as a Marriott franchised property.
 (6) Property is owned by an affiliated partnership of the Company. A subsidiary of the Company provided 100% nonrecourse financing totaling approximately $35 million to the partnership, in which the Company owns the sole general partner interest, for the acquisition of these two hotels. The Company accounts for these properties as owned hotels for accounting purposes.
 (7) Property is expected to be purchased in 1996. See "--Pending
     Acquisitions."
 (8) Property was opened in 1995.

 (9) The Pittsburgh Hyatt will be purchased by a limited partnership in which the Company will own an 95% interest. The remaining 5% will be owned by the manager. The property will be converted to a Marriott in 1996 subsequent to its acquisition and operated as a franchised property. See "--Pending Acquisitions."
(10) Property was acquired by the Company in February 1996.
(11) The Company acquired a controlling interest in this property in February 1996. The Mexico City Polanco Hotel is currently under construction and is scheduled to be completed in the third quarter of 1996. See "--1996 Acquisitions."
(12) The Company has entered into an agreement with the REIT to sell and lease back 16 Courtyard properties and 18 Residence Inns. See "--Pending Dispositions."

1996 ACQUISITIONS

  In January 1996, the Company acquired a controlling interest in the 1,355-room San Diego Marriott Hotel and Marina through a restructuring of two limited partnerships which previously owned the hotel. The Company previously owned 5% general partner interests in each of the limited partnerships, and through a capital contribution of $10 million, became the managing general partner with a total general and limited partnership interest of 51% in one restructured partnership which now owns the San Diego Marriott Hotel and Marina.

  In February 1996, the Company also acquired a controlling interest in two hotels for $56 million in Mexico City, Mexico totaling 914 rooms. One of the hotels is currently operating and the other hotel is currently under construction and scheduled for completion in the third quarter of 1996. The hotels will be owned by a venture which includes the Company, Marriott International, which will manage the hotels, and the seller of the hotels.

  In addition, the Company acquired the 374-room Toronto Delta Meadowvale for approximately $25 million in February 1996. The hotel is currently managed by Interstate Hotel Corporation ("Interstate").

  Also in February 1996, the Company purchased an 83% interest in the mortgage loans securing the 250-room Newport Beach Marriott Suites for $18 million.

PENDING ACQUISITIONS

  During 1996 through the date hereof, the Company has entered into agreements to purchase two full-service properties, the Washington Dulles Marriott Suites (254 rooms) and the Oklahoma City Marriott (354 rooms) and a controlling interest in one full-service property, the Pittsburgh Hyatt (400 rooms). Management anticipates that such acquisitions will be consummated in the first and second quarters of 1996.

  The Company expects that the Pittsburgh Hyatt will be acquired for approximately $18.5 million by a limited partnership, of which a subsidiary of the Company would be the sole general partner. The Company would own a 95% interest in this limited partnership and would contribute approximately $17.5 million to the limited partnership to fund the acquisition of the Pittsburgh Hyatt. Interstate would manage the Pittsburgh Hyatt and contribute approximately $1 million to the limited partnership for the acquisition of the hotel. Management anticipates that the Pittsburgh Hyatt will be converted to the Marriott brand at a cost of approximately $7 million during 1996. There was a dispute between the seller and the manager of the Pittsburgh Hyatt concerning the termination of the manager which was settled. The settlement provides for the manager to vacate the premises on the scheduled closing date of April 1, 1996, after which time the hotel will be closed for renovations in preparation for conversion to the Marriott brand. In the unlikely event that Hyatt does not vacate the premises prior to the scheduled closing, the closing could be delayed.

  The Pending Acquisitions are subject to certain conditions, including customary due diligence and other closing conditions, and no assurance can be given that the transactions will be consummated or, if consummated, that the transactions will be consummated at the time or on the terms currently contemplated. In addition to the Pending Acquisitions discussed above, the Company intends to pursue expansion opportunities through the acquisition of other full-service lodging properties.

PENDING DISPOSITIONS

  During February 1996, the Company entered into an agreement with the REIT to sell and lease back 16 Courtyard properties and 18 Residence Inns for $349 million. Ten percent of the sales price for such properties is deferred. On March 22, 1996, the parties closed this transaction with respect to three Courtyard and five Residence Inn properties for proceeds totalling approximately $91 million (10% of which was deferred). The remainder of the transaction is expected to be completed in the second quarter of 1996. The Company expects to invest such proceeds in the acquisition of full-service lodging properties.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

  The Company and certain of its subsidiaries also manage the Company's partnership investments and conduct the partnership services business. As such, the Company and/or its subsidiaries own an equity investment in, and serve as the general partner or managing general partner for, 30 partnerships which collectively own 42 Marriott full-service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totaling approximately $170 million at December 29, 1995.

  As the managing general partner, the Company and its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. The Company or its subsidiary is usually reimbursed for the cost of providing these services.

  Hotel properties owned by the partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under management agreements with Marriott International. As the managing general partner of such partnerships, the Company or its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

  The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company were $3 million for 1995, $4 million in 1994 and $6 million in 1993. All partnership debt is nonrecourse to the Company and its subsidiaries, except that the Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $173 million at December 29, 1995. Subsequent to year end, such maximum commitment was reduced to approximately $128 million. In most cases, fundings of such guarantees represent loans to the respective partnerships.

COMPETITION

  The cyclical nature of the U.S. lodging industry has been demonstrated over the past two decades. Low hotel profitability during the 1974-75 recession led to a prolonged slump in new construction and, over time, high occupancy rates and real price increases in the late 1970s and early 1980s. Changes in tax and banking laws during the early 1980s precipitated a construction boom that created an oversupply of hotel rooms. The Company expects the U.S. upscale full-service hotel supply/demand imbalance to continue to improve over the next few years as room demand continues to grow and room supply growth is expected to be minimal, in particular in the full-service segment.

  The Company's hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. The following table presents key participants in segments of the lodging industry in which the Company competes:

               SEGMENT                       REPRESENTATIVE PARTICIPANTS
               -------                       ---------------------------
 Full-Service........................ Marriott Hotels, Resorts and Suites;
                                      Hyatt; Hilton; Radisson; Doubletree; Red
                                      Lion; Sheraton; Wyndham
 Moderate-Price...................... Courtyard; Holiday Inn; Ramada Inns; Days
                                      Inn; Quality Inns; Hampton Inn
 Extended-Stay....................... Residence Inn; Homewood Suites; Embassy
                                      Suites; Oakwood Apartments

OTHER REAL ESTATE INVESTMENTS

  The Company currently owns 38 undeveloped parcels of vacant land, totaling approximately 250 acres, originally purchased primarily for the development of hotels or senior living communities. The Company sold

13 parcels during 1995 for proceeds of approximately $10 million. The Company may sell its remaining undeveloped parcels from time to time when market conditions are favorable. Some of the properties may be developed as part of a long-term strategy to realize the maximum value of these parcels. The Company also has lease and sublease activity relating primarily to its former restaurant operations.

  In addition, the Company owns a 174-acre parcel of undeveloped land in Germantown, Maryland, zoned for commercial office building development. The site was originally purchased in the 1980's for a proposed new corporate headquarters. Due to Company downsizing, plans for a new corporate headquarters were dropped. The Company subsequently planned to develop the site into an office project over an extended time period to recover its investment, however, the continuing weakness of the real estate market in Montgomery County, Maryland, has negatively impacted this development plan. In the fourth quarter of 1995, management instituted a program to aggressively liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management determined that the site will no longer be developed and instead has decided to attempt to sell the property. Accordingly, the Company has recorded a pretax charge of $60 million in the fourth quarter of 1995 to reduce the asset to its estimated sales value.

SPECIAL DIVIDEND

  In addition to acquiring and owning hotels (the "Real Estate Group"), the Company previously operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions (the "Operating Group"). On December 29, 1995, the Company distributed to its shareholders through a special dividend (the "Special Dividend") all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a direct wholly owned subsidiary of the Company which, as of the date of the Special Dividend, owned and operated the Operating Group business. The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company Common Stock held by such shareholders on the record date of December 22, 1995.

  The Special Dividend was designed to separate two types of businesses with distinct financial, investment and operating characteristics and to allow each business to adopt strategies and pursue objectives appropriate to its specific needs. The Special Dividend (i) facilitates the development of employee compensation programs custom-tailored to each business's operations, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business, (ii) enables the management of each company to concentrate its attention and financial resources on the core businesses of such company, and (iii) permits investors to make more focused investment decisions based on the specific attributes of each of the two businesses.

RELATIONSHIP WITH MARRIOTT INTERNATIONAL; MARRIOTT INTERNATIONAL DISTRIBUTION

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing Real Estate Group business and the Operating Group business (which was recently distributed to shareholders through the Special Dividend), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, the Company completed the Marriott International Distribution. Marriott International conducts the Management Business as a separate publicly traded company.

  The Company and Marriott International have entered into agreements which provide, among other things, for Marriott International to (i) manage lodging properties owned or leased by the Company, (ii) advance up to $225 million to the Company under a line of credit which matures in 1998, (iii) provide $109 million of first mortgage financing for the Philadelphia Marriott Hotel and
(iv) guarantee the Company's performance in connection with certain loans or other obligations. See "Relationship Between the Company and Marriott

International." The Company views its relationship with Marriott International as providing various advantages, including access to high quality management services, strong brand names and superior marketing and reservation systems.

  Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change of control of the Company occur. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right--Marriott International Purchase Right."

EMPLOYEES

  The Company and its subsidiaries collectively have approximately 200 corporate employees, and approximately 600 other employees (primarily employed at two of its non-U.S. hotels) which are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. The Company believes that it has good relations with its unions and has not experienced any material business interruptions as a result of labor disputes.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs"), and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or business may be operated, and these restrictions may require expenditures. In connection with its current or prior ownership or operation of hotels, the Company may be potentially liable for any such costs or liabilities. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company.

LEGAL PROCEEDINGS

  In September 1994, the Company and certain holders and purchasers of certain of the Company's bonds (the "PPM Group") went to trial as a result of litigation initiated by the PPM Group in response to the Marriott International Distribution. In October 1994, the judge declared a mistrial based on the inability of the jury to reach a verdict. In January 1995, the judge granted the Company's motion for judgment in its favor on the PPM Group's claims as a matter of law. An appeal was filed by the PPM Group in February 1995, and the appeal was argued in February 1996. In March 1996, the Company settled the litigation for a payment of $1.25 million. The settlement leaves in place the trial court's judgment in favor of the Company on all of the PPM Group's claims. The settlement did not have a material effect on the Company's financial condition and results of operations.

  The Company and its subsidiaries are involved in litigation incidental to their businesses. Management believes that such litigation is not significant and will not have a material adverse effect on the Company's financial condition and results of operations.

  RELATIONSHIP BETWEEN THE COMPANY AND HM SERVICES AFTER THE SPECIAL DIVIDEND

  For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the Special Dividend and to provide mechanisms for an orderly transition, the Company and HM Services have entered into various agreements, and have adopted policies, as described in this section. The Company believes that the agreements are fair to both parties and contain terms which generally are comparable to those which would have been reached in arms-length negotiations with unaffiliated parties. In most cases (such as the Distribution Agreement, the Tax Sharing Agreement and the Employee Benefits Allocation Agreement) the agreements are comparable to those used by others in similar situations. In each case, the terms of these agreements have been reviewed by individuals who were then and are now at a senior management level at the Company and by individuals who were then and are now at a senior management level of HM Services.

DISTRIBUTION AGREEMENT

  Subject to certain exceptions, the HM Services Distribution Agreement (the "HM Services Distribution Agreement") provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of December 29, 1995, financial responsibility for the liabilities arising out of or in connection with the business of the Operating Group ("Operating Group Business") to HM Services and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the business of the Real Estate Group ("Real Estate Group Business") to the Company and its subsidiaries. Other agreements executed in connection with the HM Services Distribution Agreement set forth certain specific allocations of liabilities between the Company and HM Services. See "--Employee Benefits and other Employment Matters," and "--Tax Sharing Agreement," below. Under the HM Services Distribution Agreement, the Company retains all cash and cash equivalent balances of HM Services and its subsidiaries, as of the close of business on December 29, 1995, except for an amount equaling $25 million (the "Initial Cash Amount"), which is subject to adjustments to reflect certain restructuring costs, certain budgeted capital expenditures to be incurred by the HM Services and cash maintained by HM Services at Schiphol Airport in Amsterdam, Netherlands. The HM Services Distribution Agreement also provides that HM Services will assume its proportionate share of the Company's current obligation for certain employee benefit awards denominated in Host Marriott Common Stock currently held by employees of Marriott International. The Company and HM Services agreed to share the cost to Host Marriott of such awards. HM Services may issue up to 1.7 million shares of Common Stock upon the exercise or distribution of such awards. At the Company's option, HM Services may satisfy this obligation by paying to the Company cash equal to the value of such shares of HM Services common stock. Additionally, the Company and HM Services have agreed to share the exercise price for options comprising such awards.

  To avoid adversely affecting the intended tax consequences of the Special Dividend and related transactions, the HM Services Distribution Agreement provides that, until December 29, 1997, HM Services must obtain an opinion of counsel reasonably satisfactory to the Company or a supplemental tax ruling before HM Services may make certain material dispositions of its assets, engage in certain repurchases of HM Services capital stock or cease the active conduct of its business independently, with its own employees and without material changes. The Company must also obtain an opinion of counsel reasonably satisfactory to HM Services or a supplemental tax ruling before the Company may engage in similar transactions during such period. The Company does not expect these limitations to inhibit significantly its operations, growth opportunities or its ability to respond to unanticipated developments.

  On December 20, 1995, the Company had outstanding warrants to purchase an aggregate of 7.5 million shares of Host Marriott Common Stock (the "Warrants") issued (or reserved for issuance) in connection with the settlement of litigation brought by certain holders and purchasers of senior notes and debentures of the Company. In connection with the HM Services Distribution, the Warrants were adjusted such that, after December 29, 1995, each Warrant is exercisable for one share of Host Marriott Common Stock and one fifth of a share of HM Services common stock. The HM Services Distribution Agreement provides that, upon notice to HM Services of the exercise of Warrants, HM Services will issue to the exercising holder of the Warrants the appropriate number of whole shares of HM Services common stock and, if applicable, a check for the value of any fractional shares of HM Services otherwise issuable in connection with such exercise; and HM Services will be entitled to receive a pro rata portion of the exercise price (such pro rata portion to be established by allocating the exercise price of the HM Services common stock and the Host Marriott Common Stock issuable upon exercise of the Warrants in accordance with their relative values immediately following the Special Dividend.)

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS

  The Company and HM Services entered into an Employee Benefits Allocation and Other Employment Matters Agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain responsibilities with respect to employee compensation, benefit and labor matters. The Employee Benefits Allocation Agreement provides that, effective as of December 29, 1995, HM Services will assume or retain, as the case may be, all liabilities of the Company, under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to employees who, on or after December 29, 1995, will be employees of HM Services or its subsidiaries, including those former employees employed by HM Services and its subsidiaries for whom the Company retained such liabilities in connection with the Marriott International Distribution, as defined below ("HM Services Employees"). The Employee Benefits Allocation Agreement also provides that, effective as of December 29, 1995, the Company will assume or retain, as the case may be, all liabilities of the Company, under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to employees who on or after December 29, 1995 will be employees of the Company or its other subsidiaries, including certain former employees employed by the Company or one of its other subsidiaries for whom the Company retained such liabilities in connection with Marriott International Distribution ("Company Employees"). Pursuant to the Employee Benefits Allocation Agreement, and in connection with the Special Dividend, the Company also adjusted outstanding awards under Company employee benefit plans.

TAX SHARING AGREEMENT

  The Company and HM Services entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's business for tax years prior to the Special Dividend and with respect to certain tax attributes of the Company after the Special Dividend. In general, with respect to periods ending on or before December 29, 1995, the Company is responsible for (i) filing both consolidated federal tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case HM Services and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). HM Services will reimburse the Company for a defined portion of such taxes relating to the Operating Group. HM Services is responsible for filing returns and paying taxes related to the Operating Group for subsequent periods. The Company and HM Services have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT

  The Company and HM Services entered into an agreement pursuant to which the Company or HM Services may provide certain services to the other for a transitional period on an as-needed basis. The fee for such services will be based on hourly rates designed to reflect the cost for providing such services plus reimbursement of certain direct out of pocket expenses. Subject to the termination provisions of the agreement, HM Services will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. In general, the transitional services agreement will terminate prior to the end of 1996. The transitional services to be provided to HM Services pursuant to such agreements may include corporate secretary services, cash management services, accounting services, internal audit services, tax administration, litigation management or any other similar services that HM Services may require.

ASSIGNMENT OF TRADEMARKS

  In conjunction with the Special Dividend, all of the Company's right, title and interest in certain trademarks, including the Company logo, were conveyed to HM Services. Under the HM Services Distribution Agreement, the Company and its subsidiaries retain the right to use the name "Host" without limitation or expiration. The Company does not currently contemplate any change to its name. The Company has adopted a new logo (presented on the cover of this Prospectus); although, the Company has retained the right to use its former logo for a period of 18 months following the Special Dividend, which period may be extended for up to an additional 12 months with HM Services' consent.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationship between the Company and HM Services may present certain conflicts for J.W. Marriott, Jr. who serves as a director of the Company and HM Services and for Richard E. Marriott who serves as a director of HM Services and as the Chairman of the Board of Directors of the Company. Mr. Richard E. Marriott, as well as other executive officers and directors of the Company and HM Services also own (or have options or other rights to acquire) a significant number of shares of Common Stock in the Company and HM Services. The Company and HM Services have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Richard E. Marriott and J.W. Marriott, Jr. (or such executive officers and other directors having a significant ownership interest in the companies) in conflict situations, including matters relating to contractual relationships or litigation between the Company and HM Services. Such procedures include requiring Richard E. Marriott and J.W. Marriott, Jr. (or such executive officers or other directors having a significant ownership interest in the companies) to abstain from voting as directors of each company with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Richard E. Marriott and J.W. Marriott, Jr. (or such executive officers and other directors having a significant ownership interest in the companies) in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the General Counsel of each of the Company and HM Services to monitor this issue in consultation with the Company's or HM Services' (as applicable) board of directors and to determine when a significant conflict of interest exists. The Company and HM Services believe that such conflicts will be minimal.

                     RELATIONSHIP BETWEEN THE COMPANY AND
                            MARRIOTT INTERNATIONAL

  For the purpose of governing certain of the ongoing relationships between the Company and Marriott International after the Marriott International Distribution and to provide mechanisms for an orderly transition, the Company and Marriott International entered into various agreements and adopted policies, as described in this section. Subsequent to the Marriott International Distribution, the Company and Marriott International have entered into additional agreements and arrangements which are also described below. The Company believes that the agreements are fair to both parties and contain terms which generally are comparable to those which would have been reached in arms-length negotiations with unaffiliated parties (although comparisons are difficult with respect to certain agreements, such as the Assignment and License Agreement, which relate to the specific circumstances of certain transactions). In many cases (such as with the Lodging Management Agreements, the Consolidation Agreement and the Transitional Services Agreements) the forms of agreements are based on agreements that the Company has in fact negotiated with third parties. In other cases (such as the Marriott International Distribution Agreement, the Marriott International Tax Sharing Agreement and the New Line of Credit) the agreements are comparable to those used by others in similar situations. In each case, the terms of such agreements have been reviewed by individuals at a senior management level in the Company and by individuals at a senior management level in Marriott International.

DISTRIBUTION AGREEMENT

  The Marriott International Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Marriott International Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Real Estate Group Business and the Operating Group Business, along with the Company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connection with the Marriott International Distribution Agreement also set forth certain specific allocations of liabilities between the Company and Marriott International.

  Under the Marriott International Distribution Agreement, Marriott International has the Marriott International Purchase Right to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The Marriott International Purchase Right terminates on October 8, 2003. The Marriott International Purchase Right may have certain antitakeover effects as described in "Antitakeover Effects of Certain Provisions of the Company's Certificate and Bylaws and the Marriott International Purchase Right."

LODGING MANAGEMENT AGREEMENTS

  Nearly all of the Company's hotels are managed by Marriott International. The Marriott International Lodging Management Agreements provide for Marriott International to manage most of the Marriott full-service hotels and all Courtyard hotels and Residence Inns owned or leased by the Company. Each Marriott International Lodging Management Agreement reflects market terms and conditions and is substantially similar to the terms of management agreements with other third-party owners regarding lodging facilities of a similar type. The Company paid to Marriott International fees of $67 million, $41 million and $5 million during 1995, 1994 and 1993, respectively, from the managed and franchised lodging properties owned or leased by the Company. Additionally, the Company is a general partner in several unconsolidated partnerships that own over 260 lodging properties operated by Marriott International under long-term agreements.

  A separate Lodging Management Agreement is typically entered into for each hotel owned or leased by the Company and operated by Marriott International. Each Lodging Management Agreement has an initial term of 15 to 20 years and, at the option of Marriott International, may be renewed for up to two or three additional terms of eight to ten years each, aggregating 16 to 30 years, for a total term of up to 50 years. Each Lodging Management Agreement for the Courtyard hotels and Residence Inns (but not full-service hotels) is also subject to the terms of a Consolidation Agreement (the "Consolidation Agreement"), pursuant to which (i) certain fees payable under the Lodging Management Agreement with respect to a particular lodging facility will be determined on a consolidated basis with certain fees payable under the Lodging Management Agreements for all lodging facilities of the same type, and (ii) certain base fees payable under Lodging Management Agreements with respect to a particular lodging facility will be waived in return for payment of an incentive fee upon the sale of such facility. No Lodging Management Agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other Lodging Management Agreement and a single Lodging Management Agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other Lodging Management Agreement. Marriott International does not have the right to set off amounts owed to the Company under any Lodging Management Agreement against any other indebtedness or amounts due from the Company and Marriott International may not apply cash flows from one lodging facility against cash deficits of other lodging facilities. Under the Consolidation Agreement (which is discussed below), all revenues collected, expenses incurred under Lodging Management Agreements for the Company's limited service hotels are aggregated on the basis of hotel product line for purposes of calculating certain management fees payable to Marriott International thereunder. The Lodging Management Agreements with respect to the Company's full service hotels are not subject to the Consolidation Agreement and the management fees payable to Marriott International under a single Lodging Management Agreement are calculated solely with respect to the lodging facility managed thereunder. In general, properties remain subject to the Lodging Management Agreement upon the sale of such property to third parties.

  Under each Lodging Management Agreement for full-service hotels, Marriott International collects all revenue generated at a particular lodging property. Marriott International holds such amounts on behalf of the Company in segregated accounts and forwards to the Company every two weeks all amounts in excess of certain expenses and management fees (as described more fully below). Under the Lodging Management Agreements for the Company's limited service hotels and the Consolidation Agreement, all revenues generated at the Company's limited service hotels are collected and aggregated in a single segregated account for each limited service product line (i.e., Courtyard and Residence Inns). Marriott International forwards to the Company amounts in excess of aggregated expenses and management fees in a manner similar to that for the full-service hotels. Because amounts collected by Marriott International are held on the Company's behalf, the Company does not depend upon the creditworthiness of Marriott International for receipt of such payments.

  Marriott Hotels, Resorts and Suites. The form of Lodging Management Agreement for full-service hotels in the Marriott Hotels, Resorts and Suites line provides for a base management fee equal to three percent of annual gross revenues plus an incentive management fee generally equal to 40% to 50% of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20% of the cumulative operating profit of the hotel from the Marriott International Distribution through such date). The Company and Marriott International have agreed that, subject to certain exceptions, the incentive management fee for full-service hotels acquired after September 8, 1995 will equal 20% of Available Cash Flow. Available Cash Flow is defined to be the excess of "Operating Profit" over the "Owner's Priority." Operating Profit is defined generally in all forms of Lodging Management Agreements as gross revenues, less all ordinary and necessary operating expenses, including all base and system fees and reimbursement for certain system-wide operating costs ("Chain Services"), as well as a deduction to fund a required reserve for furniture, fixtures and equipment for certain hotels, before any depreciation or amortization or similar fixed charges. Owner's Priority in all forms of Lodging Management Agreements is derived from an agreed-upon base amount assigned to each lodging facility. Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company has the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  The Company intends to aggressively pursue further hotel acquisitions and it is anticipated that the Company will engage Marriott International to manage many of the hotels that are acquired.

  Limited Service Hotels. The forms of Lodging Management Agreements for Courtyard hotels and Residence Inns provide for a system fee equal to three percent (in the case of Courtyard hotels) or four percent (in the case of Residence Inns) of annual gross revenue, and a base fee equal to two percent of annual gross revenues. The base fee is deferred in favor of the Owner's Priority, and in any fiscal year in which the base fee is greater than Operating Profit (prior to deduction of the base fee) less Owner's Priority, the excess base fee is deferred, to be paid in a subsequent fiscal year out of excess Operating Profit. Owner's Priority and Operating Profit are determined in substantially the same manner as described above for Marriott Hotels, Resorts and Suites. In addition, the agreements provide for an incentive management fee equal to 50% of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20% of the cumulative Operating Profit of the hotel through such date). Available Cash Flow is defined to be the excess of Operating Profit (after deduction of the base fee, including any portion of the base fee that is deferred or waived) over the Owner's Priority. Under such forms of agreement, Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company or its subsidiaries have the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Consolidation Agreement. Each Lodging Management Agreement for the Courtyard hotels and Residence Inns (but not full-service hotels) is subject to the terms of the Consolidation Agreement. Pursuant to the Consolidation Agreement, certain revenues, expenses and fees payable under the Lodging Management Agreements for Courtyard hotels and Residence Inns are consolidated by product line as discussed herein. With respect to any Courtyard hotels and Residence Inns managed by Marriott International under a Lodging Management Agreement, for so long as the Company has not sold or financed any such lodging facility, then the calculations, distributions and dispositions of gross revenues, reserves, base fees, Owner's Priority, incentive management fees and system fees under the Lodging Management Agreement with respect to such lodging facility will be determined and reported on an aggregate basis, together with all such facilities governed by a Lodging Management Agreement in the same product line. After any such lodging facility is sold or financed, the Consolidation Agreement will no longer be applicable to such facility, and the gross revenues, reserves, base fee, Owner's Priority, incentive management fee and system fee for such facility will be determined solely in accordance with the Lodging Management Agreement applicable to such facility.

  In addition, pursuant to the terms of the Consolidation Agreement, the base fee payable under the Lodging Management Agreements (other than Lodging Management Agreements for full-service hotels) is modified as set forth below. Until December 31, 2000, in lieu of the base fees payable to Marriott International with respect to the Courtyard hotels and Residence Inns managed by Marriott International under a Lodging Management Agreement, Marriott International will receive a "Bonus Incentive Fee" upon the sale of any of such facilities by the Company. The "Bonus Incentive Fee" is defined to be 50% of the "Net Excess Sale Proceeds" resulting from the sale of such facility (provided that the Bonus Incentive Fee shall not exceed two percent of the cumulative gross revenues of such facility, from the date of inception of the Lodging Management Agreement for such facility through the earlier of December 31, 2000 or the date of sale). Net Excess Sale Proceeds is defined to be the gross property sales price for the facility less (i) the reasonable costs incurred by the Company in connection with the sale and (ii) a base amount assigned to each lodging facility. Any future owners of such facility, and the Company to the extent that it retains ownership of such facility after December 31, 2000, will not be subject to the foregoing terms and will be required to pay to Marriott International the base fee as set forth in the Lodging Management Agreement applicable to such facility.

FRANCHISE AGREEMENTS

  At the time that the Company acquired the San Francisco Marriott-- Fisherman's Wharf, the Charlotte Marriott Executive Park and the Plaza San Antonio, the Company entered into franchise agreements with Marriott International to allow the Company to use the Marriott brand, associated trademarks, research, standards, quality control, reservation systems, food and beverage services and other related items in connection with its operations of these properties. Pursuant to these franchise agreements, the Company pays a franchise royalty fee of six percent of gross room sales plus three percent of gross food and beverage sales, except for the Plaza San Antonio for which the Company pays a royalty fee of four percent of gross room sales in years one and two increasing to five percent in years three and four and six percent in years five through ten, plus two percent of gross food and beverage sales in years one and two increasing to three percent in years three through ten. Additionally, the Company pays an advertising fee of one percent of gross room sales and a reservations charge on usage of the Marriott International reservations system, subject to certain agreed upon adjustments. The term of the franchise agreement for the San Francisco Marriott-- Fisherman's Wharf is 30 years, the term of the franchise agreement for the Charlotte Marriott Executive Park is 15 years and the term of the franchise agreement for the Plaza San Antonio is ten years.

NEW LINE OF CREDIT

  Marriott International and the Company have entered into the New Line of Credit under which the Company has the right to borrow from Marriott International up to $225 million to fund (i) obligations under certain guarantees made by the Company, (ii) payments of principal on specified recourse debt of the Company and its subsidiaries, (iii) payment of interest on amounts borrowed under the New Line of Credit and on specified recourse debt of the Company and its subsidiaries, (iv) working capital, and (v) other items approved in advance by Marriott International. Borrowings under the New Line of Credit bear interest at LIBOR plus 3% (4% when the outstanding balance exceeds $112.5 million) and mature in June 1998. Any such borrowings are guaranteed by, or secured by the pledge of the stock of, certain subsidiaries of the Company. An annual commitment fee of 5/8% is charged on the unused portion of the New Line of Credit. The New Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, create liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, and repurchase their common stock. When no advances are outstanding under the New Line of Credit and the Company and certain of its subsidiaries have adequately reserved for debt maturities over a 6-month term, such restricted payments as would otherwise be prohibited are permitted in the amount by which aggregate EBITDA of the Company and certain of its subsidiaries (as defined in the New Line of Credit) and the proceeds of specified stock issuances exceed 170% of the aggregate of certain specified charges.

PHILADELPHIA MORTGAGE

  Marriott International provided first mortgage financing for a portion of the development and construction costs for the Philadelphia Marriott hotel constructed by the Company, pursuant to a mortgage financing agreement (the "Philadelphia Mortgage") entered into between the Company and Marriott International. The Philadelphia Mortgage (approximately $109 million at December 29, 1995) provided for the funding of a portion (approximately 60%) of the construction and development costs of such hotel, as and when such costs were incurred, up to a maximum of $125 million of funding. The Philadelphia Mortgage (i) is a two-year "mini-perm" facility, carrying a floating interest rate of LIBOR plus 300 basis points, and (ii) will, upon maturity of the two-year mini-perm, fund into a ten-year term loan, bearing cash-pay interest at the rate of 10% per annum, plus deferred interest of 2% per annum. The Philadelphia Mortgage is due on sale of the property (or any majority interest therein) and is subject to other terms and conditions customary for first mortgage financings of this type.

TAX SHARING AGREEMENT

  The Company and Marriott International have entered into a tax sharing agreement (the "Marriott International Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Marriott International Distribution and with respect to certain tax attributes of the Company after the Marriott International Distribution. In general, with respect to periods ending on or before the last day of 1993, the Company is responsible for (i) filing both consolidated federal tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case Marriott International and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Marriott International will reimburse the Company for the portion of such taxes relating to the Management Business. Marriott International is responsible for filing returns and paying taxes related to the Management Business for subsequent periods. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

ASSIGNMENT AND LICENSE AGREEMENT

  Pursuant to the terms of an Assignment and License Agreement, all of the Company's right, title and interest in certain trademarks, including the trademarks "Marriott," "Courtyard," "Residence Inns by Marriott" and "Fairfield Inns by Marriott," were conveyed to Marriott International. The Company and its subsidiaries have been granted a license to use such trademarks in their corporate names, subject to specified terms and conditions.

NONCOMPETITION AGREEMENT

  The Company and Marriott International entered into a Noncompetition Agreement dated October 8, 1993 which agreement was amended in connection with the Special Dividend (the "Noncompetition Agreement").

Under the Noncompetition Agreement, the Company and its subsidiaries are prohibited from entering into, or acquiring an ownership interest in any entity that operates, any business that competes with the hotel management business as conducted by Marriott International, subject to certain exceptions. The Noncompetition Agreement has a term expiring on October 8, 2000.

TRANSITIONAL SERVICES AGREEMENTS

  Marriott International and the Company entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing services to the Company and its subsidiaries for a transitional period. Such services are provided on market terms and conditions. Subject to the termination provisions of the specific agreements, the Company and its subsidiaries are free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The Company believes that these agreements are based on commercially reasonable terms including pricing and payment terms. In general, the transitional services agreements can be kept in place at least through 1997. The Company has the right to terminate such agreements upon giving 180 days (or less) notice.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationship between Marriott International and the Company may present certain conflicts for Messrs. J.W. Marriott, Jr. and Richard E. Marriott, because J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as other executive officers and directors of the Company and Marriott International, also own (or have options or other rights to acquire) a significant number of shares of common stock in both the Company and Marriott International. The Company and Marriott International have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in conflict situations, including matters relating to contractual relationships or litigation between the companies. Such procedures include requiring Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from making management decisions in their capacities as officers of Marriott International and the Company, respectively, and to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. J.W. Marriott, Jr. or Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the interests of the shareholders of the Company and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the general counsel of the Company to monitor this issue in consultation with the Audit Committee of the Board of Directors and to determine when a significant conflict of interest exists. See "Risk Factors--Potential Conflicts with Marriott International."

OTHER TRANSACTIONS AND RELATIONSHIPS

  The Company has also entered into certain other transactions and relationships with Marriott International. Marriott International has provided, and expects in the future to provide, financing to the Company for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 1995, Marriott International invested an aggregate of $80 million, principally in the form of mortgage loans. The Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest. In January 1996, Marriott International provided $57 million in connection with the Company's acquisition of a controlling interest in two full-service hotels in Mexico City comprising 914 hotel rooms. See "Business and Properties--1996 Acquisitions."

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

  The Company's Board consists of six directors divided into three classes, each class consisting of two directors. Each director serves a three-year term. Set forth below is information with respect to those individuals serving as directors and executive officers of the Company.

                                 OTHER POSITIONS AND BUSINESS EXPERIENCE
                              PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE
    NAME AND TITLE       AGE                     COMPANY
    --------------       ---  ---------------------------------------------
Richard E. Marriott (1)   57 Richard E. Marriott joined the Company in 1965
Chairman of the Board        and has served in various executive capacities.
Director since 1979          In 1979, Mr. Marriott was elected to the Board
                             of Directors. In 1984, he was elected Executive
                             Vice President and in 1986 he was elected Vice
                             Chairman of the Board of Directors. In 1993, Mr.
                             Marriott was elected Chairman of the Board.
                             Mr. Marriott also has been responsible for man-
                             agement of the Company's government affairs
                             functions. Mr. Marriott is also a director of
                             Marriott International, Potomac Electric Power
                             Company and Chairman of the Board of First Media
                             Corporation. He also serves as a director of
                             certain subsidiaries of the Company and is a
                             past President of the National Restaurant Asso-
                             ciation. Mr. Marriott's term as a Director of
                             the Company expires at the 1998 annual meeting
                             of stockholders.
J.W. Marriott, Jr. (1)    64 J.W. Marriott, Jr. is Chairman of the Board and
Director since 1964          President of Marriott International and a direc-
                             tor of General Motors Corporation, Outboard Marine
                             Corporation and the U.S.-Russia Business
                             Roundtable. He also serves on the Boards of
                             Trustees of the Mayo Foundation and the National
                             Geographic Society, and on the Advisory Board of
                             the Boy Scouts of America. He is on the
                             President's Advisory Committee of the American Red
                             Cross and the Executive Committee of the World
                             Travel & Tourism Council. Mr. J.W. Marriott's term
                             as Director of the Company expires at the 1996
                             annual meeting of stockholders.
R. Theodore Ammon         46 Mr. Ammon is a private investor and Chairman and
Director since 1992          Chief Executive Officer of Big Flower Press
                             Holdings, Inc. and Chairman of Treasure Chest
                             Advertising Company, Inc. He was formerly a gen-
                             eral partner of Kohlberg Kravis Roberts & Com-
                             pany (a New York and San Francisco-based invest-
                             ment firm) from 1990 to 1992, and an executive
                             of such firm prior to 1990. He also serves on
                             the Boards of Directors of Foodbrands America,
                             Inc., Culligan Water Technologies, Inc.,
                             Samsonite Corporation and the New York YMCA, and
                             on the Board of Trustees of Bucknell University.
                             Mr. Ammon's term as Director of the Company ex-
                             pires at the 1998 annual meeting of stockhold-
                             ers.

                                  OTHER POSITIONS AND BUSINESS EXPERIENCE
                               PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE
     NAME AND TITLE       AGE                     COMPANY
     --------------       ---  ---------------------------------------------
Terence C. Golden          51 Mr. Golden is the President and Chief Executive
President and Chief           Officer of the Company. He also serves as a di-
Executive Officer             rector of Prime Retail, Inc., Cousins Property,
Director since 1995           Inc., D.R. Horton, Inc. and the District of Co-
                              lumbia Early Childhood Collaborative. He is also
                              a member of the Executive Committee of the Fed-
                              eral City Council. Prior to joining the Company
                              in 1995, Mr. Golden was chairman of Bailey Re-
                              alty Corporation and prior to that served as
                              Chief Financial Officer of the Oliver Carr Com-
                              pany. Prior to joining the Oliver Carr Company,
                              Mr. Golden served as Administrator of the Gen-
                              eral Services Administration, as Assistant Sec-
                              retary of Treasury and was co-founder and na-
                              tional managing partner of Trammell Crow Resi-
                              dential Companies. Mr. Golden's term as Director
                              of the Company expires at the 1997 annual meet-
                              ing of stockholders.

Ann Dore McLaughlin        54 Ms. McLaughlin is a member of the Executive Com-
Director since 1993           mittee of the Federal City Council and Vice
                              Chairman of the Aspen Institute. She was for-
                              merly President and Chief Executive Officer of
                              New American Schools Development Corporation.
                              Ms. McLaughlin has served with distinction in
                              several U.S. Administrations in such positions
                              as Secretary of Labor and Under Secretary of the
                              Department of the Interior. Ms. McLaughlin also
                              serves as a director of AMR Corporation, Federal
                              National Mortgage Association, General Motors
                              Corporation, Kellogg Company, Nordstrom, Potomac
                              Electric Power Company, Union Camp Corporation
                              and Vulcan Materials Company. Additionally, Ms.
                              McLaughlin serves as a member of the governing
                              boards of a number of civic, non-profit organi-
                              zations, including the Public Agenda Foundation
                              and the Conservation Fund. Ms. McLaughlin is on
                              the Board of Overseers for the Wharton School of
                              the University of Pennsylvania and is a trustee
                              of the Center for Strategic and International
                              Studies. Ms. McLaughlin's term as Director of
                              the Company expires at the 1997 annual meeting
                              of stockholders.

Harry L. Vincent, Jr.      76 Mr. Vincent is a retired Vice Chairman of Booz-
Director since 1969           Allen & Hamilton, Inc. He also served as a di-
                              rector of Signet Banking Corporation from 1973
                              until 1989. Mr. Vincent's term as Director of
                              the Company expires at the 1996 annual meeting
                              of stockholders.

Robert E. Parsons, Jr.     40 Robert E. Parsons, Jr. joined the Company's Cor-
Executive Vice President      porate Financial Planning staff in 1981, was
and                           made Director-Project Finance in 1984, Vice
Chief Financial Officer       President-Project Finance in 1986 and Assistant
                              Treasurer in 1988. In 1993, he was elected Se-
                              nior Vice President and Treasurer of the Compa-
                              ny, and in 1995, he was elected Executive Vice
                              President and Chief Financial Officer of the
                              Company.

                                  OTHER POSITIONS AND BUSINESS EXPERIENCE
                               PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE
     NAME AND TITLE       AGE                     COMPANY
     --------------       ---  ---------------------------------------------
Stephen J. McKenna         55 Stephen J. McKenna joined the Company in 1973 as
Executive Vice President      an attorney. He was appointed Assistant General
and                           Counsel in 1976, and was promoted to Vice Presi-
General Counsel               dent and Assistant General Counsel in 1986. He
                              became Vice President and Associate General
                              Counsel in 1990 and became Senior Vice President
                              and General Counsel in 1993 and Executive Vice
                              President and General Counsel in 1995. Prior to
                              joining the Company, Mr. McKenna was employed as
                              an attorney in the airline and aircraft manufac-
                              turing industries.

Christopher J. Nassetta    33 Christopher J. Nassetta joined the Company in
Executive Vice President      October 1995 as Executive Vice President. Prior
                              to joining the Company, Mr. Nassetta served as
                              President of Bailey Realty Corporation from 1991
                              to 1995 and as Chief Development Officer and in
                              various positions with The Oliver Carr Company
                              from 1984 through 1991.

Donald D. Olinger          37 Donald D. Olinger joined Marriott Corporation in
Vice President and            1993 as Director-Corporate Accounting. Upon the
Corporate Controller          Marriott International Distribution in 1993, he
                              was promoted to Senior Director and Assistant
                              Controller of Host Marriott and was promoted to
                              Vice President--Corporate Accounting in 1995.
                              Mr. Olinger was elected Vice President and Cor-
                              porate Controller of the Company in 1996. Prior
                              to joining Marriott Corporation, Mr. Olinger was
                              with the public accounting firm of Deloitte &
                              Touche.

--------
(1) Richard E. Marriott and J.W. Marriott, Jr. are brothers.

COMPENSATION POLICY COMMITTEE

  The Compensation Policy Committee comprises three directors who are not employees of the Company or any of its subsidiaries: Harry L. Vincent, Jr. (Chairman), R. Theodore Ammon and Ann Dore McLaughlin. The committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans and approvals of individual salary adjustments and stock awards in those areas.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers of the Company receive an annual retainer fee of $25,000, as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board or meeting of a committee thereof, regardless of the number of meetings held on a given day. The chair of each committee of the Board receives an additional annual retainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Mr. Vincent receives an additional $30,000 in compensation to perform the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board.

EXECUTIVE OFFICER COMPENSATION

  Summary of Compensation. Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to its current Chief Executive Officer, the four additional most highly compensated executive officers and two former executive officers, including the Company's former Chief Executive Officer.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                  ---------------------
                                       ANNUAL COMPENSATION          AWARDS      PAYOUTS
                                 -------------------------------  ----------    -------
                                                                  RESTRICTED
                                                                    STOCK        LTIP
                                                    OTHER ANNUAL    AWARDS      PAYOUTS    ALL OTHER
        NAME AND          FISCAL SALARY(2) BONUS(3) COMPENSATION    (4)(5)        (6)   COMPENSATION(7)
   PRINCIPAL POSITION      YEAR     ($)      ($)        ($)          ($)          ($)         ($)
   ------------------     ------ --------- -------- ------------  ----------    ------- ---------------
Richard E. Marriott        1995   250,554  100,000    107,463(8)          0     382,500       12,634
Chairman of the Board      1994   261,538  104,615     90,576(8)          0     180,225       19,551
                           1993   230,770  110,769     93,646(8)  1,222,157(9)        0       10,693
Terence C. Golden(1)       1995   190,656  152,152                        0           0            0
President and Chief
Executive Officer
Stephen J. McKenna         1995   237,550  152,210                        0     344,250       13,586
Executive Vice President   1994   220,000  143,000                        0     162,203       17,811
and General Counsel        1993   195,178  119,009                  595,482(9)        0        7,947
Robert E. Parsons, Jr.     1995   213,767  123,649                        0     159,375       10,951
Executive Vice President   1994   169,855   93,341                        0      75,094        8,831
and Chief Financial Of-
 ficer                     1993   152,971   84,153                  171,810(9)        0        7,039
Jeffrey P. Mayer(10)       1995   154,800   77,966                        0     159,375        7,980
Senior Vice President      1994   139,569   69,713                        0      75,094        3,634
and Corporate Controller   1993   110,458   51,337                  167,426(9)        0        7,824
Stephen F. Bollen-
 bach(10)                  1995   190,608        0                        0           0    1,037,400
Former Chief Executive
 Officer                   1994   550,000  385,000                        0     901,125       50,062
and President              1993   473,077  327,370                6,644,470(9)        0       13,077
Matthew J. Hart(10)        1995   256,872  164,487                        0     701,250      815,947
Former Executive Vice
 President                 1994   275,000  178,750                        0     324,405       22,455
                           1993   220,191  142,243                1,171,812(9)        0       11,172

--------
(1) Mr. Golden joined the Company as President and Chief Executive Officer on September 1, 1995.
(2) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan").
(3) Bonus includes the amount of cash bonus earned pursuant to the named individual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year.

(4) Under its long-term compensation program for executive officers, the Company awards shares of restricted stock pursuant to the Company's 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Plan") and previously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan"), predecessor plans to the Comprehensive Stock Plan. For Mr. R.E. Marriott, such restricted shares are as follows: for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Comprehensive Stock Plan. For Mr. McKenna, such restricted shares are as follows: for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Comprehensive Stock Plan. For Mr. Parsons, such restricted shares are as follows: for 1993, 1,420 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Comprehensive Stock Plan. For Mr. Bollenbach, such restricted shares are as follows: for 1993, 7,124 shares awarded under the Company's Deferred Stock Plan and 900,000 shares under the Comprehensive Stock Plan. Mr. Bollenbach's unvested share awards were forfeited upon his resignation from the Company. For Mr. Hart, such restricted shares of stock are as follows: for 1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Comprehensive Stock

    Plan. For Mr. Mayer, such restricted shares are as follows: for 1993, 943 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Comprehensive Stock Plan. The restricted shares reported in Table I and in this footnote are shares subject to "General Restrictions" (see footnote 9 below). Restricted shares with "Performance Restrictions" (see footnote 9 below) awarded as long-term incentive plan ("LTIP") awards are excluded.

(5) The Deferred Stock Bonus Awards granted by the Company are generally derived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggregate number and value of shares of Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 8 below) held by each identified executive officer as of the end of the fiscal year 1995 are as follows:
    Mr. R.E. Marriott, 372,137 shares valued at $4,394,938; Mr. McKenna, 149,897 shares valued at $1,770,284; Mr. Parsons, 20,708 shares valued at $244,561; Mr. Hart, 5,347 shares valued at $63,148; Mr. Mayer, 20,079 shares valued at $237,133. Mr. Bollenbach does not have any Company deferred or restricted stock. Mr. Golden does not have any deferred stock, but has restricted stock awards made in 1996. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.

(6) For 1995, the amounts attributed to LTIP payouts represent the value for the Host Marriott Corporation and Host Marriott Services Performance-Based Restricted Stock Awards which vested following the close of the fiscal year based on performance for the fiscal year. The value stated is the average of the high and low trading prices of a share of stock on the date the performance restrictions were removed.

(7) With the exceptions of Mr. Bollenbach and Mr. Hart, amounts included in "All Other Compensation" represent total matching Company contribution amounts received under the Profit Sharing Plan and the Deferred Compensation Plan. In 1995, for Messrs. Marriott, McKenna, Parsons and Mayer, $2,669 was attributable to the Profit Sharing Plan account for each executive. The amounts attributable to the Deferred Compensation Plan for each executive were as follows: Mr. Marriott $9,965; Mr. McKenna $10,916; Mr. Parsons $8,282 and Mr. Mayer $5,311. For Mr. Bollenbach, a total of $20,671 is attributable to the Profit Sharing and Deferred Compensation Plans. A total of $37,400 is attributable to a separation leave payment. The remaining $1,000,000 is attributable to a consulting arrangement between the Company and Mr. Bollenbach to be paid through July 1996. For Mr. Hart, $15,507 is attributable to the Profit Sharing and Deferred Compensation Plans. The remaining $800,000 is attributable to Mr. Hart's separation arrangement with the Company. Under these arrangements, an additional payment of $200,000 may be made in the third quarter of 1996 at the sole discretion of the Company.

(8) Amount includes $86,200 in 1995, $84,200 in 1994 and $86,500 in 1993 for
    the allocation of Company personnel for non-Company business.

(9) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. Hart, Mr. McKenna, Mr. Parsons and Mr. Mayer. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E. Marriott, Mr. Bollenbach, Mr. Hart, Mr. Parsons, Mr. Mayer and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued employment ("General Restrictions") which vest ratably over a three, five or ten year period or at the end of a three, five or ten year-period and an award of shares subject to performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and revision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant.

(10) Mr. Bollenbach joined the Company as Executive Vice President and Chief Financial Officer on March 2, 1992 and resigned his position as President and Chief Executive Officer effective May 1995. Mr. Hart resigned his position as Executive Vice President and Chief Financial Officer effective October 1995. Mr. Mayer resigned his position effective January 1996.

  Aggregated Stock Option Exercises and Year-End Value. Table II below sets forth, on an aggregated basis, information regarding the exercise during the 1995 fiscal year of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on December 29, 1995 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal year 1995.

TABLE II

                     AGGREGATED STOCK OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-    VALUE OF UNEXERCISED
                                      SHARES                         END             IN-THE-MONEY OPTIONS AT
                                    ACQUIRED ON   VALUE              (#)             FISCAL YEAR-END ($)(3)
                                     EXERCISE   REALIZED  ------------------------- -------------------------
NAME(1)                  COMPANY(2)     (#)        ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-------                  ---------- ----------- --------- ----------- ------------- ----------- -------------
R.E. Marriott...........     HM             0           0    87,075       3,625        721,088      31,063
                            HMS             0           0    17,415         725         79,815       3,447
                             MI             0           0    87,075       3,625      1,787,158      79,552
                           Total            0           0   191,565       7,975      2,588,061     114,062
R.E. Parsons, Jr........     HM             0           0    22,350       1,625        175,449      13,925
                            HMS             0           0     4,470         325         19,336       1,545
                             MI         8,987     145,270     7,988       1,625        137,464      35,661
                           Total        8,987     145,270    34,808       3,575        332,249      51,131
S.J. McKenna............     HM        46,507     434,208    51,950       2,500        454,452      21,423
                            HMS             0           0    10,390         500         50,514       2,378
                             MI         6,150      84,499    43,300       2,500      1,015,012      54,864
                           Total       52,657     518,707   105,640       5,500      1,519,978      78,665
S.F. Bollenbach.........     HM       127,750   1,029,372         0           0              0           0
                            HMS             0           0         0           0              0           0
                             MI             0           0         0           0              0           0
                           Total      127,750   1,029,372         0           0              0           0
M.J. Hart...............     HM        54,738     521,917         0       4,125              0      35,348
                            HMS             0           0         0         825              0       3,923
                             MI        21,275     436,930         0       4,125              0      90,525
                           Total       76,013     958,847         0       9,075              0     129,796
J.P. Mayer..............     HM             0           0    13,700         725        114,564       6,213
                            HMS             0           0     2,740         145         12,690         689
                             MI           900      13,031    12,800         725        272,960      15,910
                           Total          900      13,031    29,240       1,595        400,214      22,812

--------
(1) Mr. Golden does not have any options in the companies listed in Table II.

(2) "MI" represents options to purchase Marriott International, Inc. Common Stock. "HM" represents options to purchase Company Common Stock ("Company Options"). "HMS" represents options to purchase HM Services common stock. In connection with the Special Dividend and pursuant to the Host Marriott Corporation 1993 Comprehensive Incentive Stock Plan (the "Plan"), all Company Options held by employees of the Company were adjusted to reflect the Special Dividend by providing each option holder with the option to purchase one share of HM Services common stock for every five shares of Common Stock held as of the close of business on December 29, 1995. The exercise price of the HM Services option was set, and the price of the Company Option was adjusted, so that the economic value of the Company Options prior to the Special Dividend was preserved and not increased or decreased as a result of the Special Dividend.
(3) Based on a per share price for Company Common Stock of $11.81, a per share price for HM Services Corporation common stock of $6.69 and a per share price of Marriott International common stock of $37.9375. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 29, 1995.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

  In connection with his resignation as President and Chief Executive Officer of the Company, Mr. Bollenbach and the Company entered into a consulting arrangement for a period of one year ending June 1996, whereby Mr. Bollenbach will provide certain consulting services to the Company, upon its request. Mr. Bollenbach will be paid a fee for such services of $1,000,000.

  In connection with his resignation as Executive Vice President and Chief Financial Officer of the Company, Mr. Hart will receive from the Company a payment of $1,000,000, payable in three periodic payments and subject to satisfaction of certain conditions. Payment of the final $200,000 of this amount is at the sole discretion of the Company. Mr. Hart will also be eligible to receive up to 55,000 previously awarded shares of Common Stock currently subject to time- and performance- based restrictions. See "-- Executive Officer Compensation."

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL

  The Company and its subsidiaries and Marriott International and its subsidiaries are parties to various agreements and have various ongoing relationships following the Marriott International Distribution. Certain of these agreements provide for fees to be paid by the Company and its subsidiaries to Marriott International, including (i) the Lodging Management Agreements, pursuant to which Marriott International or its subsidiaries receive fees for managing lodging properties owned by the Company and its subsidiaries, and (ii) certain transitional services agreements pursuant to which Marriott International or its subsidiaries receive fees for providing various services to the Company. Marriott International has also provided financing to the Company pursuant to (i) the New Line of Credit under which the Company has the right to borrow from Marriott International up to $225 million, and (ii) the Philadelphia Mortgage under which Marriott International provided first mortgage financing for a portion of the development and construction costs for the Philadelphia Marriott hotel constructed by the Company. The Company has also entered into certain other agreements and arrangements with Marriott International during 1995. For the specific terms of such agreements, see "Relationship Between the Company and Marriott International."

  By reason of their ownership of shares of common stock of Marriott International and their positions as Chairman and director, respectively, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

                        OWNERSHIP OF COMPANY SECURITIES
  The Company has two outstanding classes of equity or equity-linked securities: Common Stock and Warrants. The Company is not aware of any beneficial holder of 5% or more of the Warrants.

  Set forth below is the ownership as of December 29, 1995 of Company Common Stock by directors, the present and former chief executive officer and the four additional most highly compensated executive officers of the Company, as well as by all directors and executive officers of the Company as a group, and to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock.

                                  SHARES OF COMPANY
                                    COMMON STOCK              % OF SHARES
                                 BENEFICIALLY OWNED        OUTSTANDING AS OF
    NAME                       AS OF DECEMBER 29, 1995    DECEMBER 29, 1995(1)
    ----                       -----------------------    --------------------
DIRECTORS:
  R. Theodore Ammon...........           10,000                   0.00
  Terence C. Golden...........                0                   0.00
  J.W. Marriott, Jr...........       12,553,338(2)(3)(5)          7.86
  Richard E. Marriott.........       13,437,573(2)(4)(5)          8.41
  Ann Dore McLaughlin.........            1,000                   0.00
  Harry L. Vincent, Jr........           14,100                   0.00
NON-DIRECTOR EXECUTIVE OFFI-
 CERS:
  Robert E. Parsons, Jr.......           48,337(2)                0.03
  Stephen J. McKenna..........          164,871(2)                0.10
  Jeffrey P. Mayer............           46,364(2)                0.03
  Stephen F. Bollenbach.......            3,534                   0.00
  Matthew J. Hart.............           55,075(2)                0.03
All directors and executive
 officers as a group..........       22,222,580(6)               13.91
FMR Corp......................       17,824,459(7)               11.19
Forstmann-Leff Associates,
 Inc..........................        8,482,670(8)                5.30
Harris Associates L.P.........        9,203,265(9)                5.77

--------
(1) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.

(2) Does not include shares reserved, contingently vested or awarded under the Company's 1993 Comprehensive Stock Incentive Plan other than the shares of unvested restricted stock granted under such plan. Shares of restricted stock are voted by the holder thereof. For additional information, see Tables I and II.

(3) Includes: (i) 1,977,450 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 67,930 shares held by the wife of J.W. Marriott, Jr.; (iii) 686,536 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,536,787 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and (vi) 80,000 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder. Does not include shares held by the adult children of J.W. Marriott, Jr. J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(4) Includes: (i) 1,874,709 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 67,723 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,536,787 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,302,729 shares held by a limited partnership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder. Does not include shares held by the adult children of Richard E. Marriott. Richard E. Marriott disclaims beneficial ownership of all such shares.

(5) By virtue of their ownership of shares of Common Stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,612,964 shares or 16.04% of the total common shares outstanding of the Company as of December 29, 1995. All directors and current executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 259,572 shares or 0.16% of the total common shares outstanding as of December 29, 1995. In addition, the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust owned 865,755 shares or 0.56% of the total common shares outstanding as of December 29, 1995.

(6) Includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading.
(7) Represents shares of Common Stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research ("FM&R"). FMR has reported in a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed with the Securities and Exchange Commission (the "Commission") that FMR through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 17,573,559 shares of Common Stock owned by such investment funds. FMR has no power to vote or direct the voting of the shares of Common Stock owned by the investment funds, which power reside with the Board of Trustees of these investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole disposition power over 250,900 shares, the sole power to vote or direct the voting of 140,300 shares and no power to vote or direct the voting of 110,600 shares, of Common Stock owned by the institutional accounts. The principal address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(8) Represents shares of Company Common Stock held by Forstmann-Leff Associates, Inc. ("Forstmann") and its subsidiaries, FLA Asset Management, Inc. ("FLA") and Stamford Advisors Corp. ("Stamford"). Forstmann has reported in a Schedule 13G under the Exchange Act filed with the Commission, sole dispositive power over 6,140,415 shares and shared dispositive power over 2,342,255 shares. Of these shares, Forstmann has reported sole voting power over 5,848,515 shares and shared voting power over 902,600 shares. The principal business address of Forstmann, FLA and Stamford is 55 East 52nd Street, New York, New York 10055.
(9) Represents share of Company Common Stock held in client accounts managed by Harris Associates L.P. and its general partner, Harris Associates, Inc. (collectively, "Harris"). Harris has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 7,051,565 shares and shared dispositive power over 2,151,700 shares. Of these shares, Harris has reported sole voting power over none of the shares and shared voting power over the entire 9,203,265 shares. The principal business address of Harris is 2 North LaSalle Street, Suite 500, Chicago, Illinois 60602.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock is a summary and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation and shareholder's rights plan listed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company's Restated Certificate of Incorporation (the "Company Certificate") authorizes the issuance of a total of 301 million shares of all classes of stock, of which one million may be shares of preferred stock, without par value, and 300 million may be shares of Common Stock. At December 29, 1995, approximately 159.7 million shares of Common Stock were outstanding. The Company Certificate provides that the Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

COMMON STOCK

  Voting Rights. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board. The Company Certificate provides that the Board is classified into three classes, each serving a three-year term, with one class to be elected in each of three consecutive years.

  Dividend Rights. Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The Company intends to retain future earnings for use in its business and does not currently intend to pay regular cash dividends. In addition, the New Line of Credit contains restrictions on the payment of dividends on the Common Stock. See "Dividend Policy."

  Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any of the Company's preferred stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. The Common Stock is not liable for any calls or assessments and is not convertible into any other securities. The Company Certificate provides that the private property of the shareholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Company Certificate provides that there shall be no preemptive rights.

  The transfer agent and registrar for the Common Stock is First Chicago Trust of New York.

RIGHTS AND JUNIOR PREFERRED STOCK

  The Company has adopted a shareholder rights plan as set forth in a Rights Agreement dated February 3, 1989, as amended, between the Company and the Bank of New York, as rights agent (the "Rights Agreement"). The following is a summary of the terms of the Rights Agreement.

  Rights. Following the occurrence of certain events (the "Occurrence Date") and except as described below, each right (a "Right," and, collectively, the "Rights") will entitle the registered holder thereof to purchase from the Company one one-thousandth of a share (a "Unit") of the Company's Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at a price (the "Purchase Price") of $150 per Unit, subject to adjustment. The Rights are not exercisable until the Occurrence Date. The Rights expire on the tenth anniversary of the adoption of the Rights Agreement, unless exercised in connection with a transaction of the type described below or unless earlier redeemed by the Company.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Initially, ownership of the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights (the "Rights Certificates") will be distributed. Until the Occurrence Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only with the Common Stock, and the surrender or transfer of any certificate of Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights will separate from the Common Stock and an Occurrence Date will occur upon the earlier of (i) 10 days following the date (a "Stock Acquisition Date") of a public announcement that a person or group of affiliates or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 30% or more of such outstanding Common Stock (such date being called the Occurrence Date).

  For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock acquired by such person by gift, bequest and certain other transfers, which shares were Exempt Shares immediately prior to such transfer and were held by such person continuously thereafter and (ii) shares acquired by such person in connection with certain distributions of Common Stock with respect to Exempt Shares which were held by such person continuously thereafter. In connection with the Marriott International Distribution, the Board amended the Rights Agreement to provide that the shares of Common Stock acquired by Marriott International upon exercise of the Marriott International Purchase Right will be deemed "Exempt Shares" under the Rights Agreement, such that the exercise of such right by Marriott International will not cause Marriott International to be deemed an "Acquiring Person" under the Rights Agreement and thus trigger a distribution of the Rights. See "Relationship Between the Company and Marriott International--Marriott International Purchase Right."

  As soon as practicable following an Occurrence Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Occurrence Date. After such time, such separate Rights Certificates alone will evidence the Rights and could trade independently from the Common Stock.

  In the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person becomes the beneficial owner of 30% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board determines to be fair to and otherwise in the best interests of the Company and its shareholders), each holder of a Right will, in lieu of the right to receive one one-thousandth of a share of Junior Preferred Stock, thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are (or, under certain circumstances specified in the Rights Agreement, were) beneficially owned by any Acquiring Person will be null and void. However, the Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $150 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase

$300 worth of Common Stock (or other consideration, as noted above) for $150. Assuming that the Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $150.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger described in the second preceding paragraph or a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  In general, the Board may redeem the Rights in whole, but not in part, at any time until 10 days following the Stock Acquisition Date, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

  The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment upon the occurrence of certain events with respect to the Company, including stock dividends, subdivisions, combinations, reclassifications, rights or warrants offerings of Junior Preferred Stock at less than the then current market price and certain distributions of property or evidences of indebtedness of the Company to holders of Junior Preferred Stock, all as set forth in the Rights Agreement.

  The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company as set forth above. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right."

  Junior Preferred Stock. In connection with the Rights Agreement, 300,000 shares of Junior Preferred Stock are authorized and reserved for issuance by the Board. No shares of Junior Preferred Stock are currently outstanding. The material terms of the Junior Preferred Stock are summarized herein; however, such summary is subject to the terms of the Company Certificate and the certificate of designation relating to the Junior Preferred Stock (the "Junior Preferred Stock Certificate of Designation").

  Subject to the prior payment of cumulative dividends on any class of preferred stock ranking senior to the Junior Preferred Stock, a holder of Junior Preferred Stock will be entitled to cumulative dividends out of funds legally available therefor, when, as and if declared by the Board, at a quarterly rate per share of Junior Preferred Stock equal to the greater of (a) $10.00 or (b) 1000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount of all cash dividends and 1000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount (payable in kind) of all noncash dividends or other distributions (other than dividends payable in Common Stock or a sub-division of the outstanding shares of Common Stock) declared on Common Stock, since the immediately preceding quarterly dividend payment date for the Junior Preferred Stock (or since the date of issuance of the Junior Preferred Stock if no such dividend payment date has occurred).

  A holder of Junior Preferred Stock will be entitled to 1000 votes (subject to adjustment upon certain dilutive events) per share of Junior Preferred Stock on all matters submitted to a vote of shareholders of the Company. Such holders will vote together with the holders of the Common Stock as a single class on all matters submitted to a vote of shareholders of the Company.

  In the event of a merger or consolidation of the Company which results in Common Stock being exchanged or changed for other stock, securities, cash and/or other property, the shares of Junior Preferred Stock shall similarly be exchanged or changed in an amount per share equal to 1000 times (subject to adjustment upon certain dilutive events) the aggregate amount of stock, securities, cash and/or other property, as the case may be, into which each share of Common Stock has been exchanged or changed.

  In the event of liquidation, dissolution or winding up of the Company, a holder of Junior Preferred Stock will be entitled to receive $1000 per share, plus accrued and unpaid dividends and distributions thereon, before any distribution may be made to holders of shares of stock of the Company ranking junior to the Junior Preferred Stock, and the holders of Junior Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times (subject to adjustment upon certain dilutive events) the aggregate amount to be distributed per share to holders of Common Stock.

  In the event that dividends on the Junior Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, all holders of Junior Preferred Stock, voting separately as a class with the holders of any other series of preferred stock of the Company with dividends in arrears, will be entitled to elect two directors pursuant to provisions of the Company Certificate. Such right to elect two additional directors shall continue at each annual meeting until all dividends in arrears (including the then-current quarterly dividend payment) have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends, the term of office of each director elected shall immediately terminate and the number of directors shall be such number as may be provided for in the Company Certificate or Bylaws.

  The Junior Preferred Stock is not subject to redemption. The terms of the Junior Preferred Stock provide that the Company is subject to certain restrictions with respect to dividends and distributions on and redemptions and purchases of shares of stock of the Company ranking junior to or on a parity with the Junior Preferred Stock in the event that payments of dividends or other distributions payable on the Junior Preferred Stock are in arrears.

WARRANTS

  The Company agreed to issue warrants (the "Warrants") to acquire 7,700,000 shares of the Company's Common Stock in connection with the settlement of class action lawsuits instituted against the Company and certain individual defendants by certain holders and purchasers of senior notes and debentures of the Company. As adjusted to reflect the Special Dividend, each Warrant entitles the holder, at any time prior to 5:00 p.m. on October 8, 1998 (the "Expiration Time"), to purchase one share of Common Stock from the Company and one-fifth share of HM Services common stock at a price (the "Exercise Price") of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996, or (ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998. The portion of the Exercise Price attributable to the HM Services common stock is payable to HM Services. See "Relationship Between the Company and HM Services After the Special Dividend." Both the Exercise Price and the number of shares subject to the Warrants are subject to certain adjustments. Warrants that are not exercised prior to the Expiration Time expire and become void. The Company did not receive any proceeds from the issuance of the Warrants.

  Warrantholders will not be entitled to vote or to consent or to receive notice as shareholders in respect of the meeting of shareholders or the election of directors of the Company or any other matter, or possess any rights whatsoever as shareholders of the Company.

  The Company has also agreed to use its reasonable best efforts to obtain any required approvals or registration under state securities laws for the issuance of the Common Stock upon exercise of the Warrants. Under the Warrant Agreement, however, Warrants may not be exercised by or, shares of Common Stock issued to, any Warrant holder in any state where such exercise or issuance would be unlawful. The Warrants have no established trading market and no assurance can be given that any such markets will develop.

  As of December 29, 1995, approximately 7,500,000 Warrants were outstanding or reserved for issuance.

                 PRICE RANGE OF THE COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange and, since consummation of the Marriott International Distribution, is traded under the symbol "HMT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange Composite Tape and the cash dividends paid per share of Common Stock. All periods presented in the table below prior to the fourth quarter of 1993 are prior to the Marriott International Distribution. The Special Dividend of HM Services was completed on December 29, 1995 and provided Company shareholders with one share of common stock of HM Services for every five shares of Host Marriott Common Stock. Therefore, due to the Marriott International Distribution and the Special Dividend, stock prices and dividends paid are not indicative of the Company's current stock price or dividend policies except for the 1st Quarter of 1996. The Company currently intends to retain future earnings, if any, for use in its business and does not anticipate paying regular cash dividends on the Common Stock. See "Dividend Policy." As of December 29, 1995, there were approximately 57,000 holders of record of Common Stock.

                                                                         CASH
                                                                       DIVIDENDS
                                                       HIGH    LOW       PAID
                                                       ----    ----    ---------
1993
  1st Quarter......................................... $27 3/8 $20 3/4   $.07
  2nd Quarter.........................................  26 5/8  24        .07
  3rd Quarter.........................................  29      24 3/8    .07
  4th Quarter(1)......................................  33 5/8  27 5/8     --
  4th Quarter(2)......................................  10       6 1/8     --
1994
  1st Quarter......................................... $13 3/4 $ 8 3/4     --
  2nd Quarter.........................................  11 1/8   8 3/4     --
  3rd Quarter.........................................  11 7/8   9 1/2     --
  4th Quarter.........................................  11 1/2   8 1/4     --
1995
  1st Quarter......................................... $11 1/4 $ 9 1/8     --
  2nd Quarter.........................................  12       9 3/4     --
  3rd Quarter.........................................  13      10 1/4     --
  4th Quarter(3)......................................  13 7/8  11 1/2     --
1996
  1st Quarter (4)..................................... $13 3/4 $11 1/2     --
  2nd Quarter (March 25, 1996)(4).....................  12 7/8  12 3/4     --


  On March 25, 1996, the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape was $12 7/8 per share.
--------
(1) Prior to the Marriott International Distribution.
(2) Subsequent to the Marriott International Distribution.
(3) Prior to the Special Dividend.
(4) Subsequent to the Special Dividend.

           PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS
                OF THE COMPANY CERTIFICATE AND BYLAWS AND THE
                     MARRIOTT INTERNATIONAL PURCHASE RIGHT

COMPANY CERTIFICATE AND BYLAWS

  The Company Certificate contains several provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchases, a proxy fight or otherwise, that is not approved by the Board. The Company's Bylaws (the "Bylaws") also contain provisions that could have an antitakeover effect.

  The purposes of the relevant provisions of the Company Certificate and Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to shareholders of the Company or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders.

  There has been a history of the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by the third-party without advance notice to, or consultation with, the management or board of directors of the target company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but may use the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

  The Company believes that the imminent threat of removal of the Company's management or Board in such situations would severely curtail the ability of management or the Board to negotiate effectively with such purchasers. The management or the Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company to repurchase an accumulated stock interest at a premium price, management or the Board would face the risk that, if it did not repurchase the purchaser's stock interest, the Company's business and management would be disrupted, perhaps irreparably.

  Certain provisions of the Company Certificate and Bylaws, the Company believes, will help ensure that the Board, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. In addition, certain other provisions of the Company Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over the Company.

  These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the shareholders, and may delay or frustrate the assumption of control by a holder of a large block of stock of the Company and the removal of incumbent management, even if such removal might be beneficial to the shareholders. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board, but which the holders of a majority of the shares may deem to be in their best interests or in which shareholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

  Set forth below is a description of such provisions in the Company Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and Bylaws which are exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part.

  Classified Board of Directors. The Company Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' current terms will expire at the 1996, 1997 or 1998 annual meeting of shareholders. See "Management--Board of Directors and Executive Officers."

  The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Board, if confronted by a holder attempting to force a stock repurchase at a premium above market prices, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the shareholders.

  The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of the Company's stock that could be caused by accumulations of large blocks of such stock. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

  The Company believes that a classified board of directors helps to assure the continuity and stability of the Board and business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors of the Company. The classified board provision also helps assure that the Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

  Removal; Filling Vacancies. The Company Certificate provides that, subject to any rights of the holders of preferred stock, only a majority of the Board then in office shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. In addition, the Company Certificate provides that a new director elected to fill a vacancy on the Board will serve for the remainder of the full term of his or her class and that no decrease in the number of directors shall shorten the term of an incumbent. Moreover, the Company Certificate provides that directors may be removed with or without cause only by the affirmative vote of holders of at least 66 2/3% of the voting power of the shares entitled to vote at the election of directors, voting together as a single class. These provisions relating to removal and filling of vacancies on the Board will preclude shareholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

  Limitations on Shareholder Action By Written Consent; Special Meetings. The Company Certificate and Bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The Company Certificate and Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders can be called only by a majority of the entire Board. Shareholders are not permitted to call a special meeting or to require that the Board call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board.

  The provisions of the Company Certificate and Bylaws restricting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by a majority of the entire Board. These provisions would also prevent the holders of a majority of the voting power of the voting stock from using the written consent procedure to take shareholder action and from taking action by consent without giving all the shareholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Board by calling a special meeting of shareholders prior to the time the Board believed such consideration to be appropriate.

  The Company believes that such limitations on shareholder action will help to assure the continuity and stability of the Board and the Company's business strategies and policies as determined by the Board, to the benefit of all of the Company's shareholders. If confronted with an unsolicited proposal from Company shareholders, the Board will have sufficient time to review such proposal and to seek the best available result for all shareholders, before such proposal is approved by such shareholders by written consent in lieu of a meeting or through a special meeting of shareholders.

  Nominations of Directors and Shareholder Proposals. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors (the "Nomination Procedure") and with regard to shareholder proposals to be brought before an annual or special meeting of shareholders (the "Business Procedure").

  The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Business Procedure provides that shareholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting for a director nomination, and not less than 120 days prior to the annual meeting for a shareholder proposal or (ii) in the case of a special meeting not later than the seventh day following the day on which notice of such meeting is first given to shareholders for both a director nomination and a shareholder proposal.

  Under the Nomination Procedure, notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Common Stock beneficially owned, the consent to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing to nominate that person. Under the Business Procedure, notice relating to a shareholder proposal must contain certain information about such proposal and about the shareholder who proposes to bring the proposal before the meeting, including the class and number of shares of Common Stock beneficially owned by such shareholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he determines that the shareholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Nomination Procedure or the Business Procedure will preclude discussion by any shareholder of any nomination or proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

  The purpose of the Nomination Procedure is, by requiring advance notice of nomination by shareholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of shareholder proposals, to provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform shareholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board's position or belief as to action to be taken with respect to such proposal, so as to enable shareholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Bylaws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or of any other proposal submitted by shareholders, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular shareholder meeting if the proper procedures are not followed, and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

  Fair Price Provision. Article Fifteen of the Company Certificate (the "Fair Price Provision") requires approval by the holders of 66 2/3% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") as a condition for mergers and certain other business combinations ("Business Combinations") involving the Company and any holder of more than 25% of such voting power (an "Interested Shareholder") unless the transaction is either (i) approved by a majority of the members of the Board who are not affiliated with the Interested Shareholder and who were directors before the Interested Shareholder became an Interested Shareholder (the "Disinterested Directors") or (ii) certain minimum price and procedural requirements are met.

  The Fair Price Provision is designed to prevent a third party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. It does not impede an offer for at least 66 2/3% of the Voting Stock in which each shareholder receives substantially the same price for his or her shares as each other shareholder or which the Board has approved in the manner described herein. Nor does the Fair Price Provision preclude a third party from making a tender offer for some of the shares of Voting Stock without proposing a Business Combination in which the remaining shares of Voting Stock are purchased. Except for the restrictions on Business Combinations, the Fair Price Provision will not prevent an Interested Shareholder having a controlling interest of the Voting Stock from exercising control over the Company or increasing its interest in the Company. Moreover, an Interested Shareholder could increase its ownership to 66 2/3% and avoid application of the Fair Price Provision. However, the separate provisions contained in the Company Certificate and the Bylaws relating to "Classified Boards of Directors" discussed above will, as therein indicated, curtail an Interested Shareholder's ability to exercise control in several respects, including such shareholder's ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a shareholder meeting. The Fair Price Provision would, however, discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining shareholder interests by means of a business combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. The Fair Price Provision may thereby deprive some holders of the Common Stock of an opportunity to sell their shares at a temporarily higher market price.

  Although the Fair Price Provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the Fair Price Provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the Board is of the view that the adoption of the Fair Price Provision does not preclude the Board's opposition to any future takeover proposal which it believes would not be in the best interests of the Company and its shareholders, whether or not such a proposal satisfies the minimum price criteria and procedural requirements of the Fair Price Provision.

  In addition, under Section 203 of the Delaware General Corporation Law as applicable to the Company, certain "business combinations" (defined generally to include (i) mergers or consolidations between a Delaware corporation and an interested shareholder (as defined below) and (ii) transactions between a Delaware corporation and an interested shareholder involving the assets or stock of such corporation or its majority-owned subsidiaries, including transactions which increase the interested shareholder's percentage ownership of stock) between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 shareholders, and an interested shareholder (defined generally as those shareholders, who, on or after December 23, 1987, become beneficial owners of 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) prior to the date such shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction that made such shareholder an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock owned by officers who also are directors and voting stock held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors.

  Shareholder Rights Plan. The Company has adopted a shareholder rights plan which may have anti-takeover effects. See "Description of Capital Stock-Rights and Junior Preferred Stock."

  Amendment of the Company Certificate and Bylaws. The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% the voting power of the stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and Bylaws (including the provisions discussed above). These provisions make it more difficult for shareholders to make changes in the Company Certificate or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66 2/3% shareholder vote will enable the holders of a minority of the Company's capital stock to prevent holders of a less-than-66 2/3% majority from amending such provisions of the Company's Certificate or Bylaws.

MARRIOTT INTERNATIONAL PURCHASE RIGHT

  The Company granted to Marriott International, for a period of ten years following the Marriott International Distribution (i.e., until October 2003), the right to purchase a number of shares equal in amount of up to 20% of each class of the Company's outstanding voting stock at the then fair market value upon the occurrence of certain change of control events involving the Company. The Marriott International Purchase Right may be exercised for a 30-day period following the date a person or group of affiliated persons has (i) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of the Company's voting stock or (ii) announced a tender offer for 30% or more of the total voting power of the then outstanding shares of the Company's voting stock. These change of control events upon which the Marriott International Purchase Right becomes exercisable are substantially identical to those events that cause a distribution of the Rights under the Rights Agreement (see "Description of Capital Stock--Rights and Junior Preferred Stock"). Accordingly, certain share ownership of the Company's voting stock by specified persons is exempt under the Rights Agreement, and consequently will not result in a distribution of Rights, and will not cause the Marriott International Purchase Right to become exercisable.

  In connection with the Marriott International Distribution, the Board amended the terms of the Rights Agreement to provide that the exercise of the Marriott International Purchase Right will not result in a distribution of the Rights. Accordingly, upon exercise of the Marriott International Purchase Right, Marriott International will be entitled to receive the Rights associated with the Common Stock and will not be deemed an "Acquiring Person" under the Rights Agreement.

  The purchase price for the Common Stock to be purchased upon the exercise of the Marriott International Purchase Right is determined by taking the average of the closing sale price of the Common Stock during the 30 consecutive trading days preceding the date the Marriott International Purchase Right becomes exercisable. The specific terms of the Marriott International Purchase Right are set forth in the Marriott International Distribution Agreement.

  The Marriott International Purchase Right will have an antitakeover effect. Any person considering acquiring a substantial or controlling block of Common Stock would face the possibility that its ability to exercise control would be impaired by Marriott International's 20% ownership resulting from exercise of the Marriott International Purchase Right. Moreover, so long as the Marriott family's current percentage of ownership of Common Stock continues, the combined Marriott family (including various trusts established by members of the Marriott family) and Marriott International ownership following exercise of the Marriott International Purchase Right may effectively block control by others (see "Description of Capital Stock"). It is also possible that the exercise price of the Marriott International Purchase Right would be lower than the price at which a potential acquiror might be willing to purchase a 20% block of shares of Common Stock because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of the takeover event. This potential price differential may have a further antitakeover effect by discouraging potential acquirers of the Company. The antitakeover effect of the Marriott International Purchase Right will be in addition to the antitakeover effects of the provisions contained in the Company Certificate and Bylaws.

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                 TO NON-UNITED STATES HOLDERS OF COMMON STOCK

  The following is a general summary of certain United States federal income and estate tax consequences of the ownership, sale or other disposition of Common Stock by a person (a "non-U.S. holder") that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their particular facts and circumstances or to certain types of non-U.S. holders that may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

DIVIDENDS

  Dividends paid to a non-U.S. holder of Common Stock will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States. In order to claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

  Dividends that are effectively connected with such holder's conduct of a trade or business in the United States are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary). Under the current interpretation of United States Treasury regulations, the same presumption applies for purposes of determining the applicability of a tax treaty rate; however, under proposed United States Treasury regulations not currently in effect, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

  A non-U.S. holder of Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

DISPOSITION OF COMMON STOCK

  A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on the disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business of a non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is a nonresident alien individual and holds Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and either (a) such individual's "tax home" for United States federal income tax purposes is in the United States or
(b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) if the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition or, if shorter, the period during which the non-U.S. holder held the Common Stock (the "applicable period") and the non-U.S. holder holds, actually or constructively, at any time during the applicable period, more than 5% of the Common Stock.

  The Company expects to be treated as a United States real property holding company for United States federal tax purposes because of its ownership of substantial real estate assets in the United States. As a result, a non-U.S. holder who holds, directly or indirectly, more than 5% of the Common Stock may be subject to United States federal income taxation on any gain realized from the sale or other disposition of such stock, unless an exemption is provided under an applicable tax treaty.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by a holder who is neither a United States citizen nor a United States resident (as specially defined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

  United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (a) the payment of dividends paid on Common Stock to a non-U.S. holder at an address outside the United States or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. The payment of the proceeds of a sale of shares of Common Stock to or through a U.S. office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  These information reporting and backup withholding rules are under review by the United States Treasury and could be changed by future regulations, possibly retroactively.

  THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the United States Underwriters named below (the "U.S. Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Salomon Brothers Inc, Smith Barney Inc., Montgomery Securities, BT Securities Corporation and Schroder Wertheim & Co. Incorporated are acting as representatives (the "U.S. Representatives"), and the international managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Goldman Sachs International, Salomon Brothers International Limited, Smith Barney Inc., Montgomery Securities, Bankers Trust International PLC and J. Henry Schroder & Co. Limited are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Company an aggregate of 25,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                        NUMBER
   U.S. UNDERWRITERS                                                   OF SHARES
   -----------------                                                   ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Goldman, Sachs & Co. ..............................................
   Salomon Brothers Inc ..............................................
   Smith Barney Inc. .................................................
   Montgomery Securities..............................................
   BT Securities Corporation..........................................
   Schroder Wertheim & Co. Incorporated...............................
                                                                          ---
     U.S. Offering subtotal...........................................
                                                                          ===

                                                                        NUMBER
   INTERNATIONAL MANAGERS                                              OF SHARES
   ----------------------                                              ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Goldman Sachs International........................................
   Salomon Brothers International Limited.............................
   Smith Barney Inc. .................................................
   Montgomery Securities..............................................
   Bankers Trust International PLC....................................
   J. Henry Schroder & Co. Limited....................................
                                                                         -----
     International Offering subtotal
                                                                         -----
       Total..........................................................
                                                                         =====

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering are identical.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at a price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $ per share. The Underwriters may allow, and such dealers may reallow, discounts not in excess of $ per share to any other Underwriter and certain other dealers.

  The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 3,750,000 additional shares of Common Stock, at the public offering price net of underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the U.S. Representatives exercise such option, each of the U.S. Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's initial commitment as indicated in the preceding table.

  The Company, Richard E. Marriott and J.W. Marriott, Jr. have agreed, subject to certain exceptions, not to sell or otherwise dispose of shares of Common Stock or sell or grant rights, options or warrants with respect to Common Stock or securities convertible or exchangeable into Common Stock prior to the expiration of 90 days from the date of this Prospectus, without prior written consent of the Representatives.

  Pursuant to an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between U.S. Underwriters and International Managers"), each U.S. Underwriter has represented and agreed that, with respect to the shares included in the U.S. Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented and agreed that, with respect to the shares included in the International Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions and to certain other transactions among the International Managers and the U.S. Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency of settlement of any shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send any dealer who purchases from it any Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

  Each of the Representatives and certain affiliates have from time to time performed certain investment banking and commercial banking services for the Company or its affiliates, for which each received customary fees.

  Pursuant to the Agreement between U.S. Underwriters and International Managers, each International Manager has represented and agreed that (i) it has not offered or sold and during the period of six months from the date of this Prospectus will not offer or sell any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 of Great Britain and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the

Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

  NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of Common Stock contemplated hereby and subject to certain exceptions, it will not offer or sell any Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein.

  No action has been taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of the Common Stock offered pursuant to the Offering in any jurisdiction where action for that purpose is required, other than the United States. The distribution of this Prospectus and the offering or sale of the shares of Common Stock offered hereby in certain jurisdictions may be restricted by law. Accordingly, the shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the Common Stock may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Such restrictions may be set out in applicable Prospectus supplements. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus does not constitute an offer of, or an invitation to subscribe for purchase of, any shares of Common Stock and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Christopher G. Townsend, Senior Vice President and Deputy General Counsel of the Company, and certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Washington, D.C. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

  Mr. Townsend owns Common Stock, and holds stock options, deferred stock and restricted stock awards under the Comprehensive Stock Plan and may receive additional awards under the plan in the future.

                                    EXPERTS

  The audited consolidated financial statements and schedules of the Company, certain acquired hotel properties (Dallas/Fort Worth Airport Marriott, San Antonio Marriott Riverwalk and Toronto Eaton Centre Marriott) and the entity owning the San Diego Marriott Hotel and Marina, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said reports.

  The combined financial statements of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. as of December 31, 1994 and 1993, and for each of the years in the two-year period ended December 31, 1994, have been included in this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The audited financial statements of the New York Vista (now the Marriott World Trade Center) included in this Prospectus have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----
HOST MARRIOTT CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants...............................  F-3
Consolidated Balance Sheets as of December 29, 1995 and December 30,
 1994..................................................................  F-4
Consolidated Statements of Operations for the Fiscal Years Ended
 December 29, 1995, December 30, 1994 and December 31, 1993............  F-5
Consolidated Statements of Shareholders' Equity for Fiscal Years Ended
 December 29, 1995, December 30, 1994 and December 31, 1993............  F-6
Consolidated Statements of Cash Flows for Fiscal Years Ended December
 29, 1995, December 30, 1994 and December 31, 1993.....................  F-7
Notes to Consolidated Financial Statements.............................  F-8
FINANCIAL STATEMENTS OF CERTAIN ACQUIRED AND OTHER HOTEL PROPERTIES
DALLAS/FORT WORTH AIRPORT MARRIOTT
 Report of Independent Public Accountants.............................. F-29
 Balance Sheet as of December 30, 1994................................. F-30
 Statement of Operations for the Year Ended December 30, 1994.......... F-31
 Statement of Cash Flows for the Year Ended December 30, 1994 ......... F-32
 Notes to Financial Statements......................................... F-33
 Statements of Operations for the Thirty-two Weeks Ended August 11,
  1995 and August 12, 1994 (unaudited)................................. F-37
 Statements of Cash Flows for the Thirty-two Weeks Ended August 11,
  1995 and August 12, 1994 (unaudited)................................. F-38
 Notes to Financial Statements......................................... F-39
NEW YORK VISTA (renamed Marriott World Trade Center subsequent to acquisition by the Company)
 Report of Independent Auditors........................................ F-40
 Balance Sheets as of December 30, 1994 and December 31, 1993 ......... F-41
 Statements of Operations for the Years Ended December 31, 1994, 1993
  and 1992............................................................. F-42
 Statements of Cash Flows for the Years Ended December 31, 1994, 1993
  and 1992............................................................. F-43
 Notes to Financial Statements......................................... F-44
 Statements of Operations for the Period Ended December 22, 1995 and
  1994 (unaudited)..................................................... F-50
 Statements of Cash Flows for the Periods Ended December 22, 1995 and
  1994 (unaudited)..................................................... F-51
 Notes to Financial Statements......................................... F-52
PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.(San Diego Marriott
 Hotel and Marina)
 Report of Independent Public Accountants.............................. F-53
 Combined Balance Sheets as of December 31, 1995 and 1994.............. F-54
 Combined Statements of Operations for the Years Ended December 31,
  1995 and 1994........................................................ F-55
 Combined Statements of Changes in Partners' Deficit for the Years
  Ended December 31, 1995 and 1994..................................... F-56
 Combined Statements of Cash Flows for the Years Ended December 31,
  1995 and 1994........................................................ F-57
 Notes to Combined Financial Statements................................ F-58
 Independent Auditors' Report.......................................... F-64
 Combined Balance Sheets as of December 31, 1994 and 1993.............. F-65
 Combined Statements of Operations for the Years Ended December 31,
  1994 and 1993........................................................ F-66
 Combined Statements of Partners' Capital (Deficit) for the Years Ended
  December 31, 1994 and 1993........................................... F-67
 Combined Statements of Cash Flows for the Years Ended December 31,
  1994 and 1993........................................................ F-68
 Notes to Combined Financial Statements................................ F-69
SAN ANTONIO MARRIOTT RIVERWALK
 Report of Independent Public Accountants.............................. F-75
 Balance Sheet as of December 30, 1994................................. F-76

                                                                           PAGE
                                                                           ----
 Statement of Operations for the Year Ended December 30, 1994............. F-77
 Statement of Cash Flows for the Year Ended December 30, 1994............. F-78
 Notes to Financial Statements............................................ F-79
 Statement of Operations for the Twenty-four Weeks Ended June 17, 1994 and
  June 16, 1995 (unaudited)............................................... F-83
 Statement of Cash Flows for the Twenty-four Weeks Ended June 16, 1995 and
  June 17, 1994 (unaudited)............................................... F-84
 Notes to Financial Statements............................................ F-85
TEC ENTITIES (TORONTO EATON CENTRE MARRIOTT)
 Report of Independent Accountants........................................ F-86
 Combined Balance Sheets as of December 30, 1994 and
  December 31, 1993....................................................... F-87
 Combined Statements of Operations for the Years Ended December 30, 1994
  and
  December 31, 1993....................................................... F-88
 Combined Statements of Cash Flows for the Years Ended December 30, 1994
  and
  December 31, 1993....................................................... F-89
 Notes to Combined Financial Statements................................... F-90
 Combined Statements of Operations for the Period Ended October 30, 1995
  and1994 (unaudited)..................................................... F-93
 Combined Statements of Cash Flows for the Period Ended October 30, 1995
  and 1994 (unaudited).................................................... F-94
 Notes to Combined Financial Statements................................... F-95

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheets of Host Marriott Corporation (formerly Marriott Corporation) and subsidiaries as of December 29, 1995 and December 30, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Corporation and subsidiaries as of December 29, 1995 and December 30, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 1995 in conformity with generally accepted accounting principles.

  As discussed in Notes 1 and 2 to the consolidated financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets. As discussed in Notes 4 and 6 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for assets held for sale and income taxes.

                                          Arthur Andersen LLP

Washington, D.C.
February 26, 1996

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 29, 1995 AND DECEMBER 30, 1994
                                 (IN MILLIONS)

                                                                   1995   1994
                                                                  ------ ------

                                     ASSETS
Property and Equipment........................................... $2,882 $2,837
Notes and Other Receivables (including amounts due from affili-
 ates of $170 million and $174 million, respectively)............    210    223
Due from Hotel Managers..........................................     72     56
Investments in Affiliates........................................     26     28
Other Assets.....................................................    166    155
Cash and Cash Equivalents........................................    201     67
                                                                  ------ ------
                                                                  $3,557 $3,366
                                                                  ====== ======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a parent company guarantee of repayment.......... $  262 $  317
  Debt not carrying a parent company guarantee of repayment......  1,916  1,554
                                                                  ------ ------
                                                                   2,178  1,871
Accounts Payable and Accrued Expenses............................     52     69
Net Investment in Discontinued Operations........................    --      41
Deferred Income Taxes............................................    504    537
Other Liabilities................................................    148    138
                                                                  ------ ------
    Total Liabilities............................................  2,882  2,656
                                                                  ------ ------
Shareholders' Equity
  Convertible Preferred Stock....................................    --      13
  Common Stock, 300 million shares authorized; 159.7 million shares and 153.6 million shares issued and outstanding,
   respectively..................................................    160    154
  Additional Paid-in Capital.....................................    499    479
  Retained Earnings..............................................     16     64
                                                                  ------ ------
    Total Shareholders' Equity...................................    675    710
                                                                  ------ ------
                                                                  $3,557 $3,366
                                                                  ====== ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                          1995    1994   1993
                                                         ------  ------  -----
REVENUES
  Hotels................................................ $  474  $  338  $ 603
  Senior living communities (including Marriott
   International lease payments of $14 million and $5
   million in 1994 and 1993, respectively)..............    --       14     67
  Net gains (losses) on property transactions...........     (3)      6     (1)
  Equity in earnings (losses) of affiliates.............    --      --     (27)
  Other.................................................     13      22     17
                                                         ------  ------  -----
      Total revenues....................................    484     380    659
                                                         ------  ------  -----
OPERATING COSTS AND EXPENSES
  Hotels (including Marriott International management
   fees of $67 million, $41 million and $5 million,
   respectively)........................................    281     198    495
  Senior living communities.............................    --        5     58
  Other (including a $60 million write-down of
   undeveloped land in 1995)............................     89      25     14
                                                         ------  ------  -----
      Total operating costs and expenses................    370     228    567
                                                         ------  ------  -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES, INTEREST AND PROFIT FROM DISTRIBUTED
 OPERATIONS.............................................    114     152     92
Minority interest.......................................     (2)     (1)    (1)
Corporate expenses......................................    (36)    (31)   (36)
Interest expense........................................   (178)   (165)  (164)
Interest income.........................................     27      29     26
Profit from operations distributed to Marriott
 International..........................................    --      --     211
                                                         ------  ------  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES..................................................    (75)    (16)   128
Benefit (provision) for income taxes....................     13       3    (72)
                                                         ------  ------  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS................    (62)    (13)    56
DISCONTINUED OPERATIONS
Loss from discontinued operations (net of income tax
 benefit of $3 million in 1995 and $1 million in 1994
 and 1993, respectively)................................     (8)     (6)    (4)
Provision for loss on disposal (net of income tax
 benefit of $23 million in 1995)........................    (53)    --     --
                                                         ------  ------  -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.............   (123)    (19)    52
Extraordinary item--Loss on extinguishment of debt (net
 of income tax benefit of $10 million, $3 million, and
 $3 million, respectively)..............................    (20)     (6)    (4)
Cumulative effect of a change in accounting for income
 taxes..................................................    --      --      34
Cumulative effect of a change in accounting for assets
 held for sale (net of income taxes of $22 million).....    --      --     (32)
                                                         ------  ------  -----
NET INCOME (LOSS).......................................   (143)    (25)    50
Dividends on preferred stock............................    --      --      (8)
                                                         ------  ------  -----
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK............ $ (143) $  (25) $  42
                                                         ======  ======  =====
EARNINGS (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS................................... $ (.39) $ (.09) $ .39
Discontinued operations (net of income taxes)...........   (.39)   (.04)  (.03)
Extraordinary item--Loss on extinguishment of debt (net
 of income taxes).......................................   (.12)   (.04)  (.03)
Cumulative effect of a change in accounting for income
 taxes..................................................    --      --     .28
Cumulative effect of a change in accounting for assets
 held for sale
 (net of income taxes)..................................    --      --    (.26)
                                                         ------  ------  -----
NET INCOME (LOSS)....................................... $ (.90) $ (.17) $ .35
                                                         ======  ======  =====

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

   COMMON                                 CONVERTIBLE        ADDITIONAL
   SHARES                                  PREFERRED  COMMON  PAID-IN   RETAINED TREASURY
 OUTSTANDING                                 STOCK    STOCK   CAPITAL   EARNINGS  STOCK
 -----------                              ----------- ------ ---------- -------- --------
     (IN
  MILLIONS)                                   (IN MILLIONS, EXCEPT PER COMMON SHARE)
    100.8    Balance, January 1, 1993..      $ 200     $105     $ 34     $ 555    $(109)
      --     Net income................        --       --       --         50      --
      --     Distribution of stock of
              Marriott International,
              Inc......................        --       --       (40)     (417)     --
      7.9    Common stock issued for
              the comprehensive stock
              and employee stock
              purchase plans...........        --         4       13       (58)     109
      --     Cash dividends on common
              stock ($.14 per share)
              and preferred stock
              ($2.062 per share)..........     --       --       --        (22)     --
      8.3    Conversion of subordinated
              debt.....................        --         8       15       --       --
      1.8    Common stock issued in
              conjunction with the
              Exchange Offer...........        --         2       58       --       --
     10.9    Conversion of preferred
              stock to common stock....       (186)      11      175       --       --
      --     Foreign currency
              translation adjustments..        --       --        (2)      --       --
---------------------------------------------------------------------------------------------
    129.7    Balance, December 31,
              1993.....................         14      130      253       108      --
      --     Net loss..................        --       --       --        (25)     --
      --     Adjustment to distribution
              of stock of Marriott
              International, Inc.......        --       --       --        (19)     --
      2.5    Common stock issued for
              the comprehensive stock
              and employee stock.......        --         2       15       --       --
       .7    Conversion of subordinated
              debt to common stock.....        --         1        1       --       --
       .6    Conversion of preferred
              stock to common stock....         (1)       1      --        --       --
     20.1    Common stock issued in
              stock offering...........        --        20      210       --       --
---------------------------------------------------------------------------------------------
    153.6    Balance, December 30,
              1994.....................         13      154      479        64      --
      --     Net loss..................        --       --       --       (143)     --
      --     Distribution of stock of
              Host Marriott Services
              Corporation..............        --       --        (4)       95      --
      1.3    Common stock issued for
              the comprehensive stock
              and employee stock
              purchase plans...........        --         1       16       --       --
      4.8    Conversion of preferred
              stock to common stock....        (13)       5        8       --       --
---------------------------------------------------------------------------------------------
    159.7    Balance, December 29,
              1995.....................      $ --      $160     $499     $  16    $ --
=============================================================================================

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

                                                            1995   1994   1993
                                                           ------  -----  ----
                                                             (IN MILLIONS)
OPERATING ACTIVITIES
Income (loss) from continuing operations.................. $  (62) $ (13) $ 56
Adjustments to reconcile to cash from operations:
  Depreciation and amortization...........................    122    113   196
  Income taxes............................................    (35)   (16)    9
  Restructuring charges...................................    --     --     13
  Amortization of deferred income.........................     (7)    (5)  (14)
  Net realizable value write-down.........................     70    --     11
  Equity in net losses of affiliates......................    --     --     27
  Other...................................................     33     23    17
  Changes in operating accounts:
    Other assets..........................................     (2)   (11) (122)
    Other liabilities.....................................     (9)   (16)  142
                                                           ------  -----  ----
  Cash from continuing operations.........................    110     75   335
  Cash from discontinued operations.......................     32     71    80
                                                           ------  -----  ----
  Cash from operations....................................    142    146   415
                                                           ------  -----  ----
INVESTING ACTIVITIES
Proceeds from sales of assets.............................    358    480    83
  Less non-cash proceeds..................................    (33)   (54)   (5)
                                                           ------  -----  ----
Cash received from sales of assets........................    325    426    78
Acquisitions..............................................   (392)  (532)  (20)
Acquisition funds held in escrow..........................    --      40   (40)
Capital expenditures:
  Capital expenditures for renewals and replacements......    (56)   (34)  (50)
  Lodging construction funded by project financing........    (40)   (67)  (40)
  Other capital expenditures..............................    (64)   (57)  (96)
Purchases of short-term marketable securities.............    --     (90)  --
Sales of short-term marketable securities.................    --      90   --
Notes receivable collections..............................     43     60    37
Affiliate collections (advances), net.....................      2     10   (45)
Other.....................................................     26     19   (25)
                                                           ------  -----  ----
  Cash used in investing activities from continuing
   operations.............................................   (156)  (135) (201)
  Cash used in investing activities from discontinued
   operations.............................................    (52)   (43)  (61)
                                                           ------  -----  ----
  Cash used in investing activities.......................   (208)  (178) (262)
                                                           ------  -----  ----
FINANCING ACTIVITIES
Issuances of debt.........................................  1,251    209   375
Issuances of common stock.................................     13    238    12
Scheduled principal repayments............................   (100)   (72) (471)
Debt prepayments..........................................   (960)  (351)  --
Dividends paid............................................    --     --    (33)
Cash distributed to Marriott International................    --     --   (272)
                                                           ------  -----  ----
  Cash from (used in) financing activities from continuing
   operations.............................................    204     24  (389)
  Cash from (used in) financing activities from
   discontinued operations................................     (4)     2   --
                                                           ------  -----  ----
  Cash from (used in) financing activities................    200     26  (389)
                                                           ------  -----  ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........    134     (6) (236)
CASH AND CASH EQUIVALENTS, beginning of year..............     67     73   309
                                                           ------  -----  ----
CASH AND CASH EQUIVALENTS, end of year.................... $  201  $  67  $ 73
                                                           ======  =====  ====

                See Notes to Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  As of December 29, 1995, Host Marriott Corporation (the "Company," formerly Marriott Corporation) owned 90 lodging properties generally located throughout the United States and operated under Marriott brand names and managed by Marriott International. The Company also holds minority interests in various partnerships that own 262 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (hotels, resorts and suites), moderate-price (Courtyard by Marriott) and extended-stay (Residence Inn).

  On December 29, 1995, the Company distributed to its shareholders through a special tax-free dividend (the "Special Dividend") its food, beverage, and merchandise concessions business at airports, on tollroads, and at stadiums, arenas and other attractions (the "Operating Group"). See Note 2 for a discussion of the Special Dividend. The consolidated financial statements have been restated to reflect the Operating Group as discontinued operations.

  The structure of the Company was substantially altered on October 8, 1993 (the "Marriott International Distribution Date") when the Company distributed the stock of a wholly owned subsidiary, Marriott International, Inc. ("Marriott International") in a special dividend (the "Marriott International Distribution"). See Note 3 for a description of the Marriott International Distribution and related transactions.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

  The Company's financial statements include the results of operations and cash flows of Marriott International through the Marriott International Distribution Date. Marriott International's results of operations through the Marriott International Distribution Date included in the accompanying consolidated financial statements consist of the following:

                                                                       1993
                                                                   -------------
                                                                   (IN MILLIONS)
   Sales..........................................................    $ 5,555
   Operating costs and expenses...................................     (5,283)
   Corporate expenses.............................................        (46)
   Net interest expense...........................................        (15)
                                                                      -------
     Income before income taxes...................................    $   211
                                                                      =======

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest to December 31.

 Revenues and Expenses

  Subsequent to the Marriott International Distribution, revenues include house profit from the Company's owned hotel properties because the Company has delegated substantially all of the operating decisions related to the generation of house profit from its hotels to the manager. Revenues subsequent to the Marriott International

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

Distribution also include net gains (losses) on real estate transactions, equity in the earnings of affiliates and lease rentals from the Company's senior living communities. House profit reflects the net revenues flowing to the Company as property owner and represents hotel operating results, less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

  In 1993, revenues related to Marriott International are included in profits from operations distributed to Marriott International in the accompanying statement of operations.

  Prior to the Marriott International Distribution, the Company operated 388 hotels under long-term management agreements whereby payments to owners were based primarily on hotel profits. Working capital and operating results of managed hotels operated with the Company's employees were consolidated because the operating responsibilities associated with such hotels were substantially the same as those for owned and leased hotels.

 Earnings (Loss) Per Common Share

  Earnings (loss) per common share are computed on a fully diluted basis by dividing net income (loss) available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities, aggregating 158.3 million in 1995, 151.5 million in 1994 and 121.3 million in 1993. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding shares for 1995 and 1994 as they are anti-dilutive.

 International Operations

  The consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates; revenues of $258 million in 1993 (including $223 million related to Marriott International) and income before income taxes of $26 million in 1993. International sales and income before income taxes, subsequent to the Marriott International Distribution, were not material.

 Property and Equipment

  Property and equipment is recorded at cost, including interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related buildings.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular lodging properties, the Company assesses impairment based on whether the net realizable value (estimated sales price less costs of disposal) of each individual property to be sold is less than the net book value. A lodging property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is estimated that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

 Pre-Opening Costs

  Costs of an operating nature incurred prior to opening of lodging properties are deferred and amortized over three years for hotels opened prior to September 8, 1995 and one year for hotels opened after September 8, 1995. Such costs, which are included in other assets, amounted to $7 million and $6 million, net of accumulated amortization, at December 29, 1995 and December 30, 1994, respectively.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Self-Insurance Programs

  Prior to the Marriott International Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance programs for claims arising subsequent to the Marriott International Distribution Date.

 Interest Rate Swap Agreements

  The Company has entered into interest rate swap agreements to diversify certain of its debt to a variable rate or fixed rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

 New Statements of Financial Accounting Standards

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during 1994 and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," during 1995. Adoption of these statements did not have a material effect on the Company's consolidated financial statements.

  During 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 did not have any effect on the Company's continuing operations. See Note 2 for a discussion of the adoption of SFAS No. 121 on discontinued operations. The Company is also required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation," no later than its fiscal year ending January 3, 1997. Adoption of SFAS No. 123 will not have any material effect on the Company's consolidated financial statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

2. HM SERVICES SPECIAL DIVIDEND

  On December 29, 1995, the Company distributed to its shareholders through the Special Dividend all of the outstanding shares of common stock of HM Services, formerly a wholly owned subsidiary of the Company, which, as of the date of the Special Dividend, owned and operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions (the "Operating Group"). The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company common stock held by such shareholders on the record date of December 22, 1995. The Company recorded approximately $9 million of expenses related to the consummation of the Special Dividend in 1995. Revenues for the Company's discontinued operations totaled $1,158 million in 1995, $1,121 million in 1994 and $1,067 million in 1993. The provision for loss on disposal includes the operating loss from discontinued operations from August 9, 1995 (measurement date) through December 29, 1995 of $44 million, net of taxes, and estimated expenses related to the Special Dividend of $9 million.

  Effective September 9, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. Under SFAS No. 121, the Company reviewed the impairment of its assets employed in its Operating Group business lines (airport, toll plaza and sports and entertainment) on an individual operating unit location basis. For each individual operating unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair market value of the unit's assets was recognized. Fair market value was estimated to be the present value of expected future cash flows of the individual operating unit, as determined by management, after considering such factors as future air travel and toll-pay vehicle data and inflation. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge during the fourth quarter of $47 million. Such charge has been reflected in discontinued operations for fiscal year 1995.

  Prior to September 9, 1995, the Company determined the impairment of concession unit assets on a business line basis (airport, toll plaza and sports and entertainment), not by individual operating unit, consistent with the manner in which the Operating Group has managed its business. Using the business line basis, if the net carrying costs exceeded the estimated future undiscounted cash flows from a business line, such excess costs would be charged to expense.

  For purposes of governing certain of the ongoing relationships between the company and HM Services after the Special Dividend and to provide for an orderly transition, the Company and HM Services entered into various agreements including a Distribution Agreement, an Employee Benefits Allocation Agreement, a Tax Sharing Agreement and a Transitional Services Agreement. Effective as of December 29, 1995, these agreements provide, among other things, for the division between the Company and HM Services of certain assets and liabilities, including but not limited to liabilities related to employee stock and other benefit plans and the establishment of certain obligations for HM Services to issue shares upon exercise of warrants (see Note 10) and to issue shares or pay cash to the Company upon exercise of stock options held by certain former employees of the Company (see Note 11).

3. MARRIOTT INTERNATIONAL DISTRIBUTION

  On October 8, 1993 (the "Marriott International Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Marriott International Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. The Company retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES well as most of its real estate properties. Effective at the Marriott International Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation. Subsequent to the Company's announcement in late 1992 of the planned Marriott International Distribution, the Company recorded a reserve of $21 million, representing management's best estimate, at that time, of the anticipated costs to complete the Marriott International Distribution. During 1993, the Company recognized an additional $13 million of charges based on management's revised estimate of the ultimate cost of completing the Marriott International Distribution. The costs include $30 million payable to attorneys, investment bankers, consultants and financial institutions, and $4 million in employee compensation awards. Substantially all of the unpaid costs at December 31, 1993 were paid during 1994. The other notes to the financial statements discuss further the agreements and events relating to the Marriott International Distribution.

  In connection with the Marriott International Distribution, the Company completed an exchange offer ("Exchange Offer") pursuant to which holders of senior notes in an aggregate principal amount of approximately $1.2 billion ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) common stock and (iii) Hospitality Notes ("Hospitality Notes") issued by an indirect wholly owned subsidiary of the Company, Host Marriott Hospitality, Inc. ("Hospitality"). The Hospitality Notes were redeemed in 1995 (see Note
8). The Exchange Offer was treated as an extinguishment of debt and, accordingly, the Company recognized an extraordinary loss of $4 million, net of taxes of $3 million, in 1993.

  The following condensed unaudited pro forma income statement data for continuing operations for the Company is presented as if the Marriott International Distribution and Exchange Offer had occurred at the beginning of fiscal year 1993. This pro forma data has been presented for informational purposes only. It does not purport to be indicative of the results which may occur in the future.

                                                                       1993
                                                                   -------------
                                                                   (IN MILLIONS)
   Revenues.......................................................     $261
   Operating profit before corporate expenses and interest........       80
   Loss from continuing operations................................      (60)

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1995    1994
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  320  $  417
   Buildings and leasehold improvements.........................  2,666   2,370
   Furniture and equipment......................................    382     361
   Construction in progress.....................................    101     231
                                                                 ------  ------
                                                                  3,469   3,379
   Less accumulated depreciation and amortization...............   (587)   (542)
                                                                 ------  ------
                                                                 $2,882  $2,837
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $5 million in 1995 and $10 million in 1994 and 1993.

  Following discussions with the Staff of the Securities and Exchange Commission, the Company agreed in the second quarter of 1993 to change its method of determining net realizable value of assets reported as held

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES for sale. The Company previously determined net realizable value of such assets on a property-by-property basis in the case of full-service hotels, resorts and suites, and on an aggregate basis, by hotel brand, in the case of Courtyard hotels, Fairfield Inns and Residence Inns. Beginning in the second fiscal quarter of 1993 and thereafter, under the Company's new accounting policy, net realizable value of all assets held for sale is determined on a property-by-property basis. The after-tax cumulative effect of this change on periods prior to the second quarter of 1993 of $32 million is reflected as a cumulative effect of a change in accounting for assets held for sale in the accompanying consolidated statement of operations for the fiscal year ended December 31, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on results of operations. There was no pro forma effect of this change on the results of operations for 1993.

  In cases where the Company has made a decision to dispose of particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether the estimated undiscounted future cash flows from such properties will be less than their net book value. In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale. While management expects to sell these properties as part of one or more portfolios, the Company recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net realizable values. The Company's Courtyard and Residence Inn properties held for sale have a net book value of $302 million at December 29, 1995.

  During the fourth quarter of 1993, the Company engaged in formal negotiations to sell the majority of its Fairfield Inns and executed a letter of intent in January 1994. In the fourth quarter of 1993, the Company considered these hotels as held for sale and recorded a pre-tax charge to earnings of $11 million to write-down the carrying value of 15 such properties to their individual estimated net realizable value.

  The Company owns a 174-acre parcel of undeveloped land in Germantown, Maryland, zoned for commercial office building development. The site was originally purchased in the 1980s for a proposed new corporate headquarters. Due to Company downsizing, plans for a new corporate headquarters were dropped. The Company subsequently planned to develop the site into an office project over an extended time period to recover its investment, however, the continuing weakness of the real estate market in Montgomery County, Maryland, has negatively impacted this development plan. In the fourth quarter of 1995, management instituted a program to liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management determined that the site will no longer be developed and instead has decided to attempt to sell the property. Accordingly, the Company recorded a pretax charge of $60 million in the fourth quarter of 1995 to reduce the asset to its estimated sales value.

5. INVESTMENTS IN AND RECEIVABLES FROM AFFILIATES

  Investments in and receivables from affiliates consist of the following:

                                                            OWNERSHIP
                                                            INTERESTS 1995 1994
                                                            --------- ---- ----
                                                               (IN MILLIONS)
   Equity investments
     Hotel partnerships which own 42 Marriott Hotels, 120
      Courtyard hotels, 50 Residence Inns and 50 Fairfield
      Inns operated by Marriott International, Inc., as of
      December 29, 1995...................................   1%-50%   $ 26 $ 28
   Notes and other receivables............................     --      170  174
                                                                      ---- ----
                                                                      $196 $202
                                                                      ==== ====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated under long-term agreements by Marriott International.

  At December 31, 1993, the Company owned a 50% interest in Times Square Marquis Hotel, L.P. ("Times Square"), formerly Times Square Hotel Company, the owner of the New York Marriott Marquis, and held security interests in an additional 39% of the partnership interests as collateral for loans made to certain partners. The partners were in default on the loans and the Company, for accounting purposes, realized an in-substance foreclosure of their partnership interests. In the first quarter of 1994, the Company foreclosed on a 29% partnership interest and completed the transfer of an additional 7% partnership interest in Times Square in full satisfaction of the loans. As a result, the Company holds an 86% partnership interest in Times Square at December 29, 1995. In 1993, the Company began reporting substantially all the losses of Times Square and on December 31, 1993 began consolidating Times Square.

  In December 1993, the Company sold its 15% interest in the partnership owning the Boston Copley Marriott Hotel for $10.4 million.

  In 1993, the Company sold portions of its equity interests in Residence Inns USA partnership for $31 million. These sales reduced the Company's ownership by the fourth quarter of 1993 to 16.6% and allowed the Company to be released from certain debt guarantee obligations. Accordingly, the Company deconsolidated the partnership at December 31, 1993. In 1994, the Company sold an additional portion of its equity interests in the partnership for $7 million. A gain on the sale transactions totaling $14 million has been deferred and is being amortized through 1996.

  In the fourth quarter of 1993, a Company-owned addition to a hotel owned by a partnership in which the Company is a general partner was taken through foreclosure by the hotel's lender. The Company's investment in the addition was written off at that time.

  Receivables from affiliates are reported net of reserves of $210 million at December 29, 1995 and $200 million at December 30, 1994. Receivables from affiliates at December 29, 1995 includes a $145 million mortgage note at 9% which amortizes through 2003, and net debt service and other advances totaling $7 million which are generally secured by subordinated liens on the properties. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $173 million at December 29, 1995. Subsequent to year end, such commitments were reduced to $128 million. Net amounts funded under these commitments totaled $8 million in 1995, $2 million in 1994 and $14 million in 1993.

  The Company's pretax income from affiliates includes the following:

                                                                 1995 1994 1993
                                                                 ---- ---- ----
                                                                 (IN MILLIONS)
   Management fees, net of direct costs......................... $--  $--  $ 67
   Ground rental income.........................................  --   --    14
   Interest income..............................................   16   17   16
   Equity in net income (losses)................................  --   --   (27)
                                                                 ---- ---- ----
                                                                 $ 16 $ 17 $ 70
                                                                 ==== ==== ====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                  1995    1994
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Property and equipment....................................... $3,125  $3,358
   Other assets.................................................    419     346
                                                                 ------  ------
     Total assets............................................... $3,544  $3,704
                                                                 ======  ======
   Debt, principally mortgages.................................. $3,445  $3,658
   Other liabilities............................................    779     839
   Partners' deficit............................................   (680)   (793)
                                                                 ------  ------
     Total liabilities and partners' deficit.................... $3,544  $3,704
                                                                 ======  ======

  Combined summarized operating results reported by these affiliates follow:

                                                           1995   1994   1993
                                                           -----  -----  -----
                                                             (IN MILLIONS)
   Revenues............................................... $ 770  $ 705  $ 731
   Operating expenses:
     Cash charges (including interest)....................  (506)  (491)  (511)
     Depreciation and other non-cash charges..............  (240)  (296)  (299)
                                                           -----  -----  -----
       Income (loss) before extraordinary item............    24    (82)   (79)
       Extraordinary item--forgiveness of debt............   181    113    --
                                                           -----  -----  -----
       Net income (loss).................................. $ 205  $  31  $ (79)
                                                           =====  =====  =====

6. INCOME TAXES

  The Company adopted SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), during the first quarter of 1993. Prior to such adoption, the Company deferred the past tax effects of timing differences between amounts recorded for financial reporting purposes and taxable income. SFAS 109 requires the recognition of deferred tax assets and liabilities equal to the expected future tax consequences of temporary differences.

  The $34 million cumulative credit resulting from this change in accounting principle has been reflected as a cumulative effect of a change in accounting for income taxes in the consolidated statements of operations for 1993.

  Total deferred tax assets and liabilities at December 29, 1995 and December 30, 1994 were as follows:

                                                                  1995   1994
                                                                  -----  -----
                                                                 (IN MILLIONS)
   Gross deferred tax assets..................................... $ 156  $ 149
   Less: Valuation allowance.....................................    (5)    (5)
                                                                  -----  -----
   Net deferred tax assets.......................................   151    144
   Gross deferred tax liabilities................................  (655)  (681)
                                                                  -----  -----
   Net deferred income tax liability............................. $(504) $(537)
                                                                  =====  =====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The valuation allowance required under SFAS 109 primarily represents net operating loss carryforwards ("NOLs") the benefits of which were not previously recorded, but which have been recorded under SFAS 109 as deferred tax assets with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the NOLs will be recorded as a reduction of income tax expense. There was no change in the valuation allowance during 1995 and 1994.

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 29, 1995 and December 30, 1994 follows:

                                                                  1995   1994
                                                                  -----  -----
                                                                  (IN MILLIONS)
   Investments in affiliates..................................... $(305) $(308)
   Property and equipment........................................  (182)  (208)
   Safe harbor lease investments.................................   (87)   (96)
   Deferred tax gain.............................................   (81)   (69)
   Reserves......................................................   108    107
   Tax credit carryforwards......................................    26     25
   Other, net....................................................    17     12
                                                                  -----  -----
   Net deferred income tax liability............................. $(504) $(537)
                                                                  =====  =====

  The provision (benefit) for income taxes consists of:

                                                               1995  1994  1993
                                                               ----  ----  ----
                                                                (IN MILLIONS)
   Current  -- Federal......................................   $  7  $(5)  $ 59
            -- State........................................      3    1     27
            -- Foreign......................................    --   --      11
                                                               ----  ---   ----
                                                                 10   (4)    97
                                                               ----  ---   ----
   Deferred -- Federal......................................    (23)   1    (15)
            -- State........................................    --   --     (10)
                                                               ----  ---   ----
                                                                (23)   1    (25)
                                                               ----  ---   ----
                                                               $(13) $(3)  $ 72
                                                               ====  ===   ====

  At December 29, 1995, the Company has net operating loss carryforwards of $12 million which expire through 2001. Additionally, the Company has approximately $26 million of alternative minimum tax credit carryforwards which do not expire.

  During 1995, the Company settled with the Internal Revenue Service ("IRS") substantially all remaining issues through the 1990 tax year, except for one issue which the Company expects to resolve with no material impact on the consolidated financial statements. The Company anticipates net payments to the IRS in 1996 of approximately $45 million related to these settlements. Certain adjustments totalling approximately $11 million in 1995 have been made to the tax provision related to those settlements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:

                                                           1995    1994    1993
                                                           -----   -----   ----
   Statutory Federal tax rate............................. (35.0)% (35.0)% 35.0%
   State income taxes, net of Federal tax benefit.........   2.5    16.2    9.0
   Tax credits............................................  (0.1)   (1.4)  (2.2)
   Additional tax on foreign source income................   --      1.1    4.8
   Tax contingencies......................................  14.6     --     --
   Enacted tax rate increase..............................   --      --     6.2
   Other, net.............................................   0.7     0.3    3.5
                                                           -----   -----   ----
     Effective income tax rate............................ (17.3)% (18.8)% 56.3%
                                                           =====   =====   ====

  As part of the Marriott International Distribution, the Company and Marriott International entered into a tax-sharing agreement which reflects each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of the Company, Marriott International and HM Services prior to the Marriott International Distribution and the Special Dividend. The majority of the 1994 adjustment to the Marriott International Distribution of stock of Marriott International related to deferred income taxes.

  Cash paid for income taxes, net of refunds received, was $22 million in 1995, $13 million in 1994, and $63 million in 1993.

7. LEASES

  Future minimum annual rental commitments for all noncancelable leases related to continuing operations are as follows:

                                                               CAPITAL OPERATING
   FISCAL YEAR                                                 LEASES   LEASES
   -----------                                                 ------- ---------
                                                                 (IN MILLIONS)
   1996.......................................................   $ 2     $ 64
   1997.......................................................     2       61
   1998.......................................................     2       59
   1999.......................................................     2       56
   2000.......................................................     1       54
   Thereafter.................................................     9      508
                                                                 ---     ----
   Total minimum lease payments...............................    18     $802
                                                                         ====
   Less amount representing interest..........................    (7)
                                                                 ---
    Present value of minimum lease payments...................   $11
                                                                 ===

  The Company leases certain property and equipment under noncancelable operating leases. As discussed in Note 13, the Company sold and leased back 37 of its Courtyard properties. The leases, which are accounted for as operating leases and are included above, have initial terms expiring through 2006 and are renewable at the option of the Company. Subsequent to year end, the initial term of the leases was extended through 2012. Minimum rent payments are $33 million annually and additional rent based upon sales levels are payable to the owner under the terms of the leases. Leases also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provision for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

  Certain of the leases included above relate to facilities used in the former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES been reduced by aggregate minimum sublease rentals of $116 million payable to the Company under non-cancelable subleases.

  The Company remains contingently liable at December 29, 1995 on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $142 million at December 29, 1995. However, management considers the likelihood of any substantial funding related to these leases to be remote.

  Rent expense related to continuing operations consists of:

                                                                1995 1994 1993
                                                                ---- ---- ----
                                                                (IN MILLIONS)
   Minimum rentals on operating leases......................... $34  $18  $ 96
   Additional rentals based on sales...........................  17   15    12
   Payments to owners of managed and leased hotels based
    primarily on profits....................................... --   --    476
                                                                ---  ---  ----
                                                                $51  $33  $584
                                                                ===  ===  ====

8. DEBT

  Debt related to continuing operations consists of the following:

                                                                    1995   1994
                                                                   ------ ------
                                                                   (IN MILLIONS)
   Properties Notes, with a rate of 9.5% due May 2005............  $  600 $  --
   Acquisitions Notes, with a rate of 9.0% due December 2007.....     350    --
   Hospitality Notes.............................................     --     596
   Old Senior Notes (Old Notes), with an average rate of 9.0% at
    December 29, 1995 maturing through 2012......................     135    135
   Notes secured by $1,438 million of real estate assets, with an average rate of 8.5% at December 29, 1995, maturing through
    2012.........................................................     972    758
   New Line of Credit, with a variable rate of LIBOR plus 3% (9%
    at December 29, 1995) due June 1998..........................      22    --
   Line of Credit................................................     --     112
   Acquisition Revolver..........................................     --     168
   Other notes, with an average rate of 6.6% at December 29,
    1995, maturing through 2017..................................      88     91
   Capital lease obligations.....................................      11     11
                                                                   ------ ------
                                                                   $2,178 $1,871
                                                                   ====== ======

  The Company repaid certain indebtedness (with a principal balance of $87 million) upon its maturity on May 24, 1995 with a draw on its line of credit with Marriott International. Additionally, and pursuant to the then-existing senior note indenture, senior notes ("Hospitality Notes") issued by Host Marriott Hospitality, Inc. ("Hospitality"), a wholly owned subsidiary of the Company, were required to be repaid to the extent of 50% to 75% of net proceeds from certain asset sales (at par) and 100% of net refinancing proceeds (generally at 103% of the principal amount). Based on net proceeds from qualifying asset sales for the first quarter of 1995, the Company redeemed $100 million of Hospitality Notes in the second quarter of 1995. The Company also redeemed $292 million of Hospitality Notes in 1994 from the net proceeds from qualifying assets sales. In connection with the 1994 redemptions, the Company recognized an extraordinary loss of $6 million, net of taxes of $3 million, in 1994.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  In May 1995, two wholly owned subsidiaries of Hospitality issued an aggregate of $1 billion of 9.5% senior secured notes in two concurrent offerings to several initial purchasers. HMH Properties, Inc. ("Properties"), the owner of 57 of the Company's 90 lodging properties at December 29, 1995, and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $600 million (the "Properties Notes") and $400 million ("HMTP Notes"), respectively, of senior notes secured by the stock of certain of their respective subsidiaries. The bonds were issued at par and have a final maturity of May 2005. The net proceeds were used to defease, and subsequently redeem, all of Hospitality's Notes and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $17 million, net of taxes, related to continuing operations, primarily representing premiums paid on the redemptions and the write-off of deferred financing fees and discounts on the Hospitality Notes. The Properties Notes are secured by a pledge of the stock of certain of Properties' subsidiaries and are guaranteed, jointly and severally, by certain of Properties' subsidiaries. The indenture governing the Properties Notes contains covenants that, among other things, limit the ability of Properties and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Properties' subsidiaries, and enter into certain mergers and consolidations. The net assets of Properties at December 29, 1995 were approximately $380 million, substantially all of which were restricted. The HMTP Notes were included in the Special Dividend to HM Services.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect, wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers. The Acquisitions Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisition Revolver"), which was then terminated. In connection with the termination of the Acquisition Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes of $1 million, representing the write-off of deferred financing fees on the Acquisition Revolver. The Acquisitions Notes are guaranteed by Acquisitions' subsidiary. The indenture governing the Acquisitions Notes contains covenants that, among other things, limit the ability of Acquisitions and its subsidiary to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Acquisitions' subsidiary, and enter into certain mergers and consolidations. In addition, under certain circumstances, Acquisitions will be required to offer to purchase the Acquisitions Notes at par value with the proceeds of certain asset sales. The net assets of Acquisitions at December 29, 1995 were approximately $225 million, substantially all of which were restricted.

  During 1995, the Company replaced its $630 million line of credit with a new line of credit with Marriott International (the "New Line of Credit") pursuant to which the Company has the right to borrow up to $225 million for certain permitted uses. Borrowings under the New Line of Credit bear interest at LIBOR plus 3% (4% when the outstanding balance exceeds $112.5 million) and mature in June 1998. Any such borrowings are guaranteed by, or secured by the pledge of the stock of, certain subsidiaries of the Company. An annual commitment fee of 5/8% is charged on the unused portion of the New Line of Credit. The New Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, create liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, and repurchase their common stock.

  In conjunction with the construction of the Philadelphia Marriott, the Company obtained first mortgage financing from Marriott International for 60% of the construction and development costs of the hotel. As of

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

December 29, 1995, the outstanding loan balance was $109 million. The loan bears interest at LIBOR plus 3% (8.7% at December 29, 1995) for the period ending two years after construction. For the following 10 years, the loan bears interest at 10% per annum with an additional 2% per annum deferred.

  At December 29, 1995, the Company was party to interest rate exchange agreements with three financial institutions (the contracting parties) with an aggregate notional amount of $545 million. Under certain of these agreements aggregating $400 million, the Company collects interest at fixed rates (average rate of 7.1% at December 29, 1995) and pays interest based on specified floating interest rates (average rate of 5.6% at December 29, 1995) through May 1997. Under the remaining agreements aggregating $145 million, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6.1% at December 29, 1995) and pays interest at fixed rates (average rate of 6.4% at December 29, 1995). These agreements expire in 1996 through 1998. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all BBB+ or better. The Company is exposed to credit loss in the event of non-performance by the contracting parties to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting parties.

  Aggregate debt maturities at December 29, 1995, excluding capital lease obligations, are:

                                                                          NOT
                                                             CARRYING  CARRYING
                                                              PARENT    PARENT
                                                              COMPANY   COMPANY
                                                             GUARANTEE GUARANTEE
                                                             --------- ---------
                                                                (IN MILLIONS)
   1996.....................................................   $ 68     $   52
   1997.....................................................     33          9
   1998.....................................................     47        281
   1999.....................................................    --           5
   2000.....................................................     24         28
   Thereafter...............................................     90      1,530
                                                               ----     ------
                                                               $262     $1,905
                                                               ====     ======

  Cash paid for interest for continuing operations, net of amounts capitalized, was $177 million in 1995, $157 million in 1994 and $174 million in 1993. Deferred financing costs, which are included in other assets, amounted to $37 million and $31 million at December 29, 1995 and December 30, 1994, respectively.

9. CONVERTIBLE SUBORDINATED DEBT

  In June 1991, the Company issued $675 million (principal amount at maturity) of zero coupon convertible subordinated debt in the form of Liquid Yield Option Notes ("LYONs") due 2006. Pursuant to the Marriott International Distribution, Marriott International assumed 90% and the Company retained 10% of the debt obligations evidenced by the LYONs. The LYONs were convertible into 13.277 shares each of the Company's and Marriott International's common stock for each $1,000 principal amount of LYONs. On December 13, 1993, the Company initiated a call of the LYONs redeemable on January 25, 1994. Substantially all of the LYONs' holders elected to convert their LYONs into common stock prior to the redemption. Such conversions represented 8.3 million shares of the Company's common stock issued in 1993 and .7 million shares issued in 1994.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

10. SHAREHOLDERS' EQUITY

  Three hundred million shares of common stock, with a par value of $1 per share, are authorized, of which 159.7 million and 153.6 million were issued and outstanding as of December 29, 1995 and December 30, 1994, respectively. One million shares of no par value preferred stock are authorized. During 1995, substantially all outstanding shares of such preferred stock were converted into approximately five million shares of common stock. The remaining outstanding shares of preferred stock which were not converted were defeased prior to December 29, 1995 and are no longer outstanding. Additional paid-in capital at December 29, 1995 includes obligations for deferred compensation of $9 million.

  On January 27, 1994, the Company completed the issuance of 20.1 million shares of common stock for net proceeds of $230 million. In connection with the class action settlement discussed in Note 17, the Company issued warrants to purchase up to 7.7 million shares of the Company's common stock in 1994. The warrants are exercisable for five years from the Marriott International Distribution Date, at $8.00 per share during the first three years and $10.00 per share during the last two years. As of December 29, 1995, there were approximately 7.5 million warrants outstanding.

  In February 1989, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock to shareholders of record on February 20, 1989. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock, or begins a tender or Exchange Offer for 30% or more of the Company's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and will expire on February 2, 1999, unless exercised or previously redeemed by the Company for $.01 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the right.

11. EMPLOYEE STOCK PLANS

  Total shares of common stock reserved and available for issuance under employee stock plans at December 29, 1995 are:

                                                                   (IN MILLIONS)
     Comprehensive plan...........................................       23
     Employee stock purchase plan.................................        3
                                                                        ---
                                                                         26
                                                                        ===

  Under the comprehensive stock plan (the "Comprehensive plan"), the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock. In addition, the Company has an employee stock purchase plan (the "stock purchase plan"). The principal terms and conditions of the two plans are summarized below.

  Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

In connection with the Marriott International Distribution, the Company issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.

  In connection with the Special Dividend, the then outstanding options held by current and former employees of the Company were redenominated in both Company and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. For all options held by certain current and former employees of Marriott International, the number and exercise price of the options were adjusted based on the trading prices of shares of the Company's common stock immediately before and after the Special Dividend. Therefore, the options outstanding reflect these revised exercise prices. Pursuant to the Distribution Agreement between the Company and HM Services, the Company has the right to receive up to 1.4 million shares of HM Services' common stock or cash subsequent to exercise of the options held by the certain former and current employees of Marriott International. As of December 29, 1995, the Company valued this right at approximately $7 million, which is included in other assets. Option activity is summarized as follows:

                                                          NUMBER OF OPTION PRICE
                                                           SHARES    PER SHARE
                                                          --------- ------------
                                                              (IN MILLIONS)
   Balance at January 1, 1993............................   15.7       $8-39
   Granted...............................................    1.2        8-26
   Exercised.............................................   (2.3)       2-29
   Cancelled.............................................   (1.0)       2-39
                                                            ----
   Balance at December 31, 1993..........................   13.6        2- 8
   Granted...............................................     .6          10
   Exercised.............................................   (2.2)       2- 8
   Cancelled.............................................    (.3)       2- 8
                                                            ----
   Balance at December 30, 1994..........................   11.7        2-10
   Granted...............................................    --
   Exercised.............................................   (2.3)       2-10
   Cancelled.............................................    (.3)       2-10
   Adjustment for Special Dividend.......................     .9         1-7
                                                            ----
   Balance at December 29, 1995..........................   10.0        1-10
                                                            ====
   Exercisable at December 29, 1995......................    8.5
                                                            ====

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing until retirement. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. The Company accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1995, 1994 and 1993, 158,000, 159,000, and 489,000 shares were granted, respectively, under this plan.

  In 1993, 3,537,000 restricted stock plan shares under the comprehensive plan were issued to officers and key executives and will be distributed over the next three to ten years in annual installments based on continued employment and the attainment of certain performance criteria. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES market value of the stock. Subsequent to year-end, 2,133,000 shares of additional restricted shares were granted to certain key employees under terms and conditions similar to the 1993 grants. The Company recorded compensation expense of $5 million, $6 million and $400,000 in 1995, 1994 and 1993, respectively, related to these awards.

  Under the terms of the stock purchase plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

12. PROFIT SHARING AND POSTEMPLOYMENT BENEFIT PLANS

  The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors, and totaled $17 million for 1993. The Company contributions were not significant in 1994 and 1995.

  The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" during 1994. Adoption of SFAS No. 112 did not have a material effect on the accompanying financial statements.

13. ACQUISITIONS AND DISPOSITIONS

  In 1995, the Company acquired nine full service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million. In 1994, the Company acquired 15 full service hotels (approximately 6,000 rooms) in several transactions for approximately $440 million. The Company also provided 100% financing totaling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totaling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company accounts for all of these properties as owned hotels for accounting purposes.

  During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold and leased back from a real estate investment trust (the "REIT") for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions will be amortized over the initial term of the leases.

  In February 1996, the Company entered into an agreement with the REIT to sell and lease back 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million (10% of which would be deferred). This transaction is expected to close in the first and second quarters of 1996. Transactions to acquire, or purchase controlling interest in, five additional full-service hotels have been consummated or are expected to close in early 1996.

  In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns to an unrelated third party. The net proceeds from the sale of such hotels were approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million. Approximately $27 million of the proceeds was payable in the form of a note from the purchaser. The gain on the sale of these hotels has been deferred. During 1994, the Company sold its 14 senior living communities to an unrelated party for $320 million, which approximated the communities' carrying value.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company's summarized, unaudited consolidated pro forma results of operations, assuming the above transactions (excluding the New York Vista Hotel acquisition), and the refinancings and new debt activity discussed in
Note 8 occurred on January 1, 1994, are as follows (in millions, except per share amounts):

                                                        1995         1994
                                                     -----------  -----------
                                                       (IN MILLIONS EXCEPT
                                                     PER COMMON SHARE DATA)
     Revenue........................................ $       557  $       496
     Loss from continuing operations ...............         (84)         (28)
     Loss per common share from continuing
      operations ...................................        (.53)        (.18)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments related to continuing operations are shown below.

                                           DECEMBER 29, 1995  DECEMBER 30, 1994
                                           ------------------ ------------------
                                           CARRYING   FAIR    CARRYING   FAIR
                                            AMOUNT    VALUE    AMOUNT    VALUE
                                           ------------------ ------------------
                                                      (IN MILLIONS)
Financial assets
  Receivables from affiliates.............  $    170 $    177  $    174 $    172
  Notes receivable........................        40       49        49      108
  Other...................................         7        7       --       --
Financial liabilities
  Debt....................................     2,167    2,175     1,860    1,810
Other financial instruments
  Interest rate swap agreements...........       --         6       --        12
  Affiliate debt service agreements.......       --       --        --       --

  Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the New Line of Credit and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $173 million at December 29, 1995 and $236 million at December 30, 1994. Subsequent to year end, such maximum commitment was reduced to $128 million. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would receive to terminate the swap agreements. The aggregate notional amount of the agreements was $545 million at December 29, 1995 and $500 million at December 30, 1994.

15. RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  The Company and Marriott International have entered into agreements which provide, among other things, that (i) most of the Company's lodging properties will be managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to an additional 16 to 30 years (see Note 16); (ii) the Company leased its owned senior living communities to Marriott International prior to their disposal (see Note 13); (iii) Marriott International guarantees the Company's performance in connection with certain loans and other obligations; (iv) the Company can borrow up to $225

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES million for certain permitted uses under the New Line of Credit (see Note 8);
(v) the Company has borrowed $109 million of first mortgage financing for construction of the Philadelphia Marriott Hotel (see Note 8); (vi) Marriott International provided the Company with $70 million of mortgage financing in 1995 for the acquisition of three full-service properties by the Company at an average interest rate of 8.5%; (vii) three of the Company's full-service properties are operated under franchise agreements with Marriott International with terms of 10 to 30 years; and (viii) Marriott International provides certain administrative services under transitional services agreements.

  In 1995, 1994 and 1993, the Company paid to Marriott International $67 million, $41 million and $5 million, respectively, in lodging management fees; $21 million, $23 million and $5 million, respectively, in interest and commitment fees under the lines of credit with Marriott International, the Philadelphia Marriott Hotel mortgage and mortgages for three additional full-service properties; $12 million, $11 million and $3 million, respectively, under the various transitional service agreements; and earned $14 million and $5 million under the senior living community leases during 1994 and 1993. The Company also paid Marriott International $1 million of franchise fees in 1995.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change in control of the Company occur.

  In 1995, the Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest.

16. MANAGEMENT AGREEMENTS

  The Company is party to management agreements (the "Agreements") which provide for Marriott International to manage most of the Company's hotels generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to one-and-one-half to four percent of sales and incentive management fees generally equal to 40% to 50% of Operating Profit (as defined in the Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit. For certain full-service hotels acquired after September 8, 1995, the incentive management fee is equal to 20% of Operating Profits. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No Agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other Agreement and a single Agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other Agreement.

  The limited-service properties are subject to the terms of a "Consolidation Agreement" pursuant to which (i) certain fees payable under the management agreement with respect to a particular lodging property will be determined on a consolidated basis with certain fees payable under the Agreements for all lodging properties of the same type, and (ii) until December 31, 2000, certain base fees payable under the management agreement with respect to a particular lodging property will be waived in return for payment upon the sale or certain financings of such properties. After any lodging property is sold or financed, the Consolidation Agreement will no longer be applicable to such property. The Agreements with respect to the Company's full-service hotels are not subject to the Consolidation Agreement and the management fees payable to Marriott International under a single Agreement are calculated solely with respect to the lodging facility managed thereunder.

  Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the full-service hotels also participate in Marriott's Honored Guest Awards Program and the Courtyard hotels in the Courtyard Club. The cost of these programs are charged to all hotels in the respective hotel system.

  The Company is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

  At December 29, 1995 and December 30, 1994, $65 million and $52 million, respectively, have been advanced to the hotel managers for working capital and are included in "Due From Hotel Managers" in the accompanying balance sheet.

17. LITIGATION

  In March 1993, the Company reached agreement in principle (the "Class Action Settlement") with certain holders and recent purchasers of the Company's Old Notes, who had either instituted or threatened litigation in response to the Marriott International Distribution. In August 1993, the United States District Court approved the Class Action Settlement. In connection with this settlement, the Company issued warrants in 1994 to purchase up to 7.7 million shares of Host Marriott common stock (see Note 10).

  A group of bondholders (the "PPM Group"), purported to have at one time owned approximately $120 million of Senior Notes, and another group purporting to hold approximately $7.5 million of Senior Notes, opted out of the Class Action Settlement. The PPM Group alleged that laws had been violated in connection with the sale by the Company of certain series of its Senior Notes and debentures and claimed damages of approximately $30 million. The group purporting to hold $7.5 million of Senior Notes settled with the Company in April 1994. Under the terms of the settlement, the Company repurchased the Senior Notes at their par value in the second quarter of 1994.

  In September 1994, the Company settled with certain members of the PPM Group whose claims represented about 40% of the PPM Group's aggregate claims. The claims of the remainder of the PPM Group went to trial in September 1994, and in October 1994, the judge declared a mistrial based on the inability of the jury to reach a verdict. In January 1995, the judge granted the Company's motion for judgment in its favor on the PPM Group's claims as a matter of law. An appeal was filed by the PPM Group in February 1995. The appeal was argued in February 1996. In early 1996, the Company reached an agreement to settle all claims relating to this litigation for an immaterial amount.

  The Company is from time to time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

18. HOTEL OPERATIONS

  As discussed in Note 1, subsequent to the Marriott International Distribution, hotel revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenues, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES and certain other costs, which are classified as operating costs and expenses. Prior to the Marriott International Distribution, hotel revenues included room sales and food and beverage sales at hotel properties. Accordingly, the following table presents the details of the Company's house profit for 1995, 1994 and 1993. In 1993, the Company's hotel revenues presented in the accompanying Statement of Operations represent the Company's post-Marriott International Distribution house profit (revenues) for 1993 plus the pre-Marriott International Distribution gross hotel sales for 1993.

                                                          1995   1994   1993
                                                         ------  -----  -----
                                                           (IN MILLIONS)
   Revenues
     Rooms.............................................. $  908  $ 663  $ 520
     Food and Beverage..................................    363    250    162
     Other..............................................     81     56     39
                                                         ------  -----  -----
       Total Hotel Revenues.............................  1,352    969    721
                                                         ------  -----  -----
   Department Costs
     Rooms..............................................    226    168    129
     Food and Beverage..................................    284    195    130
     Other..............................................     43     29     19
                                                         ------  -----  -----
       Total Department Costs...........................    553    392    278
                                                         ------  -----  -----
   Department Profit....................................    799    577    443
   Other Deductions.....................................   (325)  (239)  (194)
                                                         ------  -----  -----
   House Profit......................................... $  474  $ 338    249
                                                         ======  =====
   Revenues from Owned Hotels in excess of House Profit
    prior to Distribution...............................                  354
                                                                        -----
   Revenue per Statement of Operations..................                $ 603
                                                                        =====

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     1995
                          ---------------------------------------------------------
                            FIRST      SECOND       THIRD      FOURTH      FISCAL
                           QUARTER     QUARTER     QUARTER     QUARTER      YEAR
                          ---------   ---------   ---------   ---------   ---------
                              (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Revenues................   $     100   $     109        $110   $     165  $     484
Operating profit before
 corporate expenses and
 interest...............          35          45          38          (4)       114
Loss from continuing
 operations.............          (8)         (1)         (4)        (49)       (62)
Net income (loss).......         (14)        (30)         (5)        (94)      (143)
Income (loss) per common
 share:
  Income (loss) from
   continuing
   operations...........        (.05)       (.01)       (.02)       (.31)      (.39)
  Net income (loss).....        (.09)       (.19)       (.03)       (.59)      (.90)

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                                1994
                          --------------------------------------------------------
                            FIRST      SECOND      THIRD      FOURTH      FISCAL
                           QUARTER     QUARTER    QUARTER     QUARTER      YEAR
                          ---------   ---------  ---------   ---------   ---------
                               (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Revenues................   $      77   $    101   $      83   $     119  $     380
Operating profit before
 corporate expenses and
 interest...............          26         51          31          44        152
Income (loss) from
 continuing operations..         (10)         6          (3)         (6)       (13)
Net income (loss).......         (18)       --            8         (15)       (25)
Income (loss) per common
 share:
  Income (loss) from
   continuing
   operations...........        (.07)       .04        (.02)       (.04)      (.09)
  Net income (loss).....        (.12)       --          .05        (.10)      (.17)

  The first three quarters consist of 12 weeks each, and the fourth quarter includes 16 weeks.

  The quarterly financial data has been restated to reflect the results of the Operating Group as discontinued operations.

  Second quarter 1995 results include a $10 million pre-tax charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their net realizable values (see Note 4). Fourth quarter 1995 results include a $60 million pre-tax charge to write down an undeveloped land parcel to its estimated sales value (see Note 4). The fourth quarter 1995 net loss includes a pre-tax charge of $47 million for the adoption of SFAS No. 121 (see Note 1) and a pre-tax $15 million restructuring charge, both of which were related to HM Services and have been included in discontinued operations in the accompanying 1995 statement of operations. Second and fourth quarter 1995 results include extraordinary after-tax losses of $17 million and $3 million, respectively, on the extinguishment of debt (see Note 8).

  Third and fourth quarter 1994 results each include extraordinary after-tax losses of $3 million on the extinguishment of debt. In the second quarter of 1994, the Company reduced its general liability and workers' compensation insurance reserves by $4 million due to favorable claims experience.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE OWNERS OF THE DALLAS/FORT WORTH AIRPORT MARRIOTT:

  We have audited the accompanying balance sheet of the Dallas/Fort Worth Airport Marriott, as defined in Note 1, as of December 30, 1994, and the related statements of operations and cash flows for the year ended December 30, 1994. These financial statements are the responsibility of the management of the PHLP, as defined in Note 1. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Dallas/Fort Worth Airport Marriott (as defined in Note 1) as of December 30, 1994, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.,
November 13, 1995

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                                 BALANCE SHEET

                            AS OF DECEMBER 30, 1994
                                 (IN THOUSANDS)

                                ASSETS
Property and equipment, net........................................... $ 19,164
Due from Marriott International.......................................    1,601
Property improvement fund.............................................        3
                                                                       --------
                                                                       $ 20,768
                                                                       ========
                 LIABILITIES AND NET ADVANCES TO PHLP
Mortgage debt......................................................... $ 51,462
Due to Host Marriott Corporation......................................      897
Due to Marriott International, Inc....................................   26,941
Accrued interest......................................................      104
                                                                       --------
  Total liabilities...................................................   79,404
Net advances to PHLP..................................................  (58,636)
                                                                       --------
                                                                       $ 20,768
                                                                       ========



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 30, 1994
                                 (IN THOUSANDS)

REVENUE................................................................ $ 8,163
                                                                        -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization........................................     740
  Base and incentive management fees...................................   3,455
  Property taxes.......................................................   1,008
  Insurance and other..................................................      54
                                                                        -------
    Total operating costs and expenses.................................   5,257
                                                                        -------
OPERATING PROFIT BEFORE INTEREST.......................................   2,906
Interest expense.......................................................   5,310
                                                                        -------
NET LOSS............................................................... $(2,404)
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 30, 1994
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
  Net loss............................................................. $(2,404)
  Depreciation and amortization........................................     740
  Deferred incentive and base management fees..........................   2,263
  Loss on fixed asset disposition......................................       6
  Changes in other operating accounts:
    Due from Marriott International, Inc. .............................     302
    Accrued interest...................................................     (28)
                                                                        -------
  Cash provided by operations..........................................     879
                                                                        -------
FINANCING ACTIVITIES
  Change in net investment and advances from PHLP......................  (1,338)
  Decrease in amounts due from Marriott International, Inc. ...........     499
  Repayments to Host Marriott Corporation..............................    (105)
  Change in escrow fund cash...........................................      65
                                                                        -------
  Cash used in financing activities....................................    (879)
                                                                        -------
CHANGE IN CASH AND CASH EQUIVALENTS....................................     --
CASH AND CASH EQUIVALENTS, beginning of year...........................     --
                                                                        -------
CASH AND CASH EQUIVALENTS, end of year................................. $   --
                                                                        =======
SUPPLEMENTAL INFORMATION
  Cash paid for interest............................................... $ 5,451
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

                         NOTES TO FINANCIAL STATEMENTS
NOTE 1. THE HOTEL

 Basis of Presentation

  On August 22, 1995 ("Sale Date"), HMC Acquisitions Properties, Inc., a wholly owned indirect subsidiary of Host Marriott Corporation, purchased the building, leasehold improvements and furniture, fixtures and equipment related to the Dallas/Fort Worth Airport Marriott located in Irving, Texas (the "Hotel") from Potomac Hotel Limited Partnership ("PHLP"), a Delaware limited partnership, for approximately $45 million. The Hotel was part of a portfolio of properties owned by PHLP. The Hotel, with approximately 500 rooms, is operated by Marriott International, Inc. as part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  The Hotel's purchase price at the Sale Date was in excess of its carrying value. No adjustments related to the resultant sale are reflected in the accompanying statements.

  These financial statements present the financial position, results of operations and cash flows related to the business of the Dallas/Fort Worth Airport Marriott which is a lesser component of PHLP for all periods presented. PHLP's historical basis in assets and liabilities of the Hotel have been carried over. Changes in Net Advances to PHLP represent the operating results of the Hotel adjusted for net cash transferred between PHLP and the Hotel.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Hotel's records are maintained on the accrual basis of accounting and its fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenues represent house profit, which is the Hotel's sales less property-level expenses excluding depreciation, management fees, real and personal property taxes, insurance and certain other costs which are classified as operating costs and expenses.

 Property and Equipment

  Property and equipment is recorded at cost. Replacements and improvements are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 30 years for buildings and five to six years for furniture and equipment.

 Working Capital and Supplies

  Pursuant to the terms of the Hotel's management agreement discussed in Note 6, the Hotel is required to provide the respective manager with working capital and supplies to meet its operating needs. The manager converts cash advanced by PHLP into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the manager. Upon the termination of the agreements, it is expected that the working capital and supplies will be partially reconverted into cash and returned to PHLP or transferred to a subsequent owner or operator for consideration. Such working capital and supplies are also pledged as security for the Hotel's share of PHLP's debt as described in Note 5. As a result of these conditions, the individual components of working capital and supplies controlled by the manager is not reflected in the accompanying balance sheet.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

 Income Taxes

  Provision for Federal or state income taxes has not been made in the accompanying financial statements since PHLP does not pay income taxes but, rather, allocates its profits and losses to individual partners.

NOTE 3. REVENUES

  House profit for the year ended December 30, 1994 consists of (in thousands):

   HOTEL SALES
     Rooms............................................................ $14,516
     Food & Beverage..................................................   7,029
     Other............................................................   1,383
                                                                       -------
       Total Hotel Sales..............................................  22,928
                                                                       -------
   DEPARTMENT COSTS
     Rooms............................................................   3,648
     Food & Beverage..................................................   5,066
     Other............................................................     799
                                                                       -------
       Total Department Costs.........................................   9,513
                                                                       -------
   DEPARTMENT PROFIT..................................................  13,415
     Other Deductions.................................................  (5,252)
                                                                       -------
   HOUSE PROFIT....................................................... $ 8,163
                                                                       =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 30, 1994 (in thousands):

     Land............................................................. $  1,407
     Building and improvements........................................   25,576
     Furniture and equipment..........................................    4,527
                                                                       --------
                                                                         31,510
     Less accumulated depreciation and amortization...................  (12,346)
                                                                       --------
     Property and equipment, net...................................... $ 19,164
                                                                       ========

  All property and equipment is pledged as security against the Hotel's portion of PHLP's indebtedness and in the case of rental payments from the Hotel's portion of FF&E leases, the loans related to FF&E of the Hotel. The amounts above reflect PHLP's historical basis in the Hotel's property and equipment and do not reflect the impact of the sale to HMC Acquisition Properties Inc. on August 22, 1995.

NOTE 5. DEBT

 Bank Loan

  On December 22, 1987, PHLP borrowed $245 million (the "Bank Loan") from The Mitsui Trust and Banking Company (the "Bank Lender") secured by seven of PHLP hotels (the "Bank Hotels"). The Bank Loan bore interest at an effective fixed rate of 10.37% and required monthly, interest-only payments.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

  The Bank Loan matured on December 22, 1994, and was not repaid because PHLP had insufficient funds to do so. At December 22, 1994, the principal balance of the Bank Loan was $245 million.

  PHLP entered into a forbearance agreement with the Bank Lender under which the Lender agreed not to exercise its rights and remedies for nonpayment of the Bank Loan. PHLP subsequently refinanced (the "Refinancing") the Bank Loan. Under the Refinancing, PHLP was required to repay $44 million in principal and Host Marriott Corporation advanced $10 million under an existing Bank Loan guaranty. In exchange for the lender's agreement to forbear, PHLP agreed to continue to make monthly interest payments at a rate equal to the one-month LIBOR plus two percentage points for the period December 22, 1994 through June 21, 1995 and the one-month LIBOR plus two and one quarter percentage points for the period June 22, 1995 through the end of the extended forbearance period.

  Approximately $51.4 million of the $245 million Bank Loan principal has been allocated to the Hotel based on the relative amounts of title insurance specified by the lender to be required for the Hotel as compared to the total title insurance for the seven hotels when the Bank Loan originated in 1987.

 Other Loans

  As of December 30, 1994, $897,000 was outstanding to Host Marriott for an FF&E loan related to the Hotel. The FF&E loan is nonrecourse to the Parent and is effectively secured by payments from Marriott International, Inc. under the FF&E Lease, as defined in Note 6 below. As of December 30, 1994, Marriott International, Inc. owed $980,000, including related interest costs, for the Hotel FF&E capital lease.

NOTE 6. MANAGEMENT AGREEMENT

  Marriott International, Inc. (the "Manager") operates the Hotel pursuant to a long-term management agreement (the "Management Agreement") for a term of 25 years from the opening of the Hotel with renewal terms, at the option of the Manager, of up to an additional 50 years. The Management Agreement provides for payment of base management fees equal to 8% of gross hotel sales and incentive management fees equal to 20% of hotel operating profits (as defined, calculated before debt service on total Parent debt), and additional incentive fees, after certain returns to the Parent, ranging from 10% to 70% depending on the level of returns made to the partners. Payment of the incentive management fees is dependent upon the availability of cash flow after debt service, and payable only after repayment of certain debt service guaranty advances and certain priority returns to the Parent expressed as a percentage of limited partner invested equity. Through December 30, 1994, no incentive fees have been paid since inception. Deferred base fees were $7,360,000 as of December 30, 1994. Deferred incentive management fees were $19,523,000 as of December 30, 1994. In the event of early termination of the Management Agreement, the Manager will be owed additional fees based on the unexpired term and expected future base and incentive management fees.

  In accordance with the Management Agreement, the Manager is required to lease all FF&E replacements from the Hotel (the "FF&E Lease") for terms of up to six years. Lease payments represent an amount approximately equal to the principal amortization, interest and fees associated with indebtedness incurred by the Hotel to finance the FF&E replacements and any sales and use taxes, personal property taxes, insurance premiums and additional costs incurred by the Parent in connection with the acquisition and use of such replacements. As of December 30, 1994, the Manager was obligated to pay $980,000 (including related interest costs) to the Hotel during the term of this agreement.

  On February 24, 1995, the Parent, Bank Lender and the Manager entered into a cash collateral agreement with terms effective January 1, 1995. Effective January 1, 1995, 4% of gross hotel sales must be deposited in a property improvement fund for the future furniture, fixtures and equipment needs of the Hotel. Additionally, 1%

                      DALLAS/FORT WORTH AIRPORT MARRIOTT
of gross hotel sales must be deposited in a restricted cash account and are subordinated to the payment of debt service on the Bank Loan.

  The cash collateral agreement also adjusted the base management fee earned by the Manager under the management agreement from 8% to 3% of gross hotel sales effective January 1, 1995. The payment of 1% of the 3% base fee earned is subordinated to the payment of debt service on the Bank Loan. As a result, the subordinated base management fees are set aside in a restricted cash account where it will be held and made available for the payment of debt service.

  In conjunction with the acquisition of the Hotel by HMC Acquisition Properties, Inc., a new management agreement was entered into with the Manager. The new agreement provides for payment of base management fees equal to three percent of sales and a formula based incentive management fee limited to 20% of fiscal year Hotel operating profit (as defined). Had these terms been in effect for the year ended December 30, 1994, pro forma base and incentive management fees would have been $688,000.

  In connection with the Refinancing approximately $27 million of deferred management fees related to the Hotel were forgiven by the Manager on August 22, 1995.

  Additionally, the Parent has advanced $946,000 to the manager for working capital and supplies related to the Hotel which is included in Due from Marriott International, Inc.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENT OF OPERATIONS

       FOR THE THIRTY-TWO WEEKS ENDED AUGUST 11, 1995 AND AUGUST 12, 1994
                           (UNAUDITED, IN THOUSANDS)

                                                                  1995   1994
                                                                 ------ -------
REVENUE......................................................... $6,192 $ 5,317
                                                                 ------ -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization.................................    396     395
  Base and incentive management fees............................  1,742   2,234
  Property taxes................................................    685     672
  Insurance and other...........................................    114     (10)
                                                                 ------ -------
    Total operating costs and expenses..........................  2,937   3,291
                                                                 ------ -------
OPERATING PROFIT BEFORE INTEREST................................  3,255   2,026
Interest expense................................................  2,597   3,276
                                                                 ------ -------
NET INCOME (LOSS)............................................... $  658 $(1,250)
                                                                 ====== =======



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENTS OF CASH FLOWS

       FOR THE THIRTY-TWO WEEKS ENDED AUGUST 11, 1995 AND AUGUST 12, 1994
                           (UNAUDITED, IN THOUSANDS)

                                                                1995     1994
                                                               -------  -------
OPERATING ACTIVITIES
  Net income (loss)........................................... $   658  $(1,250)
  Noncash items:
    Depreciation and amortization.............................     396      395
    Deferred incentive and base management fees...............   1,433    1,738
  Working capital changes:
    Due from/to Marriott International, Inc. .................      58     (504)
    Accrued interest..........................................     115      175
                                                               -------  -------
  Cash provided by operations.................................   2,660      554
                                                               -------  -------
INVESTING ACTIVITIES
    Additions to property and equipment.......................    (515)     --
    Change in property improvement fund.......................    (104)      (5)
                                                               -------  -------
    Cash used in investing activities.........................    (619)      (5)
                                                               -------  -------
FINANCING ACTIVITIES
    Change in net advances to PHLP............................  (1,889)  (2,011)
    Deposit in restricted cash account........................    (155)     --
    Advances from Host Marriott Corporation...................     --     1,409
    Change in escrow fund cash................................       3       53
                                                               -------  -------
    Cash used in financing activities.........................  (2,041)    (549)
                                                               -------  -------
INCREASE IN CASH AND CASH EQUIVALENTS.........................     --       --
CASH AND CASH EQUIVALENTS, beginning of period................     --       --
                                                               -------  -------
CASH AND CASH EQUIVALENTS, end of period...................... $   --   $   --
                                                               =======  =======


   The accompanying notes are an integral part of these financial statements.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying financial statements of the Dallas/Fort Worth Airport Marriott (the "Hotel") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Hotel believes the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 30, 1994 included elsewhere in this Registration Statement.

  In the opinion of the Hotel, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Hotel as of August 11, 1995 and the results of operations and cash flows for the thirty-two weeks ended August 12, 1994 and August 11, 1995. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. House profit represents hotel operating results less property-level expenses excluding depreciation, management fees, real and personal property taxes, insurance and certain other costs which are classified as operating costs and expenses.

  House profit generated by the Hotel for the thirty-two weeks ended August 11, 1995 and August 12, 1994 consists of:

                                                               1995     1994
                                                              -------  -------
                                                              (IN THOUSANDS)
   SALES
     Rooms................................................... $ 9,983  $ 9,213
     Food & Beverage.........................................   4,706    4,331
     Other...................................................     776      837
                                                              -------  -------
       Total Hotel Sales.....................................  15,465   14,381
                                                              -------  -------
   DEPARTMENT COSTS
     Rooms...................................................   2,364    2,225
     Food & Beverage.........................................   3,168    3,102
     Other...................................................     511      469
                                                              -------  -------
       Total Department Costs................................   6,043    5,796
                                                              -------  -------
   DEPARTMENT PROFIT.........................................   9,422    8,585
     Other Deductions........................................  (3,230)  (3,268)
                                                              -------  -------
   HOUSE PROFIT.............................................. $ 6,192  $ 5,317
                                                              =======  =======

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Hilton International Co.

  We have audited the accompanying balance sheets of New York Vista (a facility of The Port Authority of New York and New Jersey) as of December 31, 1994 and 1993, and the related statements of operations and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our report dated January 20, 1995 and January 21, 1994, we expressed an opinion that the 1994, 1993 and 1992 financial statements did not fairly present financial position, results of operations, and cash flows in conformity with generally accepted accounting principles because the Company had not obtained actuarial information regarding pension expense and minimum liability for the unfunded accumulated benefit obligation over plan assets. As described in Note 6, the Company obtained the requisite actuarial information in January 1996. Such actuarial information indicated that the minimum liability for unfunded accumulated benefit obligations over plan assets was not understated and accordingly, no adjustments were necessary in 1994, 1993 and 1992 for the financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the 1994, 1993 and 1992 financial statements, as presented herein, is unqualified rather than qualified.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New York Vista at December 31, 1994 and 1993, and the results of its operations and cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

January 20, 1995 (except for Notes 6, 7 and 8, which the date is February 22, 1996)

                                 NEW YORK VISTA

                                 BALANCE SHEETS

                                                          DECEMBER  31
                                                    --------------------------
                                                        1994         1993*
                                                    ------------  ------------
ASSETS
Current assets:
  Cash............................................. $    313,403  $  3,216,248
  Receivables--trade (less allowance for doubtful
   accounts of $8,505 in 1994 and $140,276 in
   1993)...........................................    1,386,395       364,718
  Business interruption insurance claim receivable
   (Note 7)........................................   10,405,062     6,525,610
  Inventories:
    Food and beverage..............................      359,298       287,419
    Operating supplies.............................      221,826        48,913
  Prepaid expenses.................................        6,165         3,437
                                                    ------------  ------------
Total current assets...............................   12,692,149    10,446,345
Restricted cash (Notes 2 and 4)....................      321,646     2,781,953
Other assets.......................................       16,395         3,945
                                                    ------------  ------------
Total assets....................................... $ 13,030,190  $ 13,232,243
                                                    ============  ============
LIABILITIES
Current liabilities:
  Accounts payable--trade.......................... $  2,994,581  $  1,332,549
  Accrued liabilities:
    Payroll and related taxes......................    1,086,344       634,244
    Sales and occupancy taxes......................      538,460       273,280
    Hotel renovation...............................    1,200,184        29,605
    Other..........................................      341,559       235,032
  Due to Inhil Co., Inc............................    1,243,950     1,304,510
  Due to other affiliated companies................      377,989        83,021
  Deferred revenue.................................    2,367,211           --
                                                    ------------  ------------
Total current liabilities..........................   10,150,278     3,892,241
Reserve for replacement of furniture, fixtures and
 equipment and for capital expenditures (Notes 2
 and 4)............................................    3,368,254     5,117,370
Loan payable, Inhil Co., Inc. (Note 2).............   16,837,050    14,565,987
Difference between assets and liabilities repre-
 senting amount due from the Port Authority of New
 York and New Jersey (Note 3)......................  (17,325,392)  (10,343,355)
                                                    ------------  ------------
Total liabilities.................................. $ 13,030,190  $ 13,232,243
                                                    ============  ============

--------
* Reclassified and restated to conform with 1994 presentation. (See Note 1)

                            See accompanying notes.

                                 NEW YORK VISTA

                            STATEMENTS OF OPERATIONS

                                                YEAR ENDED DECEMBER 31
                                         -------------------------------------
                                             1994         1993*       1992*
                                         ------------  ----------- -----------
OPERATING REVENUES:
  Rooms................................. $  2,692,164  $ 3,492,775 $27,469,251
  Food..................................      854,246      814,255   6,078,045
  Beverage..............................      342,000      261,429   1,829,381
  Other operated departments............      110,523      166,528   1,238,985
  Other income (Note 7).................    5,930,582   15,946,482     696,694
                                         ------------  ----------- -----------
                                            9,929,515   20,681,469  37,312,356
                                         ------------  ----------- -----------
OPERATING EXPENSES:
  Cost of sales:
    Food................................      243,100      197,952   1,349,674
    Beverage............................       52,920       61,060     448,900
    Other operated departments..........      117,816      111,360     319,256
                                         ------------  ----------- -----------
  Total cost of sales...................      413,836      370,372   2,117,830
  Payroll and related expenses..........    4,649,422    5,249,580  14,610,109
  Provision for operating equipment.....       53,872       11,442     200,194
  Other operating expenses..............      628,666      660,027   3,107,957
                                         ------------  ----------- -----------
                                            5,745,796    6,291,421  20,036,090
                                         ------------  ----------- -----------
Gross operating income..................    4,183,719   14,390,048  17,276,266
                                         ------------  ----------- -----------
DEDUCTIONS FROM GROSS OPERATING INCOME:
  General and administrative expenses...    2,384,134    2,620,586   3,209,525
  Marketing expenses....................      912,620      915,555   1,511,754
  Property operation, maintenance and
   energy costs.........................    6,111,606    2,896,632   4,683,992
  Basic management fee (Note 2).........          --           --      363,731
                                         ------------  ----------- -----------
                                            9,408,360    6,432,773   9,769,002
                                         ------------  ----------- -----------
Gross operating (loss)/profit...........   (5,224,641)   7,957,275   7,507,264
                                         ------------  ----------- -----------
OTHER DEDUCTIONS/(INCOME):
  Real estate taxes (Note 5)............    1,707,696    2,620,758   2,981,785
  (Credit)/provision for replacement of
   furniture,
  fixtures and equipment (Note 4).......     (809,005)   1,843,078   1,865,618
  (Credit)/provision for capital
   expenditures (Note 4)................     (207,022)     413,837     373,124
  Insurance.............................      319,332       41,694      49,888
  Pre-opening and other business
   restoration costs....................    5,234,869          --          --
  Interest expense......................    1,447,900    1,094,213     300,000
  Other.................................      317,935      360,785     452,150
                                         ------------  ----------- -----------
                                            8,011,705    6,374,365   6,022,565
                                         ------------  ----------- -----------
Excess of (expenses over
 revenues)/revenues over expenses....... $(13,236,346) $ 1,582,910 $ 1,484,699
                                         ============  =========== ===========

--------
* Reclassified and restated to conform with 1994 presentation. (See Note 1)

                            See accompanying notes.

                                 NEW YORK VISTA

                            STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31
                                         -------------------------------------
                                             1994         1993*       1992*
                                         ------------  -----------  ----------
OPERATING ACTIVITIES
Excess of (expenses over
 revenues)/revenues over expenses......  $(13,236,346) $ 1,582,910  $1,484,699
Adjustments to reconcile excess of
 (expenses over revenues)/revenues over
 expenses to net cash (used
 in)/provided by operating activities:
  (Credit)/provision for replacement of
   furniture, fixtures and equipment
   and capital expenditures............    (1,016,027)   2,256,915   2,238,742
  Expenses payable to Port Authority...     2,187,767    2,838,202         --
  Interest expense.....................     1,447,900    1,094,213     300,000
  Changes in operating assets and lia-
   bilities:
    Accounts receivable, net...........    (1,021,677)   2,975,216    (676,810)
    Insurance claim receivable.........    (4,089,804)  (6,525,610)        --
    Inventories........................      (244,792)     (42,377)    (49,254)
    Prepaid expenses and other assets..       (15,178)      28,764      (7,664)
    Accounts payable...................     1,662,032       87,340    (919,814)
    Accrued liabilities................       823,807   (1,277,350)   (111,191)
    Due to other affiliated companies..       294,968          --          --
                                         ------------  -----------  ----------
Net cash (used in)/provided by operat-
 ing activities........................   (13,207,350)   3,018,223   2,258,708
                                         ------------  -----------  ----------
INVESTING ACTIVITIES
Transfer of funds from/(to) restricted
 cash..................................     1,790,218     (609,362) (2,207,972)
                                         ------------  -----------  ----------
FINANCING ACTIVITIES
Advances from Port Authority, net......    13,761,490          --          --
Hotel renovation payments..............    (3,892,608)  (1,028,327)        --
Other payments on behalf of Port Au-
 thority...............................    (1,294,035)     (60,272)   (909,764)
(Payments to)/advances from Inhil Co.,
 Inc...................................       (60,560)   1,028,327         --
                                         ------------  -----------  ----------
Net cash provided by/(used in) financ-
 ing activities........................     8,514,287      (60,272)   (909,764)
                                         ------------  -----------  ----------
Net (decrease)/increase in cash........    (2,902,845)   2,348,589    (859,028)
Cash at beginning of year..............     3,216,248      867,659   1,726,687
                                         ------------  -----------  ----------
Cash at end of year....................  $    313,403  $ 3,216,248  $  867,659
                                         ============  ===========  ==========

--------
* Reclassified and restated to conform with 1994 presentation. (See Note 1)

                            See accompanying notes.

                                NEW YORK VISTA

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  New York Vista ("Vista"), the hotel located in the World Trade Center in New York City, is a facility of The Port Authority of New York and New Jersey (the "Port Authority"). Significant asset and liability accounts related to Vista are recorded on the books of the Port Authority and, accordingly, are not reflected on Vista's financial statements (such amounts relate principally to property, furnishings and mortgage). Vista is operated by Inhil Co., Inc. ("Inhilco"), a wholly owned subsidiary of Hilton International Co. ("Hilton"), under a management agreement ("Management Agreement").

  Vista has no separate legal status or existence. Vista's assets are legally available for the satisfaction of debts of the Port Authority and not solely those appearing on the accompanying statements of assets and liabilities, as its debts may result in claims against assets not appearing thereon.

  On February 26, 1993, an explosion caused damage to the structure and interior of the Vista, as well as the adjoining World Trade Center complex. As a result of the damage, all hotel operations were suspended as of that date. Certain limited hotel operations resumed on November 1, 1994.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market.

 Furniture, Fixtures and Equipment

  In accordance with the Management Agreement, annual charges to operations are made for the replacement of furniture, fixtures and equipment. Expenditures for the replacement of furniture, fixtures and equipment are charged to the related reserve (see Note 4).

 Operating Equipment

  The cost of operating equipment, consisting primarily of linen, silverware and other utensils, is charged in full to operating expenses when purchased.

 Income Taxes

  Provisions for Federal, state or local income taxes are not reflected in the accompanying financial statements since the Port Authority is a nontaxable entity.

 Preopening and Other Business Restoration Costs

  Preopening and other business restoration costs, which primarily consists of contract labor and other clean-up costs as well as employee payroll, employee training expense and marketing expenses incurred in connection with Vista's resumption of operations, were charged to expense as incurred.

 Pension Plans

  Certain nonunion employees of Vista are covered by a noncontributory defined benefit pension plan of Hilton, which provides for normal retirement at age 65 after a minimum of five years' service. Hilton may

                                NEW YORK VISTA
terminate the plan at any time. Union employees are covered by a noncontributory pension plan under their union contract.

 Reclassification and Restatement

  Certain December 31, 1993 and 1992 amounts have been reclassified to conform to the December 31, 1994 presentation. The statements of operations for the years ended December 31, 1993 and 1992 have been restated to remove rent of $1,349,276 and $2,278,696, respectively, which was previously indicated as to be received from the Port Authority and to include interest expense of $1,094,213 and $300,000, respectively, in connection with the loan payable, Inhil Co., Inc. Such amounts were previously included in the difference between assets and liabilities representing amount due from The Port Authority of New York and New Jersey on the balance sheets as of December 31, 1993 and 1992 and, accordingly, such amount does not change as a result of the restatement:

                                                         1993         1992
                                                      -----------  -----------
   Excess of revenues over expenses for the years
    ended December 31, 1993 and 1992 as originally
    reported......................................... $ 4,026,399  $ 4,063,395
   Removal of rent credit from Port Authority........  (1,349,276)  (2,278,696)
   Inclusion of interest expense.....................  (1,094,213)    (300,000)
                                                      -----------  -----------
   Excess of revenues over expenses for the years
    ended December 31, 1993 and 1992 as restated..... $ 1,582,910  $ 1,484,699
                                                      ===========  ===========

2. MANAGEMENT AGREEMENT

  Vista is managed by Inhilco under the terms of an amended Management Agreement which, among other matters, provides (i) for payment to Inhilco, under certain circumstances, of a management fee equal to 3% of revenues, as defined, and an incentive fee based on a formula, as provided, and (ii) for the refurbishment of the guest rooms over a three-year period which commenced in May 1992 at a cost not to exceed $17,600,000. Under the agreement, Inhilco is required to finance the first $15,000,000 of refurbishment costs. Refurbishment costs in excess of $15,000,000 are to be funded by the reserves for capital expenditures and replacement of furniture, fixtures and equipment to the extent such funds are available. Interest expense on amounts advanced by Inhilco accrues at 10% per annum. The amount payable to Inhilco in connection with the refurbishment, including accrued interest with respect thereto, which is reflected as loan payable, Inhil Co., Inc. in the accompanying balance sheet, includes the following:

 Loan payable, Inhil Co., Inc.

                                                               AGGREGATE
                                    YEAR ENDED DECEMBER 31      THROUGH
                                    ------------------------  DECEMBER 31,
                                       1994         1993          1994
                                    -----------  -----------  ------------
   Balance at beginning of year.... $14,565,987  $ 8,558,123  $       --
   Expenditures by Inhil Co., Inc.
    for hotel renovation...........     858,348    5,223,637   13,740,124
   Increase/(decrease) in year-end
    accrual........................     (35,185)    (309,986)     265,551
   Interest........................   1,447,900    1,094,213    2,831,375
                                    -----------  -----------  -----------
                                    $16,837,050  $14,565,987  $16,837,050
                                    ===========  ===========  ===========

  For the period subsequent to the commencement of refurbishment (May 1992), Vista is required to expend revenue proceeds, as defined, in the following priority: (i) the payment of operating expenses, as defined, (ii) the funding of the reserves for furniture, fixtures and equipment and capital expenditures, (iii) the payment of current

                                NEW YORK VISTA
and past due debt service on a certain mortgage payable, (iv) the payment of current and past due interest on amounts advanced by Inhilco during the refurbishment period and, after the refurbishment period, the payment of current and past due principal and interest on amounts advanced by Inhilco amortized at 10% per annum over 7 years, (v) the payment of past due and current management fees and (vi) the payment of the incentive fee.

  The repayment period with respect to principal and interest on amounts advanced by Inhilco is based on a 7 year amortization period, but it will be extended for as long as necessary for Inhilco to recover such amounts. However, if the repayment period extends beyond 7 years, additional interest will not accrue. With respect to the management fee, any portion of a management fee not payable to Inhilco from revenue proceeds in the current or four subsequent years is forfeited. With respect to the incentive fee, such fee will commence the later of May 1, 2002 or the date of final repayment of amounts advanced by Inhilco. There is no carryforward of unpaid incentive fee.

  The management fee commenced January 1, 1992. For the period prior to the commencement of refurbishment, January 1, 1992 through April 30, 1992, management fee expense approximated $364,000. However, since any portion of a management fee not payable to Inhilco from revenue proceeds in the current or four subsequent years is forfeited, no management fee expense was recognized for any periods between May 1, 1992 through December 31, 1994 as during such periods revenue proceeds were insufficient to require payment of such fee. The management fee attributable to such periods, approximately $300,000 (1994), $620,000 (1993) and $800,000 (1992), will be recognized as expense at such time as payment is probable.

  The Management Agreement expires in March 2021. The Port Authority is required to either extend the Management Agreement for a single 20-year period or offer a certain lease agreement to Inhilco for such 20-year period in lieu of the Management Agreement.

  In addition, Vista has agreed to perform and finance certain additional hotel construction. Vista shall be reimbursed the cost of such additional construction by the Port Authority upon its completion. Amounts due Vista in connection with such additional construction, which are included in the difference between assets and liabilities representing the amount due from the Port Authority, are as follows:

                                                                    AGGREGATE
                                            YEAR ENDED DECEMBER 31   THROUGH
                                            -----------------------  DECEMBER
                                               1994        1993      31, 1994
                                            ----------- ----------- ----------
   Balance at beginning of year............ $ 1,057,932 $       --  $      --
   Expenditures for hotel renovation (Port
    Authority).............................   3,892,608   1,028,327  4,920,935
   Increase/(decrease) in year-end accru-
    al.....................................   1,170,579      29,605  1,200,184
                                            ----------- ----------- ----------
                                              5,063,187   1,057,932  6,121,119
                                            ----------- ----------- ----------
                                            $ 6,121,119  $1,057,932 $6,121,119
                                            =========== =========== ==========

3. RELATED PARTY TRANSACTIONS

 Hilton

  Hilton and various of its subsidiaries charge Vista for certain advertising, promotion, purchasing and other services which they perform on behalf of Vista. Such charges, which are billed as agreed upon by the various parties, totaled approximately $200,000, $355,000 and $1,245,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

                                NEW YORK VISTA

 Port Authority

  The amount indicated on the accompanying balance sheet as the difference between assets and liabilities representing the amount due from the Port Authority includes the following:

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                        1994          1993
                                                    ------------  ------------
   Balance at beginning of year...................  $(10,343,355) $ (8,773,349)
   Excess of (expenses over revenues)/revenues
    over expenses.................................   (13,236,346)    1,582,910
   Renovation costs incurred by Inhil Co., Inc. on
    behalf of Port Authority......................      (823,163)   (4,913,651)
   Renovation costs incurred by Vista on behalf of
    Port Authority................................    (5,063,187)   (1,057,932)
   Expenses payable to Port Authority.............     2,187,767     2,838,202
   Advances from Port Authority, net..............    13,761,490           --
   Other payments on behalf of Port Authority.....    (3,871,598)      (60,272)
   Interest earned on restricted cash account
    payable to Port Authority.....................        63,000        40,737
                                                    ------------  ------------
   Balance at end of year.........................  $(17,325,392) $(10,343,355)
                                                    ============  ============

4. RESERVES FOR REPLACEMENT OF FURNITURE, FIXTURES AND EQUIPMENT AND CAPITAL EXPENDITURES

  The Management Agreement requires annual charges to operations to provide for the replacement of furniture, fixtures and equipment. The annual charge is equivalent to 5% of gross revenues, to the extent revenues exceed expenses. The Management Agreement also requires that beginning January 1, 1992 the following percentages of gross revenue, to the extent revenues exceed expenses, be charged to operations for capital expenditures: 1% for the first three years; 1.5% for the next five years; and 2% for the following years until termination of the agreement.

  Due to the suspension of operations resulting from the explosion in February 1993, the above provisions for 1993 are based on actual revenue through February 26, 1993 and, for the subsequent period, Vista's operating budget for such period and related business interruption insurance claim. For 1994, the credit reflects the reduction to the 1993 provisions to record the effect of the reimbursement offered by the insurance carrier.

                                NEW YORK VISTA

  The Management Agreement requires that beginning January 1, 1992 cash from the operating account equal to the above provisions be deposited by Vista into a segregated interest bearing bank account. The funds, including interest earned thereon, shall be used by Vista to pay for capital expenditures, replacements of furniture, fixtures and equipment and certain refurbishment costs (see Note 2). As of December 31, 1994 and 1993, unfunded restricted cash was approximately $3,047,000 and $2,335,000, respectively. Interest earned on the restricted cash account is reflected as a payable to the Port Authority and is included with amounts due (from)/to the Port Authority (see Note 3).

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                        1994         1993
                                                    ------------  -----------
   RESTRICTED CASH
   Balance at beginning of year.................... $  2,781,953  $ 2,207,972
     Purchases.....................................     (733,089)     (76,118)
     Interest income...............................       63,000       40,737
     Transfer (to)/from operating account, net.....   (1,790,218)     609,362
                                                    ------------  -----------
   Balance at end of year.......................... $    321,646  $ 2,781,953
                                                    ============  ===========
   RESERVE FOR REPLACEMENT FOR FURNITURE, FIXTURES
    AND EQUIPMENT AND FOR CAPITAL EXPENDITURES
   Balance at beginning of year.................... $  5,117,370  $ 2,936,573
     (Credit)/provision............................   (1,016,027)   2,256,915
     Purchases.....................................     (733,089)     (76,118)
                                                    ------------  -----------
   Balance at end of year.......................... $  3,368,254  $ 5,117,370
                                                    ============  ===========

5. REAL ESTATE TAXES

  Vista accrues for payments in lieu of real estate taxes to the Port Authority based upon space occupied by Vista in the World Trade Center. The hotel is currently disputing the expense attributable to the years ended December 31, 1994 and 1993.

6. PENSION PLANS

  Certain nonunion employees of Vista are covered by a defined benefit noncontributory pension plan of Hilton, which provides for normal retirement at age 65 after a minimum of five years' service. Hilton may terminate the Plan at any time. Unfunded past service costs are amortized over thirty years. Vista's policy is to fund pension costs accrued, subject to full funding limitations under the Employee Retirement Income Security Act of 1974. The assets of the Plan are invested primarily in listed stocks and bonds.

  Vista had not obtained actuarial information for the nonunion plan regarding pension expense for the years ended December 31, 1994, 1993 and 1992 and the minimum liability, if any, for the unfunded accumulated benefit obligation over plan assets. Management estimated the minimum liability for unfunded accumulated benefit obligations and pension costs but was unable to provide the financial statement disclosure required under Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions." Because of the termination of the Management Agreement (see Note 8), Hilton obtained the requisite actuarial information in January 1996. Such actuarial information indicated that the minimum liability for unfunded accumulated benefit obligations over plan assets was not understated and, accordingly, no adjustments were necessary in 1994, 1993 and 1992 for the financial statements to conform with generally accepted accounting principles. In January

                                NEW YORK VISTA

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
1996, Hilton subsequently paid the participants and terminated the Company's portion of the plan. The total pension expense for 1994, 1993 and 1992 was approximately $75,000 and $19,000 and $125,000 respectively. Vista makes annual contributions to the plan equal to the amount accrued for pension expense. The pension liability approximated $0, $138,000 and $335,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

  Vista, under a Collective Bargaining Agreement with the New York Hotel and Motel Trade Council AFL-CIO, makes contributions into a multi-employer pension plan. This plan provides defined benefits to union employees. Pension expense for this plan for the years ended December 31, 1994, 1993 and 1992 was approximately $77,000, $117,000 and $513,000, respectively.

7. CONTINGENCIES

  During 1993 and 1994, Vista filed insurance claims with its business interruption insurance carrier requesting reimbursement of damages incurred as a result of an explosion in February 1993. Other income includes approximately $5,800,000 (1994) and $15,800,000 (1993) in connection with such insurance claims. The 1993 financial statements reflect as income the reimbursement requested for 1993. The 1994 financial statements reflect as income the total reimbursement offered by the insurance carrier net of the insurance claims reflected as income in 1993 and amounts applicable to 1995. During 1995, the claim was settled with the insurance carrier at the total reimbursement previously offered.

  Inhilco has filed a claim against a vendor alleging that damage to the glass and aluminum facade of Vista resulted from cleaning work performed by such vendor. The Port Authority has advised Inhilco that if Vista is unable to recover sufficient amounts from such vendor or the insurer of the hotel to make the necessary repairs, it would seek to hold Inhilco responsible for the cost. Inhilco believes it has defenses available to it in the event that such a claim would be asserted by the Port Authority. Under the terms of the terminated Management Agreement (see Note 8), Inhilco was released from any obligation and claims to the Port Authority if the Vista is unable to recover sufficient amounts from the vendor.

  Vista has been named as a defendant in a legal proceeding arising out of a labor dispute. The management of Vista believes that the ultimate resolution of such litigation will not have a material adverse effect on Vista's financial condition.

8. SUBSEQUENT EVENTS

  Inhilco terminated their Management Agreement of the Vista with the Port Authority effective August 31, 1995. This termination also releases and discharges Inhilco from any obligations and claims. Under the terms of the terminated Management Agreement, the Port Authority has the right to be reimbursed by Inhilco for losses sustained greater than $340,000, within six months after the termination date, as a result of the breach of certain representations made by Inhilco.

                                 NEW YORK VISTA

                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                       FOR THE PERIOD FROM
                                                        JANUARY 1 THROUGH
                                                           DECEMBER 22,
                                                     -------------------------
                                                        1995          1994
                                                     -----------  ------------
OPERATING REVENUES:
  Rooms............................................. $27,420,727  $  2,692,164
  Food..............................................   5,791,832       854,246
  Beverage..........................................   2,191,179       342,000
  Other operated departments........................   1,448,366       110,523
  Other income......................................   2,516,396     5,930,582
                                                     -----------  ------------
                                                      39,368,500     9,929,515
                                                     -----------  ------------
OPERATING EXPENSES:
  Cost of sales:
    Food............................................   1,558,271       243,100
    Beverage........................................     447,141        52,920
    Other operated departments......................     470,169       117,816
                                                     -----------  ------------
  Total cost of sales...............................   2,475,581       413,836
  Payroll and related expenses......................  15,095,536     4,649,422
  Provision for operating equipment.................     146,229        53,872
  Other operating expenses..........................   2,804,891       628,666
                                                     -----------  ------------
                                                      20,522,237     5,745,796
                                                     -----------  ------------
Gross operating income..............................  18,846,263     4,183,719
                                                     -----------  ------------
DEDUCTIONS FROM GROSS OPERATING INCOME:
  General and administrative expenses...............   5,729,986     2,384,134
  Marketing expenses................................   2,587,313       912,620
  Property operation, maintenance and energy costs..   7,370,729     6,111,606
  Basic Management Fee..............................     201,577           --
                                                     -----------  ------------
                                                      15,889,605     9,408,360
                                                     -----------  ------------
Gross operating loss................................   2,956,658    (5,224,641)
                                                     -----------  ------------
OTHER DEDUCTIONS/(INCOME):
  Real estate taxes ................................   2,032,501     1,707,696
  Credit for replacement of furniture, fixtures and
   equipment........................................         --       (809,005)
  Credit for capital expenditures...................  (1,563,371)     (207,022)
  Insurance.........................................     282,053       319,332
  Pre-opening and other business restoration costs..   1,589,741     5,234,869
  Interest expense..................................     715,425     1,447,900
  Other.............................................     381,520       317,935
                                                     -----------  ------------
                                                       3,437,869     8,011,705
                                                     -----------  ------------
Excess of expenses over revenues.................... $  (481,211) $(13,236,346)
                                                     ===========  ============

                            See accompanying notes.

                                 NEW YORK VISTA

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)


                                                        FOR THE PERIOD FROM
                                                         JANUARY 1 THROUGH
                                                            DECEMBER 22,
                                                      -------------------------
                                                         1995          1994
                                                      -----------  ------------
OPERATING ACTIVITIES
Excess of (expenses over revenues)/revenues over ex-
 penses.............................................  $  (481,211) $(13,236,346)
Adjustments to reconcile excess of (expenses over
 revenues)/revenues over expenses to net cash (used
 in)/provided by operating activities:
  (Credit)/provision for replacement of furniture,
   fixtures and equipment and capital expenditures..   (1,563,371)   (1,016,027)
  Expenses payable to Port Authority................    3,009,594     2,187,767
  Interest expense..................................          --      1,447,900
  Changes in operating assets and liabilities:
    Accounts receivable, net........................   (2,263,237)   (1,021,677)
    Insurance claim receivable......................   10,405,062    (4,089,804)
    Inventories.....................................      371,646      (244,792)
    Prepaid expenses and other assets...............       15,410       (15,178)
    Accounts payable................................   (2,889,176)    1,662,032
    Accrued liabilities.............................     (983,448)      823,807
    Due to other affiliated companies...............     (382,444)      294,968
    Deferred revenue................................   (2,367,211)          --
                                                      -----------  ------------
Net cash (used in)/provided by operating activi-
 ties...............................................    2,871,614   (13,207,350)
                                                      -----------  ------------
INVESTING ACTIVITIES
Transfer of funds from/(to) restricted cash.........      103,355     1,790,218
                                                      -----------  ------------
FINANCING ACTIVITIES
Advances from Port Authority, net...................   50,380,298    13,761,490
Hotel renovation payments...........................   (5,781,322)   (3,892,608)
Other payments on behalf of Port Authority..........  (22,336,381)   (1,294,035)
(Payments to)/advances from Inhil Co., Inc..........  (24,308,708)      (60,560)
                                                      -----------  ------------
Net cash provided by/(used in) financing activi-
 ties...............................................   (2,046,113)    8,514,287
                                                      -----------  ------------
Net (decrease)/increase in cash.....................      928,856    (2,902,845)
Cash at beginning of year...........................      313,403     3,216,248
                                                      -----------  ------------
Cash at end of year.................................  $ 1,242,259  $    313,403
                                                      ===========  ============

--------

                            See accompanying notes.

                                NEW YORK VISTA

                  NOTES TO FINANCIAL STATEMENTS--(UNAUDITED)

  1. The accompanying combined financial statements of the New York Vista Hotel (the "Vista") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Vista believes the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal years ended December 31, 1994, 1993 and 1992 included elsewhere herein.

  In the opinion of the Vista, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations and cash flows for the period from January 1, 1995 through December 22, 1995 and the period from January 1, 1994 through December 22, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd.

  We have audited the accompanying combined balance sheet of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd., limited partnerships, (the "Partnerships") as of December 31, 1995, and the related combined statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the General Partners' management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Partnerships as of December 31, 1994 were audited by other auditors whose report dated March 10, 1995, except as to Note 6 to the combined financial statements, which is as of January 5, 1996, expressed an unqualified opinion on those statements. We also audited the adjustments described in Note 2 that were applied to restate the 1994 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.,
February 22, 1996

             PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                             1995       1994
                                                           ---------  ---------
ASSETS
  Property and equipment, net............................. $ 140,097  $ 144,425
  Due from Marriott International, Inc....................       419        985
  Property improvement fund...............................     1,949      2,333
  Restricted cash.........................................     6,560      3,536
  Cash and cash equivalents...............................        38        219
                                                           ---------  ---------
                                                           $ 149,063  $ 151,498
                                                           =========  =========
LIABILITIES AND PARTNERS' DEFICIT
  Mortgage debt........................................... $ 206,068  $ 207,195
  Due to general partners or affiliates...................    53,484     48,495
  Accrued deferred interest...............................    34,323     32,323
  Accounts payable and accrued expenses...................       570        290
                                                           ---------  ---------
    Total Liabilities.....................................   294,445    288,303
                                                           ---------  ---------
  Partners' deficit.......................................  (145,382)  (136,805)
                                                           ---------  ---------
                                                           $ 149,063  $ 151,498
                                                           =========  =========



   The accompanying notes are an integral part of these financial statements.

             PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

                       COMBINED STATEMENTS OF OPERATIONS

         FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (IN THOUSANDS)

                                                                 1995    1994
                                                                ------- -------
REVENUES (Note 3).............................................. $35,364 $32,323
OPERATING COSTS AND EXPENSES
  Interest.....................................................  22,648  19,995
  Depreciation and amortization................................   8,269   7,547
  Ground rent..................................................   5,274   4,906
  Base management fee..........................................   3,033   2,940
  Property taxes...............................................   2,853   2,410
  Owner's marketing and administration fee.....................   1,083   1,050
  Equipment rent and other, net................................     781   1,135
                                                                ------- -------
                                                                 43,941  39,983
                                                                ------- -------
NET LOSS....................................................... $ 8,577 $ 7,660
                                                                ======= =======



   The accompanying notes are an integral part of these financial statements.

             PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

         FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (IN THOUSANDS)

Balance, December 31, 1993.......................................... $(129,145)
  Net loss..........................................................    (7,660)
                                                                     ---------
Balance, December 31, 1994..........................................  (136,805)
  Net loss..........................................................    (8,577)
                                                                     ---------
Balance, December 31, 1995.......................................... $(145,382)
                                                                     =========



   The accompanying notes are an integral part of these financial statements.

             PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (IN THOUSANDS)

                                                              1995      1994
                                                            --------  --------
OPERATING ACTIVITIES
 Net loss.................................................. $ (8,577) $ (7,660)
 Noncash items:
  Depreciation and amortization............................    8,269     7,547
  Deferred interest........................................    6,938     6,202
  Gain on disposition of assets............................      --        (64)
 Changes in operating accounts:
  Due from Marriott International, Inc.....................      566      (340)
  Accounts payable and accrued expenses....................      296        15
  Due to general partners or affiliates....................       34       833
                                                            --------  --------
    Cash provided by operating activities..................    7,526     6,533
                                                            --------  --------
INVESTING ACTIVITIES
 Additions to property and equipment.......................   (3,941)   (1,603)
 Change in restricted cash.................................   (3,024)     (535)
 Change in property improvement fund.......................      384    (1,572)
                                                            --------  --------
    Cash used in investing activities......................   (6,581)   (3,710)
                                                            --------  --------
FINANCING ACTIVITIES
 Principal payments on mortgage debt.......................   (1,126)   (2,756)
                                                            --------  --------
(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS ..........     (181)       67
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............      219       152
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR................... $     38  $    219
                                                            ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage interest...........................  $15,414   $13,719
                                                            ========  ========


   The accompanying notes are an integral part of these financial statements.

            PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994

NOTE 1. THE PARTNERSHIP

 Description of the Partnership

  Pacific Landmark Hotel, Ltd. ("Landmark"), a California limited partnership, was formed on October 2, 1981 to develop, construct and own a 681-room hotel (Tower I) and an adjacent marina. Upon completion of construction, hotel operations for Tower I commenced on March 15, 1984. On May 1, 1985, Landmark completed construction of an $11 million conference center. The conference center is adjacent to Tower I and provides additional meeting and exhibition space for the hotel.

  Pacific Gateway, Ltd. ("Gateway"), a California limited partnership, was formed on February 28, 1984 to develop, construct and own an adjacent 683-room hotel (Tower II). On December 15, 1987, construction was completed and the hotel commenced operations (Landmark and Gateway are collectively referred to as the "Partnerships"). The accompanying combined financial statements include Landmark and Gateway.

  Tower I, Tower II and the conference center are collectively referred to as (the "Hotel"). The Hotel is located near downtown San Diego, California on bay front property. The Hotel is managed as part of the Marriott hotel system by Marriott International, Inc. (the "Manager").

  Host Marriott Corporation, through an affiliate, owns a 5% general partner interest in the Partnerships. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. Entities controlled by Douglas F. Manchester, the developer of the Hotel, own a 5% general partner interest in the Partnerships and the remaining limited partner interests. The developer is the managing general partner.

 Partnership Allocations and Distributions

  For financial reporting purposes, net income and net losses for the Partnerships are allocated among the partners based upon their stated interests in cash available for distribution.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Partnerships' records are maintained on the accrual basis of accounting and their fiscal years coincide with the calendar year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Basis of Presentation

  The Partnerships changed the presentation of its combined balance sheet to an unclassified format in order to be consistent with current industry practice. The 1994 amounts were conformed to be consistent with the 1995 presentation.

            PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

 Revenues and Expenses

  The Partnerships also changed the presentation of operating revenues and expenses in the accompanying combined statement of operations. Revenues in the new presentation represent house profit from the Hotel because the Partnerships have delegated substantially all of the operating decisions related to the generation of house profit from the Hotel to the Manager. House profit reflects the net revenues flowing to the Partnerships as property owners and represents hotel operating results less property-level expenses, excluding depreciation and amortization, base management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses (see Note
3). There was no effect in any period on reported net loss, net loss per limited partner unit or partners' deficit as a result of this presentational change. The 1994 combined statement of operations was conformed to be consistent with the 1995 presentation.

 New Statements of Financial Accounting Standards

  The Partnerships are required to adopt Statements of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" no later than its year ending December 31, 1996. The Partnerships do not expect that the adoption of SFAS No. 121 will have a material effect on its combined financial statements.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

      Building and improvements...................................      40 years
      Furniture and equipment..................................... 3 to 20 years
      Marina......................................................      20 years

 Cash and Cash Equivalents

  The Partnerships consider all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Income Taxes

  Provisions for Federal and state income taxes have not been made in the accompanying combined financial statements since the Partnerships do not pay income taxes but rather allocate profits and losses to the individual partners. Significant differences exist between the net loss reported for financial reporting purposes and the net loss as reported in the Partnerships' tax returns. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of assets.

            PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

NOTE 3. REVENUES

  Partnership revenues consist of Hotel operating results for the two years ended December 31 (in thousands):

                                                                 1995    1994
                                                                ------- -------
   HOTEL SALES
    Rooms...................................................... $52,072 $49,272
    Food and beverage..........................................  25,863  26,164
    Other......................................................   8,719   8,561
                                                                ------- -------
                                                                 86,654  83,997
                                                                ------- -------
   HOTEL EXPENSES
    Departmental Direct Costs
     Rooms.....................................................  10,654  10,461
     Food and beverage.........................................  19,449  20,052
    Other hotel operating expenses.............................  21,187  21,161
                                                                ------- -------
                                                                 51,290  51,674
                                                                ------- -------
   REVENUES.................................................... $35,364 $32,323
                                                                ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following as of December 31 (in thousands):

                                                               1995      1994
                                                             --------  --------
   Building and improvements................................ $176,890  $176,890
   Furniture and equipment..................................   23,579    19,638
   Marina...................................................    6,379     6,379
                                                             --------  --------
                                                              206,848   202,907
   Less accumulated depreciation and amortization...........  (66,751)  (58,482)
                                                             --------  --------
                                                             $140,097  $144,425
                                                             ========  ========

  Substantially all the property and equipment is pledged as security for the mortgage debt described in Note 6.

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of the combined Partnerships' long-term debt to third party and long-term debt payable accrued interest and amounts due to affiliates of general partners are shown below. All other financial instruments are estimated to be equal to their carrying amounts.

                              AS OF DECEMBER 31, 1995  AS OF DECEMBER 31, 1994
                              ------------------------ ------------------------
                                           ESTIMATED                ESTIMATED
                               CARRYING       FAIR      CARRYING       FAIR
                                AMOUNT       VALUE       AMOUNT       VALUE
                              ----------- ------------ ----------- ------------
                                   (IN THOUSANDS)           (IN THOUSANDS)
   Financial Instruments..... $   293,875 $   220,000  $   288,013 $   189,134

  The estimated fair value of financial instruments is based on scheduled future debt service payments discounted at estimated market rates as of December 31, 1994. As of December 31, 1995, fair value of financial instruments is based upon factors arising from the Partnership restructuring described in Note 10.

            PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

NOTE 6. DEBT

 Mortgage Debt

  On October 7, 1987, the Partnerships signed Loan Modification Agreements with a third party lender (the "Loan Agreements") which modified the terms of the original Landmark and Gateway mortgage loans of $117.4 million and $90.0 million, respectively. Under the Loan Agreements, from October 1992 through loan maturity on September 30, 1997, the mortgage loans bear interest at a rate of the lesser of the Eleventh District Average Cost of Funds Index plus
2.5 percentage points or 11% per annum. Monthly payments represent the amount necessary to amortize the outstanding principal balances over a thirty year period. Interest is accrued on the amount by which the accrued interest on the entire unpaid balance of the mortgages exceeds the interest paid. Upon sale or refinancing, the lender may receive the greater of the accrued deferred interest or a portion of the net proceeds for sale or refinancing. The mortgage debt is collaterized by first deeds of trust on all the property and equipment of the Hotel and an assignment of an operating agreement.

  Upon the execution of the Loan Agreements, Host Marriott provided foreclosure guarantees of $90.0 million on the Gateway mortgage loan and $29.4 million on the Landmark mortgage loan. Pursuant to the foreclosure guarantees, amounts will be payable upon a foreclosure of the Hotel and only in the event that proceeds from the foreclosure sale are less than the guaranteed amounts.

  First mortgage debt maturities, at December 31, 1995 are (in thousands):

      1996............................................................. $  1,454
      1997.............................................................  204,614
                                                                        --------
                                                                        $206,068
                                                                        ========

 Notes to General Partners or Affiliates

  The Partnerships borrowed $10 million from an affiliate of the developer. The loan bears interest at a rate of 10% per annum compounded annually. Minimum annual payments ranging from $250,000 to $500,000 were to begin in 1993 and are to be applied first to unpaid interest. As of December 31, 1995, no payments have been made. Unpaid principal and accrued interest are due in December 1997. As of December 31, 1995 and 1994, a total of $12,852,000 and $10,775,000, respectively, of interest had accrued. The note is collaterized by second deeds of trust on the Partnerships' property.

  The Partnerships borrowed $12 million from an affiliate of Host Marriott. The loan bears interest at an annual compounded rate of 10% per annum with principal and accrued interest due in October 1997 or upon a refinancing, sale or other transfer of interest. As of December 31, 1995 and 1994, a total of $14,342,000 and $11,947,000, respectively, of interest had accrued. The notes are collateralized by third deeds of trust on the Partnerships' property.

NOTE 7. MANAGEMENT AGREEMENT

  In 1987, the Partnerships entered into hotel management agreements (the "Agreements") with Marriott International Inc. ("MII") to manage the Hotel for an initial term of 30 years, expiring in 2017. The Agreements automatically renew for three consecutive periods of ten years. MII earns a base management fee equal to 3.5% of gross sales. MII also is entitled to an incentive management fee equal to 30% of available cash flow, as defined. As of December 31, 1995, no incentive management fees have been earned or paid.

            PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

  Pursuant to the terms of the Agreements, MII is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all full service hotels, managed, owned or leased by MII or its subsidiaries. In addition, the Hotels participate in Marriott's Honored Guest Awards Program ("HGA"). The cost of this program is charged to all hotels in the Marriott full service hotel system based upon the HGA sales at each hotel. The total amount of Chain Services and HGA costs were $2,396,000 and $2,201,000 in 1995 and 1994, respectively.

  Pursuant to the terms of the Agreements, the Partnerships are required to provide MII with working capital and supplies to meet the operating needs of the Hotels. MII converts cash advanced by the Partnerships into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by MII. Upon termination of the Agreements, the working capital and supplies will be returned to the Partnerships. The individual components of working capital and supplies controlled by MII are not reflected in the Partnerships' combined balance sheet. As of December 31, 1995 and 1994, amounts have been advanced to MII for working capital and supplies which are included in Due from Marriott International, Inc. in the accompanying combined balance sheet.

  The Agreements provide for the establishment of a property improvement fund to pay for replacements and renewals of the Hotel's building, furniture and equipment. Contributions to the fund are based on a percentage of gross Hotel sales. Contributions to the fund for the Partnerships were 4% in 1995 and 1994.

NOTE 8. GROUND LEASE

  The Partnerships lease the land from the San Diego Unified Port District on which the Hotel and marina are located. The initial term of the leases expire on March 31, 2032 with an option to extend the leases to March 31, 2048. Upon expiration or termination of the leases, title to the Hotel and all improvements revert to the lessor. The leases require contingent rents based on specified percentages of gross Hotel sales. Total minimum rents through March 2007 under existing leases at December 31, 1995 were scheduled to be $1 million per annum. See Note 10.

  Minimum annual rent for the period April 2007 through March 31, 2048 is to be at least 75% of the average contingent rents during the last three years of the previous rental period. Contingent rentals are based on varying percentage of total revenues. Rent expense for fiscal year 1995 and 1994 was $5.2 million and $4.9 million, respectively.

NOTE 9. LITIGATION

  In December 1992, the Partnerships filed a complaint against Marriott International, Inc. and Host Marriott alleging, among other things, breach of contract and breach of covenant of good faith and fair dealing. The defendants filed a cross-complaint for damages alleging breach of contract, defamation and other charges. Subsequent to year end, the Partnerships settled all litigation (see Note 10). Accordingly, no provision for any liability has been made in the accompanying combined financial statements.

NOTE 10. SUBSEQUENT EVENT

  On January 10, 1996 (the "Effective Date"), the Partnerships were restructured and the Landmark partnership ceased to exist and all of its assets and properties were merged and transferred into the Gateway partnership (the "Restructured Partnership"). On the Effective Date, a subsidiary of Host Marriott paid $13.5 million in cash and contributed as equity certain notes receivables from the partnerships and one of the partners.

            PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.

In return, a Host Marriott subsidiary became a sole 10% managing general partner and another Host Marriott subsidiary became a 41% limited partner. The remaining 49% limited partnership interests continue to be held by entities controlled by Douglas Manchester.

  In conjunction with the restructuring, the mortgage debt was extended and restructured into two loans, one in the principal amount of $150 million ("Loan A") and the other in the principal amount of $56.1 million ("Loan B"). Both of these loans mature on January 31, 2006. Loan A bears an interest rate equal to the six month London interbank offered rate ("LIBOR") plus 2.5 percentage points. Interest on Loan B accrues at LIBOR plus 2.75 percentage points. Loan A and Loan B amortize based on a 25 and 15 year schedule, respectively. As a condition to the loan restructuring, MII provided a $15 million debt service guarantee on Loan B. As additional security, the Restructured Partnership pledged a $10 million debt service reserve as security for obligations under Loan B. All accrued deferred interest on the old mortgage debt as of the Effective Date, was waived by the lender.

  On January 17, 1996, the Restructured Partnership amended and combined the hotel management agreements into one agreement. The restructured hotel management agreement expires on December 31, 2010. Beginning in 1996, MII earns a base management fee equal to 3.0% of gross Hotel sales, excluding marina, parking and retail revenues, of which 2% of gross Hotel sales, shall be deferred in any fiscal year that cash flow is less than debt service on Loan A and Loan B. Any base management fees not paid in a fiscal year are waived. MII also is entitled to an incentive management fee equal to 10% of available cash flow, as defined, over $23 million. Incentive management fees earned but not paid are deferred and payable in subsequent years, without interest, from 50% of net refinancing or sales proceeds. The required contribution to the property improvement fund will equal 4% of gross Hotel sales through 1997 and 5% thereafter of which 1% of gross Hotel sales is subordinated to debt service on Loan A and Loan B. Fund contributions which are deferred may be paid in subsequent years based on the cash flow of the Restructured Partnership.

  As a result of the Partnership restructuring, the leases with the San Diego Unified Port District were amended and combined into one ground lease. The restructured term expires on November 30, 2061. The lease requires annual rents through November 30, 2006 of the greater of $3.8 million or varying percentages of certain hotel sales.

                         INDEPENDENT AUDITORS' REPORT

The General Partners
Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd.:

  We have audited the combined financial statements of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. (limited partnerships), as listed in the accompanying index to financial statements. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Diego, California
March 10, 1995, except as to note 6
to the combined financial statements,
which is as of January 5, 1996

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                      1994           1993
                                                  -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.....................  $   1,136,000  $     227,000
  Cash--restricted (note 2).....................      6,016,000      3,821,000
  Accounts receivable, less allowance for
   doubtful accounts of $75,000 in 1994 and
   $67,000 in 1993..............................      2,347,000      2,876,000
  Inventories...................................        550,000        690,000
  Prepaid expenses and other....................         61,000         81,000
                                                  -------------  -------------
Total current assets............................     10,110,000      7,695,000
Property and equipment, net (notes 3 and 4).....    144,425,000    150,369,000
China, glassware, silver and linen..............      1,437,000      1,342,000
Other assets....................................         70,000         70,000
                                                  -------------  -------------
                                                  $ 156,042,000  $ 159,476,000
                                                  =============  =============
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Bank overdraft................................  $         --   $     619,000
  Accounts payable..............................      2,178,000      1,937,000
  Accrued expenses..............................      1,664,000      1,933,000
  Current portion, long-term debt payable to
   third party (note 4).........................      2,630,000      2,648,000
  Current portion, due to affiliates of general
   partners (note 5)............................      3,773,000      1,967,000
  Advance deposits..............................        992,000        949,000
                                                  -------------  -------------
Total current liabilities.......................     11,237,000     10,053,000
Long-term debt payable to third party, net of
 current portion (note 4).......................    204,565,000    207,302,000
Long-term debt payable to a general partner and
 an affiliate of the general partners (note 4)..     22,000,000     22,000,000
Accrued interest (note 4).......................     32,323,000     30,609,000
Due to affiliates of general partners, net of
 current portion (note 5).......................     22,722,000     18,657,000
                                                  -------------  -------------
Total liabilities...............................    292,847,000    288,621,000
Partners' capital (deficit).....................   (136,805,000)  (129,145,000)
                                                  -------------  -------------
Commitments and contingencies (note 7)
Total liabilities and partners' capital.........  $ 156,042,000  $ 159,476,000
                                                  =============  =============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                       COMBINED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                        1994          1993
                                                     -----------  ------------
REVENUE............................................. $84,163,000  $ 82,693,000
                                                     -----------  ------------
DEPARTMENTAL EXPENSES:
  Cost of sales.....................................  12,012,000    11,788,000
  Payroll and related expenses......................  24,963,000    24,747,000
  Other.............................................   4,387,000     4,780,000
                                                     -----------  ------------
    Total departmental expenses.....................  41,362,000    41,315,000
                                                     -----------  ------------
Income from operating departments...................  42,801,000    41,378,000
                                                     -----------  ------------
Undistributed operating expenses:
  Related party management fees.....................   2,940,000     2,891,000
  Related party administration and marketing fees...   1,050,000     1,032,000
  Related party reimbursements......................   3,523,000     3,786,000
  Third-party.......................................   8,151,000     8,389,000
                                                     -----------  ------------
                                                      15,664,000    16,098,000
                                                     -----------  ------------
    Income before fixed charges and interest
     income.........................................  27,137,000    25,280,000
                                                     -----------  ------------
FIXED CHARGES:
  Property taxes....................................   2,410,000     2,938,000
  Leases (note 7a)..................................   4,948,000     4,801,000
  Interest (including $4,309,000 and $3,868,000 in
   1994 and 1993, respectively, relating to
   affiliates)......................................  19,995,000    20,680,000
  Insurance.........................................      98,000       112,000
  Depreciation and amortization.....................   7,547,000     7,790,000
                                                     -----------  ------------
    Total fixed charges.............................  34,998,000    36,321,000
                                                     -----------  ------------
Loss before interest income.........................  (7,861,000)  (11,041,000)
Interest income.....................................     201,000       104,000
                                                     -----------  ------------
    Net loss........................................ $(7,660,000) $(10,937,000)
                                                     ===========  ============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

               COMBINED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

Balance (deficit), December 31, 1992............................ $(118,208,000)
Net loss........................................................   (10,937,000)
                                                                 -------------
Balance (deficit), December 31, 1993............................  (129,145,000)
Net loss........................................................    (7,660,000)
                                                                 -------------
Balance (deficit), December 31, 1994............................ $(136,805,000)
                                                                 =============



            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                        1994          1993
                                                     -----------  ------------
Cash flows from operating activities:
  Net loss.......................................... $(7,660,000) $(10,937,000)
  Adjustments to reconcile net loss to net cash pro-
   vided by operating activities:
    Depreciation and amortization...................   7,547,000     7,790,000
    Gain on retirement of fixed assets..............     (64,000)      (32,000)
    Changes in assets and liabilities:
      (Increase) decrease in cash--restricted.......  (2,195,000)    3,450,000
      Decrease in accounts receivable, net..........     529,000       496,000
      Decrease in inventories.......................     140,000        40,000
      Decrease in prepaid expenses and other as-
       sets.........................................      20,000       443,000
      Increase in china, glassware, silver and lin-
       en...........................................     (95,000)     (159,000)
      Increase in accounts payable..................     241,000        19,000
      Increase (decrease) in accrued expenses.......    (269,000)      407,000
      Increase in advance deposits..................      43,000       288,000
      Increase in accrued interest..................   1,714,000     2,138,000
      Increase in due to affiliates.................   5,871,000     4,078,000
                                                     -----------  ------------
    Net cash provided by operating activities.......   5,822,000     8,021,000
                                                     -----------  ------------
Cash flows from investing activities:
  Capital expenditures..............................  (1,603,000)   (4,622,000)
  Proceeds from sale of property and equipment......      64,000       133,000
                                                     -----------  ------------
    Net cash used in investing activities...........  (1,539,000)   (4,489,000)
                                                     -----------  ------------
Cash flows from financing activities:
  Principal payments on long-term debt payable to
   third party......................................  (2,755,000)   (2,954,000)
  Decrease in bank overdraft........................    (619,000)     (457,000)
                                                     -----------  ------------
    Net cash used in financing activities...........  (3,374,000)   (3,411,000)
                                                     -----------  ------------
Net increase in cash and cash equivalents...........     909,000       121,000
Cash and cash equivalents at beginning of year......     227,000       106,000
                                                     -----------  ------------
Cash and cash equivalents at end of year............ $ 1,136,000       227,000
                                                     ===========  ============
Supplemental disclosure of cash flow information:
  Cash paid for interest............................ $13,719,000  $ 14,250,000
                                                     ===========  ============

            See accompanying notes to combined financial statements.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                            (LIMITED PARTNERSHIPS)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1994 AND 1993

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Pacific Landmark Hotel, Ltd. (Landmark), a California limited partnership, was formed on October 2, 1981 to develop, construct and own a 681-room hotel (Tower I) and an adjacent Marina. Upon completion of construction, hotel operations for Tower I commenced on March 15, 1984. On May 1, 1985, Landmark completed construction of an $11 million conference center. The conference center is adjacent to Tower I and provides additional meeting and exhibition space for the hotel.

  Pacific Gateway, Ltd. (Gateway), a California limited partnership, was formed on February 28, 1984 to develop, construct and own a 683-room hotel (Tower II) adjacent to Tower I. On December 15, 1987, construction was completed and the hotel commenced operations (Landmark and Gateway are collectively referred to as the "Partnerships" and Tower I, Tower II and the Marina are collectively referred to as the "Hotel").

  The Hotel is located near downtown San Diego, California, on bay front property leased from the San Diego Unified Port District. The Partnerships have entered into an agreement with Marriott International, Inc. (Marriott) to operate and manage the Hotel (Note 5). Host Marriott Corporation, an affiliate of Marriott, owns a 5% general partnership interest in the Partnerships. The developer of the Hotel is the other general partner.

  The combined financial statements include the Partnerships. The general partners, through their affiliates, hold general and limited partnership interests aggregating effectively 100% of the Partnerships. Significant intercompany accounts and transactions have been eliminated in the combined financial statements.

 Inventories

  Food, beverage and operating supplies inventories are stated at the lower of cost or market. Food and beverage inventories are determined using the first-in, first-out method. Operating supplies inventories are determined using the average cost method.

 Statements of Cash Flows

  For purposes of the statements of cash flows, the Partnerships consider all highly liquid debt instruments with an original maturity date of three months or less to be cash equivalents.

 China, Glassware, Silver and Linen

  China, glassware and silver are stated at the lower of cost or market, determined on the first-in, first-out method. The initial supply of linen has been capitalized; subsequent replacements are expensed.

 Property and Equipment and Depreciation

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to 40 years.

 Provision for Impairment Losses

  Provision is made for impairment losses if estimated future operating cash flows (undiscounted and without interest charges) over a long-term holding period, plus estimated disposition proceeds (undiscounted), are less then current book value. There was no such provision for 1994 or 1993.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  No provision for federal or state income taxes has been made in the accompanying combined financial statements as the partners are individually responsible for reporting income or loss based upon their respective share of the Partnerships' income and expenses as reported for income tax purposes.

 Partnership Allocations of Net Loss

  According to the partnership agreements, net losses for Gateway are allocated 99% and 1% to general and limited partnership interests, respectively. Net losses for Landmark are allocated 95% and 5% to general and limited partnership interests, respectively.

 Net Loss Per Unit

  The Partnerships do not report net loss per unit as the partners' interests are not represented by units.

 Fiscal Year

  The Partnerships' fiscal years end on December 31; however, the combined financial statements include the Hotel's operations through the Friday closest to December 31, in order to conform to the operator's fiscal year.

(2) RESTRICTED CASH

                                                            1994       1993
                                                         ---------- ----------
   Cash reserved for payment of debt service (note 4)... $3,536,000 $3,001,000
   Cash reserved for replacement of furniture, fixtures
    and equipment.......................................  2,265,000    775,000
   Cash reserved for payment of property taxes..........    215,000     45,000
                                                         ---------- ----------
                                                         $6,016,000 $3,821,000
                                                         ========== ==========

  In accordance with the partnership agreements and the terms of notes payable to bank (Note 4), InterHotel Company, Ltd., a limited partner of the Partnerships, has deposited approximately $6,500,000 with the lender to fund debt service requirements.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                1994          1993
                            ------------  ------------
   Building................ $176,890,000  $176,113,000
   Furniture, fixtures and
    equipment..............   19,638,000    19,029,000
   Marina..................    6,379,000     6,379,000
                            ------------  ------------
                             202,907,000   201,521,000
   Less accumulated
    depreciation and
    amortization...........  (58,482,000)  (51,152,000)
                            ------------  ------------
                            $144,425,000  $150,369,000
                            ============  ============

  Virtually all of the Partnerships' property and equipment is collateral for notes payable (Note 4).

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
(4) LONG-TERM DEBT

  The following is a summary of long-term debt payable to third party:

                                                        1994          1993
                                                    ------------  ------------
Notes payable to bank with monthly payments
 sufficient to fully amortize the unpaid principal
 balance over 360 months with interest at the
 lesser of the Eleventh District Average Cost of
 Funds Index plus 2 1/2% or 11% per annum adjusted
 monthly. At December 31, 1994, the effective
 interest rate was approximately equal to 6.9%.
 The monthly payment amount is adjusted annually.
 Interest is accrued on the amount by which the
 accrued interest on the entire unpaid balance of
 the loan exceeds the interest paid. Upon sale or
 refinancing, the bank may receive the greater of
 the accrued deferred interest or a portion of the
 net proceeds from sale or refinancing. Unpaid
 principal is due in 1997. The notes are
 collateralized by first deeds of trust on the
 Partnerships' property and equipment and an
 assignment of the joint operating agreement. The
 Partnerships and the bank are currently in
 discussions regarding differing interpretations
 of certain sections of the loan modification
 agreements regarding the mechanisms and timing of
 access to restricted cash held as collateral by
 the bank after October 1992 (Note 2). The
 Partnerships have paid late charges of $512,000
 which they are currently disputing...............  $207,195,000  $209,950,000
  Less current portion............................    (2,630,000)   (2,648,000)
                                                    ------------  ------------
  Long-term portion...............................  $204,565,000  $207,302,000
                                                    ============  ============

  The following is a summary of long-term debt payable to a general partner and an affiliate of the general partners:

                                                           1994        1993
                                                        ----------- -----------
Note payable to an entity originally established by an
 affiliate of the developer-general partner. Principal
 and interest from January 1993 through December 1997
 accrue interest at 10% per annum compounded annually.
 Unpaid principal and accrued interest are due in
 December 1997. Minimum annual payments ranging from
 $250,000 to $500,000 were to begin in 1993 and are to
 be applied first to unpaid interest. No payments have
 been made. The note is collateralized by second deeds
 of trust on the Partnerships' property...............  $10,000,000 $10,000,000
Notes payable to a general partner (Marriott
 affiliate), with interest compounded annually at 10%
 per annum with all principal and interest due in 1997
 or upon refinancing, sale or other transfer of
 interest. The notes are collateralized by third deeds
 of trust on the Partnerships' property...............   12,000,000  12,000,000
                                                        ----------- -----------
                                                        $22,000,000 $22,000,000
                                                        =========== ===========

  Long-term debt maturities, based on the effective interest rate at December 31, 1994, are as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   1995.......................................................... $  2,630,000
   1996..........................................................    2,811,000
   1997..........................................................  223,754,000
                                                                  ------------
                                                                  $229,195,000
                                                                  ============

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(5) RELATED PARTY TRANSACTIONS

  In 1987, the Partnerships entered into management contracts with Marriott to manage and operate Towers I and II. The initial terms of the contracts expire in 2017 and automatically renew for three consecutive periods of ten years, and give Marriott first right of refusal on any continued association with the hotel subsequent to 2017. The agreements provide for annual compensation of 3 1/2% of gross revenue and 30% of available cash flow as defined. Management fees paid to Marriott in 1994 and 1993 amounted to $2,940,000 and $2,891,000, respectively.

  In addition, during the course of normal operations various supplies, services and other operating expenses are purchased from or provided by Marriott and its affiliates.

  Amounts included in due to affiliates of general partners at December 31, 1994 and 1993 are as follows:

                                                         1994         1993
                                                      -----------  -----------
   Operational receivables and other................  $  (851,000) $(1,390,000)
   Accrued interest on notes to affiliates..........   22,722,000   18,657,000
   Accrued interest on unpaid administration fees to
    developer-general partner.......................      528,000      284,000
   Management, administration and marketing fees....    4,096,000    3,073,000
                                                      -----------  -----------
                                                       26,495,000   20,624,000
   Less current portion.............................   (3,773,000)  (1,967,000)
                                                      -----------  -----------
                                                      $22,722,000  $18,657,000
                                                      ===========  ===========

  Payments accrued or made to related parties and included in operations for the years ended December 31, 1994 and 1993 are summarized as follows:

                                                              1994       1993
                                                           ---------- ----------
   Management fees and reimbursements for operating costs
    paid or accrued to Marriott or its affiliates........  $6,463,000 $6,677,000
   Administration fees paid or accrued to the developer-
    general partner or its affiliates....................     840,000    826,000
   Marketing fees paid or accrued to the developer-
    general partner or its affiliates....................     210,000    206,000
   Remodeling fees paid to affiliate of the developer-
    general partner......................................      26,000    200,000
   Interest on notes payable to affiliates...............   4,039,000 $3,868,000

  Payments, not included in the above schedule, were made in 1994 and 1993 to an affiliate of Marriott in order to purchase food, miscellaneous fixed assets and other inventory.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure includes estimated fair value information at December 31, 1994 and 1993, as required by FASB Statement 107. Such information, which pertains to the combined Partnerships' financial instruments, is based on the requirements set forth in that statement and does not purport to represent the aggregate net fair value of the Partnerships.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  The following methods and assumptions were used by the Partnerships in estimating such values:

  . The fair values of the Partnerships' long-term debt payable to third party, long-term debt payable to a general partner and an affiliate of the general partners, accrued interest, and amounts due to affiliates of general partners were determined based on the timing of future cash flows, market interest rates, the relationship of the parties and the nature of the financial instruments.

    The estimated fair values of the combined Partnerships' long-term debt payable to third party, long-term debt payable to a general partner and an affiliate of the general partners, accrued interest and amounts due to affiliates of general partners at December 31, 1994 and 1993 are as follows:

                    1994                                             1993
       ---------------------------------            -------------------------------------
         CARRYING           ESTIMATED                 CARRYING                ESTIMATED
          AMOUNT            FAIR VALUE                 AMOUNT                 FAIR VALUE
       ------------        ------------             ------------             ------------
       $288,013,000        $189,134,000             $283,183,000             $190,149,000

  . For all other financial instruments, the carrying values reasonably approximate fair values at December 31, 1994 and 1993.

(7) COMMITMENTS AND CONTINGENCIES

 (a) Ground Lease Commitments

  Landmark is the lessee in a long-term ground lease on which Tower I and the Marina are located. Gateway has entered into a similar lease agreement for Tower II. Both leases expire in April 2048 and require contingent rents based on a percentage of gross income. Minimum annual rents in each of the next five years and in the aggregate thereafter (through March 2007) are as follows:

   YEAR ENDING DECEMBER 31,                     LANDMARK   GATEWAY      TOTAL
   ------------------------                    ---------- ---------- -----------
   1995....................................... $  600,000 $  400,000 $ 1,000,000
   1996.......................................    600,000    400,000   1,000,000
   1997.......................................    600,000    400,000   1,000,000
   1998.......................................    600,000    400,000   1,000,000
   1999.......................................    600,000    400,000   1,000,000
   Thereafter.................................  4,800,000  3,200,000   8,000,000
                                               ---------- ---------- -----------
     Total.................................... $7,800,000 $5,200,000 $13,000,000
                                               ========== ========== ===========

  Minimum annual rent for the period April 2007 through April 2048 is to be at least 75% of the average "percentage rental" paid, as defined, during the last three accounting years of the previous rental period.

  Rent expense was $4,948,000 and $4,801,000 in 1994 and 1993, respectively, which included contingent rents of $3,948,000 and $3,801,000 in 1994 and 1993, respectively.

 (b) Litigation

  In December 1992, the Partnerships filed a complaint against Marriott and other defendants alleging, among other things, breach of contract and breach of covenant of good faith and fair dealing. The defendants have filed a cross-complaint for damages alleging breach of contract, defamation, and other charges. Based in part on the

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED) advice of outside counsel, management does not believe that the cross-complaint will have a material impact on the Partnerships' combined financial condition or results of operations. Accordingly, no provision for any liability has been made in the accompanying combined financial statements.

  The Partnerships are involved in various other legal proceedings which are routine litigation incident to their business. In the opinion of management of the Partnerships, none of the other pending litigation will have a material adverse effect upon the Partnerships' combined financial position or results of operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Owners of the San Antonio Marriott Riverwalk:

  We have audited the accompanying balance sheet of the San Antonio Marriott Riverwalk, as defined in Note 1, as of December 30, 1994, and the related statements of operations and cash flows for the year ended December 30, 1994. These financial statements are the responsibility of the management of the Parent, as defined in Note 1. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the San Antonio Marriott Riverwalk (as defined in Note 1) as of December 30, 1994, and its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                   Arthur Andersen LLP

Washington, D.C.
August 18, 1995

                         SAN ANTONIO MARRIOTT RIVERWALK

                                 BALANCE SHEET

                     AS OF DECEMBER 30, 1994 (IN THOUSANDS)

ASSETS
  Property and equipment, net.......................................... $26,310
  Property improvement fund............................................   2,159
  Accounts receivable..................................................     875
  Other assets.........................................................     557
                                                                        -------
                                                                        $29,901
                                                                        =======
LIABILITIES AND NET ADVANCES FROM PARENT
  Mortgage debt........................................................ $19,400
  Accounts payable and accrued expenses................................     828
                                                                        -------
  Total liabilities....................................................  20,228
  Net advances from Parent.............................................   9,673
                                                                        -------
                                                                        $29,901
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF OPERATIONS

              FOR THE YEAR ENDED DECEMBER 30, 1994 (IN THOUSANDS)

REVENUE................................................................ $10,196
                                                                        -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization........................................   2,160
  Base and incentive management fees...................................   2,030
  Property taxes.......................................................   1,201
  Rent, insurance and other............................................     588
                                                                        -------
    Total operating costs and expenses.................................   5,979
                                                                        -------
OPERATING PROFIT BEFORE INTEREST.......................................   4,217
Interest expense.......................................................   2,152
                                                                        -------
NET INCOME............................................................. $ 2,065
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF CASH FLOWS

              FOR THE YEAR ENDED DECEMBER 30, 1994 (IN THOUSANDS)

OPERATING ACTIVITIES
 Net Income............................................................ $ 2,065
 Depreciation and amortization.........................................   2,160
 Working capital changes:
  Accounts receivable..................................................      67
  Other assets.........................................................     (56)
  Accounts payable and accrued expenses................................    (436)
                                                                        -------
 Cash provided by operations...........................................   3,800
                                                                        -------
INVESTING ACTIVITIES
 Additions to property and equipment...................................  (3,482)
 Change in property improvement fund...................................  (1,204)
                                                                        -------
 Cash used in investing activities.....................................  (4,686)
                                                                        -------
FINANCING ACTIVITIES
 Change in net advances from Parent....................................   2,068
 Proceeds from mortgage debt...........................................  19,400
 Repayments of mortgage debt........................................... (20,388)
 Financing costs.......................................................    (194)
                                                                        -------
 Cash provided by financing activities.................................     886
                                                                        -------
CHANGE IN CASH AND CASH EQUIVALENTS....................................     --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................     --
                                                                        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................... $   --
                                                                        =======
SUPPLEMENTAL INFORMATION
 Cash paid for interest................................................ $ 2,207
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                        SAN ANTONIO MARRIOTT RIVERWALK

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.

 Basis of Presentation

  On June 16, 1995 ("Sale Date"), HMH Properties, Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation, acquired the San Antonio Marriott Riverwalk (the "Hotel"), located in San Antonio, Texas, from MRI Business Property Fund Ltd., II (the "Parent"), a California limited partnership, for approximately $50 million. The Hotel was part of a portfolio of properties owned by the Parent. The Hotel, with approximately 500 rooms, is operated by Marriott International, Inc. as a part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  The Hotel's purchase price at the Sale Date was in excess of its carrying value. No adjustments related to the resultant sale are reflected in the accompanying statements.

  These financial statements present the financial position, results of operations and cash flows related to the business of the San Antonio Marriott Riverwalk which is a lesser component of the Parent for all periods presented. The Parent's historical basis in assets and liabilities of the Hotel have been carried over. Changes in Net Advances from Parent represent the operating results of the Hotel adjusted for net cash transferred between the Parent and the Hotel.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Hotel's records are maintained on the accrual basis of accounting and its fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenue represents house profit, which is the Hotel's operating results less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance, and certain other costs which are classified as operating costs and expenses (see Note 3).

 Property and Equipment

  Property and equipment is recorded at cost. Replacements and improvements are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 30 years for buildings and 5 to 6 years for furniture and equipment.

 Cash and Cash Equivalents

  The Hotel considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents. At December 30, 1994, the Hotel's outstanding checks were in excess of then available cash balances by $126,000 and have been classified as accounts payable and accrued expenses in the accompanying balance sheet.

 Deferred Financing Costs

  Deferred financing costs, which are included in other assets, amounted to $194,000 at December 30, 1994. These costs are being amortized over the life of the Refinanced Loan, as defined below.

                        SAN ANTONIO MARRIOTT RIVERWALK

 Income Taxes

  Provision for Federal or state income taxes has not been made in the accompanying financial statements since the Parent is a partnership and does not pay income taxes but rather allocates its profits and losses to the Parent's individual partners.

NOTE 3. REVENUES

  House profit for the year ended December 30, 1994 consists of (in thousands):

   SALES
     Rooms............................................................. $17,037
     Food and beverage.................................................   4,649
     Other.............................................................   1,404
                                                                        -------
       Total Hotel Sales...............................................  23,090
                                                                        -------
   DEPARTMENTAL COSTS
     Rooms.............................................................   3,116
     Food and beverage.................................................   3,826
     Other.............................................................     758
                                                                        -------
       Total Department Costs..........................................   7,700
                                                                        -------
   DEPARTMENT PROFIT...................................................  15,390
   Other deductions....................................................   5,194
                                                                        -------
   HOUSE PROFIT........................................................ $10,196
                                                                        =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 30, 1994 (in thousands):

   Buildings and leasehold improvements............................... $ 33,346
   Furniture and equipment............................................   12,758
                                                                       --------
                                                                         46,104
   Less accumulated depreciation and amortization.....................  (19,794)
                                                                       --------
   Property and equipment, net........................................ $ 26,310
                                                                       ========

NOTE 5. DEBT

  The mortgage debt of the Hotel was refinanced (the "Refinancing") on December 23, 1994, at which time the existing debt was repaid and a note of $19,400,000 was issued (the "Refinanced Debt"). Prior to the Refinancing, debt consisted of three separate notes as described below:

  The Hotel's first mortgage consisted of a $19,500,000 note payable to Connecticut General Life Insurance Company maturing on January 1, 2010. This note bore interest at a rate of 10.25% per annum and was payable in monthly installments of $174,850, consisting of both principal and interest. The remaining principal balance of $16,605,000 was repaid at the time of the Refinancing. There were no prepayment or other penalties incurred for the early extinguishment of this debt.

  The Hotel's second mortgage consisted of a $2,500,000 note payable to Connecticut General Life Insurance Company maturing on January 1, 2010. This note bore interest at a rate of 8.25% per annum and was payable in

                        SAN ANTONIO MARRIOTT RIVERWALK
monthly installments of $23,375, consisting of both principal and interest. The remaining principal balance of $2,422,000 was repaid at the time of the Refinancing of the Hotel. There were no prepayment or other penalties incurred for the early extinguishment of this debt.

  Marriott International, Inc. funded a renovation that took place at the Hotel in 1989 with a $2,900,000 note payable due on December 31, 1994. This note bore interest at a rate of 9% per annum. Both principal and interest were payable out of the balance in the property improvement fund in excess of $100,000, first to accrued interest, then to principal reduction. The remaining principal balance of $1,487,000 was repaid partially with available cash and partially with proceeds from the Refinancing. There were no prepayment or other penalties for the early extinguishment of this debt.

  The Refinanced Debt consists of a note payable to Connecticut General Life Insurance Company of $19,400,000 maturing on January 1, 2002. This note bears interest at a rate of 9.85% per annum payable in monthly installments of $185,290, consisting of both principal and interest beginning in January 1995.

  Principal amortization of the Refinanced Debt is required as follows (in thousands):

   1995................................................................. $   327
   1996.................................................................     361
   1997.................................................................     398
   1998.................................................................     439
   1999 and thereafter..................................................  17,875
                                                                         -------
     Total.............................................................. $19,400
                                                                         =======

NOTE 6. MANAGEMENT AGREEMENT

  Marriott International, Inc. (the "Manager") operates the Hotel pursuant to a long-term management agreement (the "Management Agreement") with an initial term expiring in 2008. The management agreement provides for a base fee equal to 3% of Hotel sales and an incentive management fee of up to 20% of gross operating profit, as defined. Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services such as central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis ("Chain Services") and, are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned and leased by the Manager and its subsidiaries and, in accordance with these arrangements, the Hotel paid Chain Services of $734,000 in 1994. In addition, the Hotel also participates in the Manager's Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's full-service hotel system.

  The Management Agreement also provides for the establishment of a property improvement fund for the Hotel to cover (a) the cost of certain non-routine repairs and maintenance to the Hotel which are normally capitalized; and (b) the cost of replacements and renewals to the Hotel's property and improvements. Contributions to the property improvement fund are 5 1/2% of Hotel sales and totaled $1,270,000 for 1994.

NOTE 7. LEASES

  The land under the Hotel is leased from a third party under a long-term lease expiring December 31, 2033 (the "Land Lease"). Minimum annual rent is $50,000 per year. In addition to minimum annual rent, percentage rent equal to
 .5% of gross revenues, as defined, is required to be paid. Rent expense related to the Land Lease was $129,000 for 1994.

                        SAN ANTONIO MARRIOTT RIVERWALK

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  Future minimum annual rental commitments for all non-cancelable operating leases entered into by the Manager on behalf of the Parent and subsequently assigned to HMH Properties, Inc., including the Land Lease and leases for certain other equipment, are as follows (in thousands):

   1995................................................................ $   151
   1996................................................................     151
   1997................................................................     151
   1998................................................................     151
   1999................................................................      76
   Thereafter..........................................................   1,650
                                                                        -------
     Total minimum lease payments...................................... $ 2,330
                                                                        =======

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF OPERATIONS

 FOR THE TWENTY-FOUR WEEKS ENDED JUNE 16, 1995 AND JUNE 17, 1994 (UNAUDITED, IN
                                   THOUSANDS)

                                                                    1995   1994
                                                                   ------ ------
REVENUE........................................................... $5,119 $5,302
                                                                   ------ ------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization...................................  1,250    959
  Base and incentive management fees..............................  1,068  1,082
  Property taxes..................................................    616    557
  Rent, insurance and other.......................................    209    233
                                                                   ------ ------
    Total operating costs and expenses............................  3,143  2,831
                                                                   ------ ------
OPERATING PROFIT BEFORE INTEREST..................................  1,976  2,471
Interest expense..................................................    878    939
                                                                   ------ ------
NET INCOME........................................................ $1,098 $1,532
                                                                   ====== ======


   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF CASH FLOWS

       FOR THE TWENTY-FOUR WEEKS ENDED JUNE 16, 1995 AND JUNE 17, 1994
                           (UNAUDITED, IN THOUSANDS)

                                                                1995     1994
                                                               -------  -------
OPERATING ACTIVITIES
  Net Income.................................................. $ 1,098  $ 1,532
  Depreciation and amortization...............................   1,250      959
  Working capital changes:
    Accounts receivable.......................................    (623)    (153)
    Other assets..............................................       3      (22)
    Accounts payable and accrued expenses.....................     501     (410)
                                                               -------  -------
  Cash provided by operations.................................   2,229    1,906
                                                               -------  -------
INVESTING ACTIVITIES
  Additions to property and equipment.........................  (2,138)    (353)
  Change in property improvement fund.........................   1,141      (76)
                                                               -------  -------
  Cash used in investing activities...........................    (997)    (429)
                                                               -------  -------
FINANCING ACTIVITIES
  Change in net advances from Parent..........................  (1,100)  (1,164)
  Repayments of mortgage debt.................................    (132)    (208)
                                                               -------  -------
  Cash used in financing activities...........................  (1,232)  (1,372)
                                                               -------  -------
INCREASE IN CASH AND CASH EQUIVALENTS.........................     --       105
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............     --       --
                                                               -------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................... $   --   $   105
                                                               =======  =======


   The accompanying notes are an integral part of these financial statements.

                        SAN ANTONIO MARRIOTT RIVERWALK

                  NOTES TO FINANCIAL STATEMENTS--(UNAUDITED)

1. The accompanying financial statements of the San Antonio Marriott Riverwalk (the "Hotel") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Hotel believes the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 30, 1994 included elsewhere in this Registration Statement.

   In the opinion of the management of the Hotel, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations and cash flows for the twenty-four weeks ended June 16, 1995 and June 17, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. House profit represents hotel operating results less property-level expenses excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses.

   House profit generated by the Hotel for the twenty-four weeks ended June 16, 1995 and June 17, 1994 consists of (in thousands):

                                                        TWENTY-FOUR WEEKS ENDED
                                                        ------------------------
                                                         JUNE 16,     JUNE 17,
                                                           1995         1994
                                                        -----------  -----------
SALES
 Rooms................................................. $     8,268  $     8,307
 Food & Beverage.......................................       2,478        2,288
 Other.................................................         676          683
                                                        -----------  -----------
  Total Hotel Sales....................................      11,422       11,278
                                                        -----------  -----------
DEPARTMENT COSTS
 Rooms.................................................       1,420        1,391
 Food & Beverage.......................................       1,919        1,766
 Other.................................................         367          359
                                                        -----------  -----------
  Total Department Costs...............................       3,706        3,516
                                                        -----------  -----------
DEPARTMENT PROFIT......................................       7,716        7,762
Other Deductions.......................................       2,597        2,460
                                                        -----------  -----------
HOUSE PROFIT........................................... $     5,119  $     5,302
                                                        ===========  ===========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE OWNERS OF THE TEC ENTITIES (AS DEFINED IN NOTE 1):

  We have audited the accompanying combined balance sheets of the TEC Entities, as defined in Note 1, as of December 30, 1994 and December 31, 1993, and the related combined statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the management of the TEC Entities (as defined in Note 1). Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the TEC Entities (as defined in Note 1) as of December 30, 1994 and December 31, 1993, and the combined results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
December 15, 1995

                                  TEC ENTITIES

                            COMBINED BALANCE SHEETS
                 AS OF DECEMBER 30, 1994 AND DECEMBER 31, 1993
                     (IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1994      1993
                                                             --------  --------
ASSETS
Cash and cash equivalents................................... $  3,395  $  2,936
Due from manager............................................      374       789
Property and equipment, net.................................   44,054    46,160
Property improvement fund...................................      877       318
Other assets................................................    1,040     1,561
                                                             --------  --------
                                                             $ 49,740  $ 51,764
                                                             ========  ========
LIABILITIES AND DEFICIT
Revolving credit facility................................... $ 13,489  $  7,689
Mortgage debt...............................................   70,664    70,664
Accounts payable and accrued expenses.......................      224       137
                                                             --------  --------
  Total liabilities.........................................   84,377    78,490
Deficit.....................................................  (34,637)  (26,726)
                                                             --------  --------
                                                             $ 49,740  $ 51,764
                                                             ========  ========


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 31, 1993
                     (IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1994      1993
                                                              -------  --------
REVENUES..................................................... $ 5,915  $  4,674
                                                              -------  --------
OPERATING COSTS AND EXPENSES
  Depreciation...............................................   2,246     2,227
  Ground rent................................................     637       541
  Base and incentive management fees.........................     699       610
  Real estate tax............................................   2,673     2,642
  Equipment rent, insurance and other........................     757     1,257
                                                              -------  --------
    Total operating costs and expenses.......................   7,012     7,277
                                                              -------  --------
OPERATING LOSS BEFORE INTEREST AND WRITE-DOWN................  (1,097)   (2,603)
Interest expense.............................................   6,001     6,544
Write-down of property.......................................     --     26,565
                                                              -------  --------
NET LOSS..................................................... $(7,098) $(35,712)
                                                              =======  ========


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 31, 1993
                     (IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1994      1993
                                                             --------  --------
OPERATING ACTIVITIES
  Net loss.................................................. $(7,098)  $(35,712)
  Depreciation and amortization.............................    2,767     2,747
  Interest converted to revolver debt.......................    5,481     5,519
  Write-down of asset to fair value.........................      --     26,565
  Changes in other assets and liabilities...................      502      (888)
                                                             --------  --------
    Cash provided by (used in) operations...................    1,652    (1,769)
                                                             --------  --------
INVESTING ACTIVITIES
  Contributions to property improvement fund................     (699)     (412)
                                                             --------  --------
    Cash used in investing activities.......................     (699)     (412)
                                                             --------  --------
FINANCING ACTIVITIES
  Changes in net advances from co-tenants...................     (813)   15,646
  Issuance (repayments) of debt.............................      319   (11,476)
                                                             --------  --------
    Cash provided by (used in) financing activities.........     (494)    4,170
                                                             --------  --------
Change in Cash and Cash Equivalents.........................      459     1,989
Cash and Cash Equivalents at beginning of year..............    2,936       947
                                                             --------  --------
Cash and Cash Equivalents at end of year.................... $  3,395  $  2,936
                                                             --------  --------
Supplemental Information
  Cash paid for interest.................................... $     52  $  1,159
                                                             ========  ========


   The accompanying notes are an integral part of these financial statements.

                                 TEC ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  On November 3, 1995 ("Sale Date"), HMC Toronto EC, Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation, acquired all interests in the Toronto Eaton Centre Marriott (the "Hotel"), located in Toronto, Canada from 1028796 Ontario Limited, a subsidiary of the Bank of Nova Scotia, and Marriott Corporation of Canada, Ltd., a subsidiary of Marriott International Inc., for approximately $44 million Canadian. These interests included 100% investments in T.E.C. Hotels, Ltd. ("TEC Hotels"), T.E.C. Operations Limited ("TEC Ops"), and a Canadian co-tenancy between 1028796 Ontario Limited and Marriott Corporation of Canada Ltd. (the "Co-tenancy") (collectively, as the "TEC Entities") and the assumption of the ground lease obligation discussed in
Note 8. Under the pre-acquisition organization structure, TEC Ops leased the Hotel from the Co-tenancy, who in turn, leased the Hotel from TEC Hotels. For purposes of the combined financial statements presented, these lease agreements have been eliminated in consolidation. The Hotel, with 459 rooms, was opened on September 16, 1991 and is operated by Marriott International, Inc. as part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  These financial statements present the combined financial position, results of operations and cash flows related to the business of the Toronto Eaton Centre Marriott (including the Co-tenancy, TEC Hotels and TEC Ops) in Canadian dollars which represents the functional currency of the Hotel.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Hotel's records are maintained on the accrual basis of accounting and its fiscal year ends on the Friday nearest to December 31.

 Property and Equipment

  Property and equipment is recorded at its net realizable value. Replacements and improvements are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and 5 to 6 years for furniture and equipment.

 Cash and Cash Equivalents

  The Hotel considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Deferred Financing Costs

  Deferred financing costs, net of amortization, and are included in other assets, amounted to $1,040,424 at December 30, 1994. These costs are being amortized over the life of the debt. Accumulated amortization as of December 30, 1994 and December 31, 1993 was $1,720,701 and $1,199,701, respectively.

 Income Taxes

  No net provision for Federal or provincial income taxes has been made in the accompanying combined financial statements because the individual entities included in the combined statements utilized tax loss carry forwards to offset taxable income in all years. Although the cumulative amount of taxable losses is available to offset future taxable income, management has determined that it is not likely that the benefits of such losses will be realized.

                                 TEC ENTITIES

NOTE 3. REVENUES

  Revenues (house profit) consists of the following Hotel operating results for the years ended December 30, 1994 and December 31, 1993 (in Canadian dollars and in thousands):

                                                                 1994    1993
                                                                ------- -------
   SALES
     Rooms..................................................... $14,017 $11,892
     Food and beverage.........................................   7,442   7,118
     Other.....................................................   1,842   1,549
                                                                ------- -------
                                                                 23,301  20,559
                                                                ------- -------
   DEPARTMENTAL COSTS
     Rooms.....................................................   4,299   3,779
     Food and beverage.........................................   6,609   6,186
     Other hotel operating expenses............................   6,478   5,920
                                                                ------- -------
                                                                 17,386  15,885
                                                                ------- -------
   REVENUES.................................................... $ 5,915 $ 4,674
                                                                ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment as of December 30, 1994 and December 31, 1993 consists of the following (in Canadian dollars and in thousands):

                                                                1994     1993
                                                               -------  -------
   Leasehold land............................................. $ 1,414  $ 1,414
   Buildings and leasehold improvements.......................  41,457   41,457
   Furniture and equipment....................................   8,540    8,400
                                                               -------  -------
                                                                51,411   51,271
   Less accumulated depreciation and amortization.............  (7,357)  (5,111)
                                                               -------  -------
   Net property and equipment................................. $44,054  $46,160
                                                               =======  =======

  During 1993, management concluded that the future estimated cash flows of the hotel would not be adequate to recover the carrying value of the property and the property was written down to its estimated market value.

NOTE 5. DEBT

 Revolving Credit Agreement

  On July 7, 1993, the Co-tenancy entered into a $15,000,000 Canadian revolving credit facility (the "Facility") with the Bank of Nova Scotia (the "Lender"), secured by the receivables of the Hotel and a guarantee by the co-tenants. The Facility matures January 1, 1997 and bears an interest rate equal to the Canadian prime rate, which was 6.9% for 1994.

 Construction Loan

  On July 7, 1993, the Co-tenancy borrowed $70,664,000 Canadian (the "Construction Loan") from the Bank of Nova Scotia, secured by the Hotel. The Construction Loan matures January 1, 1997 and bears an interest rate equal to the Canadian prime rate.

                                 TEC ENTITIES

  The Co-tenancy's operations could not support the interest payments due under the Construction Loan in 1994, and a majority of the interest payments due were transferred from the revolving credit facility. As a result, the Facility was fully utilized and entered into default in 1995. On November 3, 1995, the Lender called the $15 million guarantee from the Co-tenants relating to the revolver, the Co-tenancy paid down an additional $42 million with the proceeds of the sale of the Hotel and all remaining debt balances were forgiven by the Lender. An extraordinary gain of $29 million was recognized in 1995 as a result of this forgiveness.

NOTE 6. MANAGEMENT AGREEMENT

  Marriott International, Inc. (the "Manager") operates the Hotel pursuant to a long-term management agreement (the "Management Agreement") with an initial term expiring in 2016. The manager maintains the option to renew the Management Agreement for five successive 10 year terms upon expiration. The Management Agreement provides for a base fee equal to 3% of Hotel sales (as defined), totalled $699,000 and $610,000 for 1994 and 1993, respectively. The Management Agreement also provides for an incentive management fee equal to 20% of operating profit, as defined. There were no incentive management fees in 1994 or 1993. Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services such as central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis ("Chain Services") and, are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries and, in accordance with these arrangements, the Hotel paid Chain Services of $534,000 and $596,000 in 1994 and 1993, respectively. In addition, the Hotel also participates in the Manager's Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's full-service hotel system.

  The Management Agreement also provides for the establishment of a property improvement fund for the Hotel to cover (a) the cost of certain non-routine repairs and maintenance to the Hotel which are normally capitalized; and (b) the cost of replacements and renewals to the Hotel's property and improvements. Contributions to the property improvement fund were 3% and 2% of Hotel sales in 1994 and 1993, respectively.

NOTE 7. OPERATING LEASES

  Future minimum and annual rental commitments for all non-cancelable operating leases entered into by the Manager on behalf of the TEC Entities and assumed by HMC Toronto E.C. at the Sale Date are as follows (in Canadian dollars and in thousands):

   1995.................................................................... $178
   1996....................................................................  113
   1997....................................................................   19
   1998....................................................................    4
   1999 and thereafter.....................................................  --
                                                                            ----
                                                                            $314
                                                                            ====

NOTE 8. GROUND LEASE

  TEC Hotels leased the land under the hotel from the Incorporated Synod of Diocese of Toronto pursuant to an agreement which commenced on September 21, 1983 with an initial term of 99 years, expiring September 2082 (the "Land Rent"). Annual base rent is $506,000 per year through expiration. Annual percentage rent is calculated as 4.5% of gross room sales between $11,111,111 and $15,000,000 and 4% of gross room sales over $15,000,000.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
                FOR THE PERIODS ENDED OCTOBER 30, 1995 AND 1994
               (UNAUDITED, IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                                1995     1994
                                                               -------  -------
REVENUES...................................................... $ 7,007  $ 5,293
                                                               -------  -------
OPERATING COSTS AND EXPENSES
  Depreciation................................................   1,925    1,899
  Ground rent.................................................     619      547
  Real estate tax.............................................   2,971    2,889
  Base and incentive management fees..........................     655      596
  Equipment rent, insurance and other.........................     731      685
                                                               -------  -------
    Total operating costs and expenses........................   6,901    6,616
                                                               -------  -------
OPERATING INCOME/(LOSS) BEFORE INTEREST.......................     106   (1,323)
Interest expense..............................................   6,260    5,001
                                                               -------  -------
NET LOSS......................................................  (6,154)  (6,324)
                                                               =======  =======


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                FOR THE PERIODS ENDED OCTOBER 30, 1995 AND 1994
               (UNAUDITED, IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1995     1994
                                                             --------  -------
OPERATING ACTIVITIES
  Net Loss.................................................. $(6,154)  $(6,324)
  Depreciation..............................................    2,359    2,333
  Changes in other assets and liabilities...................     (542)   1,467
                                                             --------  -------
  Cash provided by operations...............................   (4,337)  (2,524)
                                                             --------  -------
INVESTING ACTIVITIES
  Contributions to property improvement fund................      655      596
                                                             --------  -------
FINANCING ACTIVITIES
  Changes in net advances from co-tenants...................    1,617    2,810
  Issuance of debt..........................................    1,511      150
                                                             --------  -------
  Cash used in financing activities.........................    3,128    2,960
                                                             --------  -------
CHANGE IN CASH AND CASH EQUIVALENTS.........................     (554)   1,032
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    3,395    2,936
                                                             --------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................. $  2,841  $ 3,968
                                                             ========  =======
SUPPLEMENTAL INFORMATION
  Cash paid for interest.................................... $  3,783  $    52
                                                             ========  =======


   The accompanying notes are an integral part of these financial statements.

                                 TEC ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1.

  The accompanying combined financial statements of T.E.C. Hotels, Ltd., T.E.C. Operations, Ltd. and a Canadian co-tenancy between 1028796 Ontario Limited and Marriott Corporation of Canada, Ltd. (collectively, the "TEC Entities") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Hotel believes the disclosures made are adequate to make the information presented not misleading. However, the combined financial statements should be read in conjunction with the audited financial statements and notes thereto for the two fiscal years ended December 30, 1994, specifically with respect to the sale of the hotel assets and forgiveness of debt in November 1995.

  In the opinion of the TEC Entities, the accompanying unaudited combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the combined results of operations and cash flows of the TEC Entities for the period ended October 30, 1995 and 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

NOTE 2.

  Revenues (house profit) for the periods ended October 30, 1995 and 1994 consist of (in Canadian dollars and in thousands):

                                                              PERIODS ENDED
                                                         -----------------------
                                                         OCTOBER 30, OCTOBER 30,
                                                            1995        1994
                                                         ----------- -----------
SALES
  Rooms.................................................   $13,755     $12,156
  Food and Beverage.....................................     6,363       6,100
  Other.................................................     1,725       1,600
                                                           -------     -------
                                                            21,843      19,856
                                                           -------     -------
DEPARTMENTAL COSTS
  Rooms.................................................     3,805       3,663
  Food and Beverage.....................................     5,368       5,434
  Other hotel operating expenses........................     5,663       5,466
                                                           -------     -------
                                                            14,836      14,563
                                                           -------     -------
REVENUES................................................   $ 7,007     $ 5,293
                                                           =======     =======

     LARGEST OWNER OF HOTELS OPERATING UNDER LEADING MARRIOTT BRAND NAMES


               [MAP OF UNITED STATES SHOWING PROPERTY LOCATIONS]

                                                  Properties/1/
[SOLID BOX] Hotels, Resorts and Suites               55/2/
[BULLET]     Courtyard Hotels                        17/3/
[TRIANGLE]   Residence Inns                          18/4/

-------------------
/1/ As of December 29, 1995.
/2/ Excludes 4 properties added in 1996 and the Pending Acquisitions.
/3/ Excludes 37 Courtyard hotels which were sold and leased back in 1995.
    The Company has entered into an agreement to sell and lease back
    16 additional Courtyard properties.
/4/ Excludes a Residence Inn currently under construction and scheduled for completion in early 1996. The Company has entered into an agreement to sell and lease back these 18 Residence Inn Properties.


[PHOTO]

The Dallas Marriott Quorum, featuring 547 rooms, was acquired in 1994.

[PHOTO]
The JW Marriott, located in Houston, Texas was acquired in 1994 and features 503 rooms.

[PHOTO]
The Fort Lauderdale Marina Marriott acquired in 1994, is located on Fort Lauderdale's intercoastal waterway and features 580 rooms.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRIT-ERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAK-ING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
Available Information.....................................................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................  10
The Company...............................................................  13
Use of Proceeds...........................................................  13
Dividend Policy...........................................................  13
Capitalization............................................................  14
Pro Forma Condensed Consolidated Financial Data...........................  15
Selected Historical Financial Data........................................  22
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  23
Business and Properties...................................................  36
Relationship Between the Company and HM Services After the Special
 Dividend.................................................................  49
Relationship Between the Company and Marriott International...............  51
Management................................................................  57
Certain Relationships and Transactions....................................  63
Ownership of Company Securities...........................................  64
Description of Capital Stock..............................................  65
Price Range of the Common Stock and Dividends.............................  69
Purposes and Antitakeover Effects of Certain Provisions of the Company
 Certificate and Bylaws and the Marriott International Purchase Right.....  70
Certain United States Federal Tax Consequences to Non-United States
 Holders of Common Stock..................................................  75
Underwriting..............................................................  78
Legal Matters.............................................................  81
Experts...................................................................  81
Index to Financial Statements............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,000,000 SHARES

                     [LOGO OF HOST MARRIOTT APPEARS HERE]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC

                               SMITH BARNEY INC.

                             MONTGOMERY SECURITIES

                           BT SECURITIES CORPORATION

                            SCHRODER WERTHEIM & CO.

                                 MARCH  , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 26, 1996
PROSPECTUS
MARCH  , 1996
                               25,000,000 SHARES

               [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

  All of the shares of common stock, $1.00 par value per share (the "Common Stock"), offered hereby are being sold by Host Marriott Corporation (the "Company"). Of the 25,000,000 shares of Common Stock offered by the Company, 5,000,000 shares are being offered for sale outside the United States and Canada by the International Managers (the "International Offering") and 20,000,000 shares are being offered for sale in the United States and Canada in a concurrent offering by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers. See "Underwriting."

  The Common Stock of the Company is traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "HMT." On March 22, 1996, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $12 7/8 per share. See "Price Range of the Common Stock and Dividends."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
                                              PRICE   UNDERWRITING    PROCEEDS
                                              TO THE  DISCOUNTS AND    TO THE
                                              PUBLIC COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share....................................  $           $             $
Total (3).................................... $          $             $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several U.S. Underwriters and International Managers (collectively, the "Underwriters") against certain liabilities including liabilities under the Securities Act of 1983, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters an option exercisable within 30 days after the date herein to purchase up to 3,750,000 additional shares of Common Stock, on the same terms and conditions as set forth above, at the Price to the Public, less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions,
 and Proceeds to the Company will be $    , $     and $    , respectively. See
 "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in New York, New York on or about        , 1996.

DONALDSON, LUFKIN & JENRETTE
    SECURITIES CORPORATION

        GOLDMAN SACHS INTERNATIONAL

               SALOMON BROTHERS INTERNATIONAL LIMITED

                     SMITH BARNEY INC.

                           MONTGOMERY SECURITIES

                                                 BANKERS TRUST INTERNATIONAL PLC

                                                                      SCHRODERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRIT-ERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAK-ING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
Available Information.....................................................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................  10
The Company...............................................................  13
Use of Proceeds...........................................................  13
Dividend Policy...........................................................  13
Capitalization............................................................  14
Pro Forma Condensed Consolidated Financial Data...........................  15
Selected Historical Financial Data........................................  22
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  23
Business and Properties...................................................  36
Relationship Between the Company and HM Services After the Special
 Dividend.................................................................  49
Relationship Between the Company and Marriott International...............  51
Management................................................................  57
Certain Relationships and Transactions....................................  63
Ownership of Company Securities...........................................  64
Description of Capital Stock..............................................  65
Price Range of the Common Stock and Dividends.............................  69
Purposes and Antitakeover Effects of Certain Provisions of the Company
 Certificate and Bylaws and the Marriott International Purchase Right.....  70
Certain United States Federal Tax Consequences to Non-United States
 Holders of Common Stock..................................................  75
Underwriting..............................................................  78
Legal Matters.............................................................  81
Experts...................................................................  81
Index to Financial Statements............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,000,000 SHARES



               [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                          GOLDMAN SACHS INTERNATIONAL

                     SALOMON BROTHERS INTERNATIONAL LIMITED

                               SMITH BARNEY INC.

                             MONTGOMERY SECURITIES

                        BANKERS TRUST INTERNATIONAL PLC

                                   SCHRODERS

                                 MARCH  , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities registered hereby. The information is subject to future contingencies.

   Registration Fee................................................. $  116,487
   NASD Fees........................................................     30,500
   Blue Sky Fees and Expenses.......................................     25,000
   Stock Exchange Fees..............................................    125,000
   Legal Fees.......................................................    300,000
   Accounting Fees..................................................    300,000
   Printing.........................................................    900,000
   Miscellaneous....................................................  1,008,013
                                                                     ----------
                                                                     $2,805,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article Eleven and Article Sixteen of the Company's Certificate and Section
7.7 of the Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions." The Company Certificate and the Bylaws are included as exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part.

  Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Bylaws.

  Elimination of Liability in Certain Circumstances. Article Sixteen of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent such limitation of liability provisions as are provided in Article Sixteen, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteen eliminates liability of directors for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteen does not eliminate director liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

  While the Director Liability and Indemnification Provisions provide directors with protection from awards of monetary damages for breaches of the duty of care, they do not eliminate the directors' duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Sixteen, which eliminates liability as described above, will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

  Indemnification and Insurance. Under Section 145 of the Delaware General Corporation Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

  Section 7.7 of the Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to
Section 145 of the Delaware General Corporation Law.

  Article Eleven of the Company Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him, except in such cases where the director, officer or employee is adjudged guilty of willful misconduct or malfeasance in the performance of his duties. Article Eleven also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
  *1.(i)     Underwriting Agreement dated as of March  , 1996 among the
             Underwriters and the Company.
  *1.(ii)    Agreement regarding sale of shares of Common Stock dated as of
             March  , 1996 among the Underwriters, the Company, Richard E.
             Marriott and J.W. Marriott, Jr.
   2.(i)     Memorandum of Understanding between Marriott Corporation and
             Certain Bondholders dated as of March 10, 1993 (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).
   2.(ii)    Stipulation and Agreement of Compromise and Settlement
             (incorporated by reference from Registration Statement No. 33-
             62444).
   3.1(i)    Restated Certificate of Incorporation of Marriott Corporation
             (incorporated by reference to Current Report on Form 8-K dated
             October 23, 1993).
   3.1(ii)   Certificate of Correction filed to correct a certain error in the
             Restated Certificate of Incorporation of Host Marriott Corporation
             filed in the Office of the Secretary of State of Delaware on
             August 11, 1992, filed in the Office of the Secretary of State of
             Delaware on October 11, 1994 (incorporated by reference to
             Registration Statement No. 33-54545).
   3.2       Amended Marriott Corporation Bylaws (incorporated by reference to
             Current Report on Form 8-K dated October 23, 1993).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   4.1(i)    Third Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of December 1, 1986
             (incorporated by reference from Current Report on Form 8-K dated
             December 10, 1986).
   4.1(ii)   Fourth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 1, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             May 7, 1987).
   4.1(iii)  Fifth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of June 12, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             June 18, 1987).
   4.1(iv)   Sixth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of October 23, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             October 30, 1987).
   4.1(v)    Twelfth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of July 11, 1991
             (incorporated by reference from Current Report on Form 8-K dated
             July 19, 1991).
   4.1(vi)   Thirteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 22, 1992
             (incorporated by reference from Current Report on Form 8-K dated
             April 29, 1992).
   4.1(vii)  Fourteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 28, 1992
             (incorporated by reference from Current Report on Form 8-K dated
             May 5, 1992).
   4.1(viii) Fifteenth Supplemental Indenture between Marriott Corporation and
             Bank One, Columbus, NA. dated as of October 8, 1993 ((incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).
   4.2(i)    Rights Agreement between Marriott Corporation and the Bank of New
             York as Rights Agent dated February 3, 1989 (incorporated by reference to Registration Statement No. 33-62444).
   4.2(ii)   First Amendment to Rights Agreement between Marriott Corporation and Bank of New York as Rights Agent dated as of October 8, 1993
             (incorporated by reference to Registration Statement No. 33-
             51707).
   4.3       Indenture by and among HMC Acquisition Properties, Inc., as
             Issuer, HMC SFO, Inc., as Subsidiary Guarantors, and Marine
             Midland Bank, as Trustee (incorporated by reference to
             Registration Statement No. 333-00768).
   4.4       Indenture by and among HMH Properties Inc., as Issuer, HMH
             Courtyard Properties, Inc., HMC Retirement Properties, Inc.,
             Marriott Financial Services, Inc., Marriott SBM Two Corporation,
             HMH Pentagon Corporation and Host Airport Hotels, Inc., as
             Subsidiary Guarantors, and Marine Midland Bank, as Trustee
             (incorporated by reference to Registration Statement No. 33-
             95058).
   4.5(i)    Warrant Agreement dated as of October 14, 1994 by and between Host
             Marriott Corporation and First Chicago Trust Company of New York
             as Warrant Agent (incorporated by reference to Registration
             Statement No. 33-80801).
   4.5(ii)   First Supplemental Warrant Agreement dated December 22, 1995 by and among Host Marriott Corporation, Host Marriott Services
             Corporation and First Chicago Trust Company as Warrant Agent
             (incorporated by reference to Registration Statement No. 33-
             80801).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 * 5         Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.
  10.1       Marriott Corporation Executive Deferred Compensation Plan dated as of December 6, 1990 (incorporated by reference from Exhibit 19(i)
             of the Annual Report on Form 10-K for the fiscal year ended
             December 28, 1991).
  10.2       Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan
             effective as of October 8, 1993 (incorporated by reference from
             Current Report on Form 8-K dated October 23, 1993).
  10.3       Distribution Agreement dated as of September 15, 1993 between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.4       Amendment No. 1 to the Distribution Agreement dated September 15,
             1993 by and among Host Marriott Corporation, Host Marriott
             Services Corporation and Marriott International (incorporated by reference from Current Report on Form 8-K dated January 16, 1996).
  10.5       Distribution Agreement dated December 22, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference from Current Report on Form 8-K dated
             January 16, 1996).
  10.6       Tax Sharing Agreement dated as of October 5, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.7       Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.8       Amendment No. 1 to the Assignment and License Agreement dated as of October 8, 1993 by and between Marriott International, Inc. and
             Host Marriott Corporation (incorporated by reference from Current
             Report on Form 8-K dated January 16, 1996).
  10.9       Transitional Corporate Services Agreement dated December 28, 1995 by and between Host Marriott Corporation and Host Marriott
             Services Corporation (incorporated by reference from Current
             Report on Form 8-K dated January 16, 1996).
  10.10      Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.11      Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.12      Amendment No. 1 to the Noncompetition Agreement dated October 8,
             1993 by and between Host Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current Report on Form 8-K dated January 16, 1996).
 +10.13      Host Marriott Lodging Management Agreement--Marriott Hotels,
             Resorts and Hotels dated September 25, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Registration Statement No. 33-
             51707).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard Hotels dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
  10.15(i)   Consolidation Letter Agreement pertaining to Courtyard Hotels dated September 25, 1993 between a subsidiary of Marriott
             International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).
  10.16(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated
             September 25, 1993 between a subsidiary of Marriott International,
             Inc. and a subsidiary of the Company (incorporated by reference to
             Registration Statement No. 33-51707).
  10.17      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of December 29, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference from Current Report on Form 8-K dated
             January 16, 1996).
  10.18      Tax Sharing Agreement dated as of December 29, 1995 by and between
             Host Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference from Current Report on Form 8-K dated
             January 16, 1996).
  10.19      Marriott/Host Marriott Employees' Profit Sharing Retirement and
             Savings Plan and Trust (incorporated by reference from
             Registration Statement No. 33-62444).
  10.20      Working Capital Agreement by and between Host Marriott Corporation and Marriott International, Inc. dated as of September 25, 1993
             (incorporated by reference from Registration Statement No. 33-
             62444).
  10.21      Sale--Purchase Agreement dated as of November 2, 1995 between The
             Port Authority of New York and New Jersey, as Seller, and Host
             Marriott Corporation as Purchaser (incorporated by reference from
             Current Report on Form 8-K dated January 8, 1996).
  10.22      Purchase Agreement dated June 2, 1995 by and between MRI Business
             Properties Fund, Ltd. II, as Seller, and HMH Rivers, Inc., as
             Purchaser (incorporated by reference from Current Report on Form
             8-K dated July 3, 1995).
  10.23      Purchase Agreement dated October 31, 1995 by and between 1028796
             Ontario Limited and Marriott Corporation of Canada Ltd. as
             Sellers, and HMC Toronto EC, Inc. as Purchaser (incorporated by reference from Current Report on Form 8-K dated November 20,
             1995).
  10.24      Purchase and Sale Agreement dated as of June 7, 1995 between
             Potomac Hotel Limited Partnership, as Seller, and Host Marriott
             Corporation, as Purchaser (incorporated by reference from Current
             Report on Form 8-K dated September 6, 1995).
  10.25      $225,000,000 Revolving Line and Guarantee Reimbursement Agreement
             dated as of June 26, 1995 among Host Marriott Corporation as
             Borrower, Marriott International, Inc. as Lender, and certain
             Subsidiaries of Host Marriott Corporation as Guarantors
             (incorporated by reference from Current Report on Form 8-K dated
             July 17, 1995).
  11         Statement re: Computation of Per Share Earnings.

EXHIBIT NO.  DESCRIPTION
-----------  -----------
  12         Computation of Ratio of Earnings to Fixed Charges.
 *22         Subsidiaries of Host Marriott Corporation.
 *23.1       Consent of Arthur Andersen LLP
 *23.2       Consent of KPMG Peat Marwick LLP
 *23.3       Consent of Ernst & Young LLP
 *23.4       Consent of Christopher G. Townsend, Esq. (included in his opinion filed as Exhibit 5).

--------
 + Agreement filed is illustrative of numerous other agreements to which the Company is a party.

 * Filed herewith.

  (B) FINANCIAL STATEMENTS SCHEDULES

  The following financial statement schedules of Host Marriott Corporation are included:

     Schedule I   --Condensed financial information of
     Schedule III registrant                            S-2 to S-6
                  --Real estate and accumulated depreciation   S-7
                  to S-8

  All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

ITEM 17: UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, ON MARCH 26 1996.


                                         Host Marriott Corporation

                                                            *
                                         By____________________________________
                                                 ROBERT E. PARSONS, JR.
                                              Executive Vice President and
                                                Chief Financial Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Christopher G. Townsend and Pamela J. Murch and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURES                      TITLE                 DATE
             ----------                      -----                 ----
                 *                    President, Chief
------------------------------------   Executive Officer      March 26, 1996
         TERENCE C. GOLDEN             (Principal
                                       Executive Officer)
                                       and Director

                 *                    Executive Vice
------------------------------------   President and          March 26, 1996
       ROBERT E. PARSONS, JR.          Chief Financial
                                       Officer (Principal
                                       Financial Officer)

                 *
------------------------------------  Vice President and      March 26, 1996
         DONALD D. OLINGER             Corporate
                                       Controller
                                       (Principal
                                       Accounting
                                       Officer)

                 *                    Chairman of the
------------------------------------   Board of Directors     March 26, 1996
        RICHARD E. MARRIOTT

                 *                    Director
------------------------------------                          March 26, 1996
         R. THEODORE AMMON


             SIGNATURES              TITLE                         DATE

                 *                    Director
------------------------------------                          March 26, 1996
         J.W. MARRIOTT, JR.

                 *                    Director
------------------------------------                          March 26, 1996
        ANN DORE MCLAUGHLIN

                 *                    Director
------------------------------------                          March 26, 1996
          HARRY L. VINCENT

*By   /s/ Christopher G. Townsend
------------------------------------
      CHRISTOPHER G. TOWNSEND
          ATTORNEY-IN-FACT

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

TO HOST MARRIOTT CORPORATION

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Host Marriott Corporation and subsidiaries (formerly Marriott Corporation) included in this registration statement and have issued our report thereon dated February 26, 1996. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules appearing on pages S-2 through S-8 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.
February 26, 1996

                                                                      SCHEDULE I
                                                                     PAGE 1 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS

                                                     DECEMBER 29, DECEMBER 30,
                                                         1995         1994
                                                     ------------ ------------
                                                           (IN MILLIONS)
                                    ASSETS
Property and Equipment..............................    $1,427       $1,676
Investments in Affiliates...........................        26           31
Notes Receivable....................................        65           11
Due from Hotel Managers.............................        38           31
Investment in and Advances to Restricted
 Subsidiaries.......................................       598          919
Other Assets........................................       130           70
Cash and Cash Equivalents...........................        78           42
                                                        ------       ------
    Total Assets....................................    $2,362       $2,780
                                                        ======       ======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Debt................................................    $1,094       $1,362
Accounts Payable and Accrued Expenses...............        40           52
Deferred Income Taxes...............................       423          476
Other Liabilities...................................       130          139
Net Investment in Discontinued Operations...........       --            41
                                                        ------       ------
    Total Liabilities...............................     1,687        2,070
                                                        ------       ------
Shareholders' Equity
  Convertible Preferred Stock.......................       --            13
  Common Stock......................................       160          154
  Additional Paid-in Capital........................       499          479
  Retained Earnings.................................        16           64
                                                        ------       ------
                                                           675          710
                                                        ------       ------
    Total Liabilities and Shareholders' Equity......    $2,362       $2,780
                                                        ======       ======

--------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.

           See Accompanying Notes to Condensed Financial Information.

                                                                      SCHEDULE I
                                                                     PAGE 2 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF OPERATIONS
 FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

                                                             1995   1994  1993
                                                             -----  ----  ----
                                                              (IN MILLIONS)
Revenues...................................................  $ 229  $163  $291
Operating costs and expenses...............................    233   122   288
                                                             -----  ----  ----
Operating profit (loss) before minority interest,
 corporate expenses and interest...........................     (4)   41     3
Minority interest..........................................     (2)   (1)   (1)
Corporate expenses.........................................    (23)  (19)  (27)
Interest expense...........................................   (105)  (86) (133)
Interest income............................................     11    12    12
                                                             -----  ----  ----
Loss before income taxes, equity in earnings of
 subsidiaries and
 cumulative effect of changes in accounting principles.....   (123)  (53) (146)
Equity in earnings of Restricted Subsidiaries..............     28    27    57
Benefit for income taxes...................................     13     7    22
                                                             -----  ----  ----
Loss from continuing operations before equity in earnings
 of Marriott International and cumulative effect of changes
 in accounting principles..................................    (82)  (19)  (67)
Equity in earnings of Marriott International, net-of-tax...    --    --    123
Loss from discontinued operations, net-of-tax..............    (61)   (6)   (4)
                                                             -----  ----  ----
Income (loss) before cumulative effect of changes in
 accounting principles.....................................   (143)  (25)   52
Cumulative effect of changes in accounting principles......    --    --     (2)
                                                             -----  ----  ----
  Net income (loss)........................................  $(143) $(25) $ 50
                                                             =====  ====  ====

--------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information.

                                                                      SCHEDULE I
                                                                     PAGE 3 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS
 FISCAL YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

                                                            1995  1994   1993
                                                            ----  -----  -----
                                                             (IN MILLIONS)
CASH FROM (USED IN) OPERATIONS............................. $(25) $  34  $  81
                                                            ----  -----  -----
INVESTING ACTIVITIES
  Net proceeds from sale of assets.........................   18     45     46
  Capital expenditures.....................................  (88)  (133)  (100)
  Acquisitions.............................................  (61)  (417)   --
  Dividends from Restricted Subsidiaries...................   36    --     --
  Other....................................................   50     99    (32)
                                                            ----  -----  -----
  Cash used in investing activities........................  (45)  (406)   (86)
                                                            ----  -----  -----
FINANCING ACTIVITIES
  Issuances of debt........................................  175    211    287
  Issuances of common stock................................   13    238     12
  Repayments of debt....................................... (245)   (91)  (453)
  Transfers from Marriott International and Restricted
   Subsidiaries, net.......................................  163      4    357
  Dividends paid...........................................  --     --     (33)
  Cash distributed to Marriott International...............  --     --    (272)
                                                            ----  -----  -----
  Cash from (used in) financing activities.................  106    362   (102)
                                                            ----  -----  -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........... $ 36  $ (10) $(107)
                                                            ====  =====  =====

--------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information.

                                                                     SCHEDULE I
                                                                    PAGE 4 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                   NOTES TO CONDENSED FINANCIAL INFORMATION

A) The accompanying condensed financial information of Host Marriott Corporation (the "Parent Company") present the financial position, results of operations and cash flows of the Parent Company with the investment in, and operations of, consolidated subsidiaries with restricted net assets on the equity method of accounting.

  In May 1995, HMH Properties, Inc. ("Properties"), an indirect, wholly-owned subsidiary of the Parent Company, issued $600 million of 9.5% senior notes at par value with a final maturity of May 2005 (the "Properties Notes"). The Properties Notes are secured by a pledge of the stock of certain of their respective subsidiaries and are guaranteed, jointly and severally, by all of Properties' subsidiaries. The indenture governing the Properties Notes contains covenants that, among other things, limit the ability of Properties and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Properties subsidiaries and enter into certain mergers and consolidations. The net assets of Properties at December 29, 1995 were approximately $380 million, substantially all of which were restricted.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect, wholly-owned subsidiary of the Parent Company, issued $350 million of 9% senior notes (the "Acquisition Notes") at par value with a final maturity of December 2007. The Acquisition Notes are guaranteed by Acquisitions' subsidiary. The indenture governing the Acquisition Notes contains covenants that, among other things, limit the ability of Acquisitions and subsidiary to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Acquisitions' subsidiary and enter into certain mergers and consolidations. The net assets of Acquisitions at December 29, 1995 were approximately $225 million, substantially all of which were restricted.

  On October 8, 1993 (the "Marriott International Distribution Date"), the Parent Company distributed, through a special tax-free dividend (the "Marriott International Distribution") to holders of its common stock (on a share-for-share basis) all outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, Inc. ("Marriott International"). In connection with the Marriott International Distribution, the Parent Company completed an exchange offer ("Exchange Offer") pursuant to which holders of senior notes in an aggregate principal amount of approximately $1.2 billion ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) common stock and (iii) new senior notes ("Hospitality Notes") issued by Host Marriott Hospitality, Inc. ("Hospitality"), a wholly owned subsidiary of HMH Holdings, Inc. ("Holdings"), which is a wholly-owned subsidiary of the Parent Company. The Hospitality Notes were redeemed in the second quarter of 1995 partially with the net proceeds from the Properties Notes. The indenture governing the Hospitality Notes contained covenants that, among other things, limited the ability of Hospitality and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions, create liens, enter into certain transactions with affiliates, sell certain assets and limit the activities of Holdings. Substantially all of Hospitality's net assets were restricted. Holdings' primary asset was the capital stock of Hospitality and was the borrower of a $630 million line of credit with Marriott International which was terminated during 1995. During 1995, Holdings was liquidated and merged upstream into Host Marriott.

                                                                     SCHEDULE I
                                                                    PAGE 5 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

             NOTES TO CONDENSED FINANCIAL INFORMATION--(CONTINUED)

  Properties, Acquisitions and Holdings are restricted subsidiaries of the Parent Company (the "Restricted Subsidiaries") and are accounted for under the equity method of accounting on the accompanying condensed financial information of the Parent Company.

B) Under the terms of the Exchange Offer, the Parent Company secured the Old Series I Notes with a principal balance of $87 million equally and ratably with the Hospitality Notes issued in the Exchange Offer. The Old Series I Notes were repaid upon maturity in May 1995. Investment in and advances to restricted subsidiaries include $87 million at December 30, 1994, which were pushed down to Hospitality prior to its repayment.

  In fiscal year 1993, for the period from the beginning of the year through October 8, 1993, Hospitality's financial statements reflect the pushed-down effects of 100% of that portion of the Old Notes that would have been replaced with the Hospitality Notes had the Company received tenders for 100% of the aggregate amount of Old Notes that were subject to the Exchange Offer.

  Interest expense related to the pushed-down debt discussed above of $4 million in 1995, $8 million in 1994 and $63 million in 1993 is included in interest expense in the accompanying condensed statements of income.

C) In 1995, Properties paid $36 million of cash dividends to the Parent Company as permitted under its indenture agreement. There were no cash dividends paid to the Parent Company in 1994 and 1993.

D) Aggregate debt maturities at December 29, 1995, excluding capital lease obligations, are (in millions):

     1996................................................................ $  118
     1997................................................................     40
     1998................................................................    326
     1999................................................................      3
     2000................................................................     51
     Thereafter..........................................................    545
                                                                          ------
                                                                          $1,083
                                                                          ======

E) The accompanying statements of income reflect the equity in earnings of Restricted Subsidiaries, including Hospitality, after elimination of interest expense (see Note B) and before income taxes. The Restricted Subsidiaries are included in the consolidated income tax returns of Host Marriott Corporation.

F) As more fully described in Note 2 to the Company's consolidated financial statements, the Company completed a special dividend to shareholders on December 29, 1995 of its operating group ("Operating Group") which comprises its food, beverage and merchandise concessions business. The accompanying condensed financial information has been changed to reflect the Operating Group as discontinued operations.

                                                                    SCHEDULE III
                                                                     PAGE 1 OF 2

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                                       GROSS AMOUNT AT
                             INITIAL COSTS                            DECEMBER 29, 1995
                           ------------------                     -------------------------
                                              SUBSEQUENT  ASSET                                             DATE OF
                                 BUILDINGS &     COSTS    WRITE-        BUILDINGS &         ACCUMULATED  COMPLETION OF   DATE
    DESCRIPTION       DEBT LAND  IMPROVEMENTS CAPITALIZED  DOWN   LAND  IMPROVEMENTS TOTAL  DEPRECIATION CONSTRUCTION  ACQUIRED
    -----------       ---- ----- ------------ ----------- ------  ----- ------------ ------ ------------ ------------- --------
Full-service Hotels:
  New York Marriott
  Marquis Hotel,
  New York, NY......  $339 $ --     $  552       $ 19     $ --    $ --     $  571    $  571    $ (93)          1986        N/A
  San Francisco
  Moscone Center,
  San Francisco,
  CA................   230   --        278          4       --      --        282       282      (27)          1989        N/A
  Other full-service
  properties, each
  less than 5% of
  total.............   403   158     1,288        251       --      159     1,538     1,697     (216)       various    various
                      ---- -----    ------       ----     -----   -----    ------    ------    -----
    Total full-
    service.........   972   158     2,118        274       --      159     2,391     2,550     (336)
Courtyard...........   --     41       149          3        (6)     41       146       187      (19)       various        N/A
Residence Inn.......   --     38       104         21        (4)     40       119       159      (13)       various        N/A
Other properties,
each less than 5% of
total...............   --    132         5         13       (60)     80        10        90       (6)       various        N/A
                      ---- -----    ------       ----     -----   -----    ------    ------    -----
    Total...........  $972  $369    $2,376       $311     $ (70)   $320    $2,666    $2,986    $(374)
                      ==== =====    ======       ====     =====   =====    ======    ======    =====
                      DEPRECIATION
    DESCRIPTION           LIFE
    -----------       ------------
Full-service Hotels:
  New York Marriott
  Marquis Hotel,
  New York, NY......         50
  San Francisco
  Moscone Center,
  San Francisco,
  CA................         50
  Other full-service
  properties, each
  less than 5% of
  total.............         40
    Total full-
    service.........
Courtyard...........         40
Residence Inn.......         40
Other properties,
each less than 5% of
total...............    various
    Total...........

                                                                   SCHEDULE III
                                                                    PAGE 2 OF 2

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 29, 1995
                                 (IN MILLIONS)

NOTES:

(A) The change in total cost of properties for the fiscal years ended December 29, 1995 and December 30, 1994 is as follows:

     Balance at December 31, 1993....................................... $2,681
      Additions:
       Acquisitions.....................................................    502
       Capital expenditures.............................................     40
      Deductions:
       Dispositions and other...........................................   (436)
                                                                         ------
     Balance at December 30, 1994.......................................  2,787
      Additions:
       Acquisitions.....................................................    356
       Capital expenditures.............................................     25
       Transfers of Construction in Progress............................    185
      Deductions:
       Dispositions and other...........................................   (367)
                                                                         ------
     Balance at December 29, 1995....................................... $2,986
                                                                         ======

(B) The change in accumulated depreciation and amortization for the fiscal years ended December 29, 1995 and December 30, 1994 is as follows:

     Balance at December 31, 1993......................................... $301
      Depreciation and amortization.......................................   59
      Dispositions and other..............................................  (27)
                                                                           ----
     Balance at December 30, 1994.........................................  333
      Depreciation and amortization.......................................   65
      Dispositions and other..............................................  (24)
                                                                           ----
     Balance at December 29, 1995......................................... $374
                                                                           ====

(C) The aggregate cost of properties for Federal income tax purposes is approximately $3,075 million at December 29, 1995.

(D) The total cost of properties excludes construction-in-progress properties.

                                 EXHIBIT INDEX

   EXHIBIT                                                                 PAGE
   NUMBER    DESCRIPTION                                                   NO.
   -------   -----------                                                   ----
  *1.(i)     Underwriting Agreement dated as of March  , 1996 among the
             Underwriters and the Company.
  *1.(ii)    Agreement regarding sale of shares of Common Stock dated as of March  , 1996 among the Underwriters, the Company,
             Richard E. Marriott and J.W. Marriott, Jr.
   2.(i)     Memorandum of Understanding between Marriott Corporation
             and Certain Bondholders dated as of March 10, 1993
             (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).
   2.(ii)    Stipulation and Agreement of Compromise and Settlement
             (incorporated by reference from Registration Statement No.
             33-62444).
   3.1(i)    Restated Certificate of Incorporation of Marriott
             Corporation (incorporated by reference to Current Report on
             Form 8-K dated October 23, 1993).
   3.1(ii)   Certificate of Correction filed to correct a certain error in the Restated Certificate of Incorporation of Host
             Marriott Corporation filed in the Office of the Secretary
             of State of Delaware on August 11, 1992, filed in the
             Office of the Secretary of State of Delaware on October 11,
             1994 (incorporated by reference to Registration Statement
             No. 33-54545).
   3.2       Amended Marriott Corporation Bylaws (incorporated by
             reference to Current Report on Form 8-K dated October 23,
             1993).
   4.1(i)    Third Supplemental Indenture between Marriott Corporation
             and The First National Bank of Chicago dated as of December
             1, 1986 (incorporated by reference from Current Report on
             Form 8-K dated December 10, 1986).
   4.1(ii)   Fourth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 1,
             1987 (incorporated by reference from Current Report on Form
             8-K dated May 7, 1987).
   4.1(iii)  Fifth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of June 12,
             1987 (incorporated by reference from Current Report on Form
             8-K dated June 18, 1987).
   4.1(iv)   Sixth Supplemental Indenture between Marriott Corporation
             and The First National Bank of Chicago dated as of October
             23, 1987 (incorporated by reference from Current Report on
             Form 8-K dated October 30, 1987).
   4.1(v)    Twelfth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of July 11,
             1991 (incorporated by reference from Current Report on Form
             8-K dated July 19, 1991).
   4.1(vi)   Thirteenth Supplemental Indenture between Marriott
             Corporation and The First National Bank of Chicago dated as of April 22, 1992 (incorporated by reference from Current
             Report on Form 8-K dated April 29, 1992).
   4.1(vii)  Fourteenth Supplemental Indenture between Marriott
             Corporation and The First National Bank of Chicago dated as of April 28, 1992 (incorporated by reference from Current
             Report on Form 8-K dated May 5, 1992).
   4.1(viii) Fifteenth Supplemental Indenture between Marriott
             Corporation and Bank One, Columbus, NA. dated as of October
             8, 1993 (incorporated by reference from Current Report on
             Form 8-K dated October 23, 1993).
   4.2(i)    Rights Agreement between Marriott Corporation and the Bank of New York as Rights Agent dated February 3, 1989
             (incorporated by reference to Registration Statement No.
             33-62444).

  EXHIBIT                                                                  PAGE
   NUMBER   DESCRIPTION                                                    NO.
  -------   -----------                                                    ----
    4.2(ii) First Amendment to Rights Agreement between Marriott
            Corporation and Bank of New York as Rights Agent dated as of
            October 8, 1993 (incorporated by reference to Registration
            Statement No. 33-51707).
    4.3     Indenture by and among HMC Acquisition Properties, Inc., as
            Issuer, HMC SFO, Inc., as Subsidiary Guarantors, and Marine
            Midland Bank, as Trustee (incorporated by reference to
            Registration Statement No. 333-00768).
    4.4     Indenture by and among HMH Properties Inc., as Issuer, HMH
            Courtyard Properties, Inc., HMC Retirement Properties, Inc.,
            Marriott Financial Services, Inc., Marriott SBM Two
            Corporation, HMH Pentagon Corporation and Host Airport
            Hotels, Inc., as Subsidiary Guarantors, and Marine Midland
            Bank, as Trustee (incorporated by reference to Registration
            Statement No. 33-95058).
    4.5(i)  Warrant Agreement dated as of October 14, 1994 by and between Host Marriott Corporation and First Chicago Trust
            Company of New York as Warrant Agent (incorporated by
            reference to Registration Statement No. 33-80801).
    4.5(ii) First Supplemental Warrant Agreement dated December 22, 1995 by and among Host Marriott Corporation, Host Marriott
            Services Corporation and First Chicago Trust Company as
            Warrant Agent (incorporated by reference to Registration
            Statement No. 33-80801).
  * 5       Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.
   10.1     Marriott Corporation Executive Deferred Compensation Plan
            dated as of December 6, 1990 (incorporated by reference from
            Exhibit 19(i) of the Annual Report on Form 10-K for the
            fiscal year ended December 28, 1991).
   10.2     Host Marriott Corporation 1993 Comprehensive Stock Incentive
            Plan effective as of October 8, 1993 (incorporated by
            reference from Current Report on Form 8-K dated October 23,
            1993).
   10.3     Distribution Agreement dated as of September 15, 1993
            between Marriott Corporation and Marriott International,
            Inc. (incorporated by reference from Current Report on Form
            8-K dated October 23, 1993).
   10.4     Amendment No. 1 to the Distribution Agreement dated
            September 15, 1993 by and among Host Marriott Corporation,
            Host Marriott Services Corporation and Marriott
            International (incorporated by reference from Current Report on Form 8-K dated January 16, 1996).
   10.5     Distribution Agreement dated December 22, 1995 by and
            between Host Marriott Corporation and Host Marriott Services
            Corporation (incorporated by reference from Current Report on Report 8-K dated January 16, 1996).
   10.6     Tax Sharing Agreement dated as of October 5, 1993 by and
            between Marriott Corporation and Marriott International,
            Inc. (incorporated by reference from Current Report on Form
            8-K dated October 23, 1993) (incorporated by reference from
            Current Report on Form 8-K dated January 16, 1996).
   10.7     Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott
            International, Inc. (incorporated by reference from Current
            Report on Form 8-K dated October 23, 1993).
   10.8     Amendment No. 1 to the Assignment and License Agreement
            dated as of October 8, 1993 by and between Marriott
            International, Inc. and Host Marriott Corporation
            (incorporated by reference from Current Report on Form 8-K dated January 16, 1996).

   EXHIBIT                                                                 PAGE
   NUMBER    DESCRIPTION                                                   NO.
   -------   -----------                                                   ----
  10.9       Transitional Corporate Services Agreement dated December
             28, 1995 by and between Host Marriott Corporation and Host
             Marriott Services Corporation (incorporated by reference
             from Current Report on Form 8-K dated January 16, 1996).
  10.10      Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current
             Report on Form 8-K dated October 23, 1993).
  10.11      Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International,
             Inc. (incorporated by reference from Current Report on Form
             8-K dated October 23, 1993).
  10.12      Amendment No. 1 to the Noncompetition Agreement dated
             October 8, 1993 by and between Host Marriott Corporation
             and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated January 16, 1996).
 +10.13      Host Marriott Lodging Management Agreement--Marriott
             Hotels, Resorts and Hotels dated September 25, 1993 by and between Marriott Corporation and Marriott International,
             Inc. (incorporated by reference to Registration Statement
             No. 33-51707).
 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard
             Hotels dated September 25, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).
 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns
             dated September 25, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).
  10.15(i)   Consolidation Letter Agreement pertaining to Courtyard
             Hotels dated September 25, 1993 between a subsidiary of
             Marriott International, Inc. and a subsidiary of the
             Company (incorporated by reference to Registration
             Statement No. 33-51707).
  10.16(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated September 25, 1993 between a subsidiary of Marriott
             International, Inc. and a subsidiary of the Company
             (incorporated by reference to Registration Statement No.
             33-51707).
  10.17      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of December 29, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference from Current Report on Form 8-K dated January 16, 1996).
  10.18      Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott
             Services Corporation (incorporated by reference from
             Current Report on Form 8-K dated January 16, 1996).
  10.19      Marriott/Host Marriott Employees' Profit Sharing Retirement
             and Savings Plan and Trust (incorporated by reference from
             Registration Statement No. 33-62444).
  10.20      Working Capital Agreement by and between Host Marriott
             Corporation and Marriott International, Inc. dated as of
             September 25, 1993 (incorporated by reference from
             Registration Statement No. 33-62444).
  10.21      Sale--Purchase Agreement dated as of November 2, 1995
             between The Port Authority of New York and New Jersey, as
             Seller, and Host Marriott Corporation as Purchaser
             (incorporated by reference from Current Report on Form 8-K dated January 8, 1996).

 EXHIBIT                                                                   PAGE
 NUMBER  DESCRIPTION                                                       NO.
 ------- -----------                                                       ----
  10.22  Purchase Agreement dated June 2, 1995 by and between MRI
         Business Properties Fund, Ltd. II, as Seller, and HMH Rivers,
         Inc., as Purchaser (incorporated by reference from Current
         Report on Form 8-K dated July 3, 1995).
  10.23  Purchase Agreement dated October 31, 1995 by and between
         1028796 Ontario Limited and Marriott Corporation of Canada Ltd.
         as Sellers, and HMC Toronto EC, Inc. as Purchaser (incorporated by reference from Current Report on Form 8-K dated November 20,
         1995).
  10.24  Purchase and Sale Agreement dated as of June 7, 1995 between
         Potomac Hotel Limited Partnership, as Seller, and Host Marriott
         Corporation, as Purchaser (incorporated by reference from
         Current Report on Form 8-K dated September 6, 1995).
  10.25  $225,000,000 Revolving Line and Guarantee Reimbursement
         Agreement dated as of June 26, 1995 among Host Marriott
         Corporation as Borrower, Marriott International, Inc. as
         Lender, and certain Subsidiaries of Host Marriott Corporation as Guarantors (incorporated by reference from Current Report on
         Form 8-K dated July 17, 1995).
  11     Statement re: Computation of Per Share Earnings.
  12     Computation of Ratio of Earnings to Fixed Charges.
 *22     Subsidiaries of Host Marriott Corporation.
 *23.1   Consent of Arthur Andersen LLP
 *23.2   Consent of KPMG Peat Marwick LLP
 *23.3   Consent of Ernst & Young LLP
 *23.4   Consent of Christopher G. Townsend, Esq. (included in his
         opinion filed as Exhibit 5).

--------
 + Agreement filed is illustrative of numerous other agreements to which the Company is a party.

 * Filed herewith.